   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 1997


                                                      REGISTRATION NO. 333-13627
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                AMENDMENT NO. 13
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                        PROGENICS PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          2834                  13-3379479
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                          777 OLD SAW MILL RIVER ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 789-2800
       (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                          PAUL J. MADDON, M.D., PH.D.
          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                        PROGENICS PHARMACEUTICALS, INC.
                          777 OLD SAW MILL RIVER ROAD
                           TARRYTOWN, NEW YORK 10591
                                 (914) 789-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

        DONALD J. MURRAY, ESQ.                    DAVID E. REDLICK, ESQ.
         DEWEY BALLANTINE LLP                       HALE AND DORR LLP
     1301 AVENUE OF THE AMERICAS                     60 STATE STREET
       NEW YORK, NEW YORK 10019                BOSTON, MASSACHUSETTS 02109
            (212) 259-8000                            (617) 526-6000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 19, 1997

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                2,000,000 SHARES

                                 [COMPANY LOGO]
                        Progenics Pharmaceuticals, Inc.
                                  COMMON STOCK
                                 --------------


    All of the shares of Common Stock offered hereby are being sold by Progenics Pharmaceuticals, Inc. ("Progenics" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is anticipated that the initial public offering price will be approximately $8.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq National Market, subject to notice of issuance, under the symbol "PGNX."


          THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                               -----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                          PRICE TO          UNDERWRITING        PROCEEDS TO
                                                           PUBLIC           DISCOUNT(1)          COMPANY(2)
Per Share..........................................          $                   $                   $
Total(3)...........................................          $                   $                   $

(1) See "Underwriting" for information concerning indemnification of the Underwriters and other information.

(2) Before deducting expenses of the offering payable by the Company estimated at $750,000.

(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to 300,000 additional shares of Common Stock at the Price to Public per share, less the Underwriting Discount, for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $        , $       and
    $        , respectively. See "Underwriting."
                              -------------------

    The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the
shares will be made against payment on or about             , 1997 at the office
of CIBC Oppenheimer Corp., CIBC Oppenheimer Tower, World Financial Center, New York, New York 10281.

                              -------------------

CIBC OPPENHEIMER

            BANCAMERICA ROBERTSON STEPHENS

                         VECTOR SECURITIES INTERNATIONAL, INC.

               The date of this Prospectus is             , 1997

GMK GANGLIOSIDE CONJUGATE VACCINE IS PROGENICS' LEAD CANCER THERAPEUTIC
CANDIDATE.

THE COMPANY IS CONDUCTING PIVOTAL PHASE III CLINICAL TRIALS OF GMK FOR THE TREATMENT OF MALIGNANT MELANOMA IN COLLABORATION WITH BRISTOL-MYERS SQUIBB COMPANY.

      [DIAGRAM DEPICTING THE COMPANY'S GANGLIOSIDE CONJUGATE VACCINE, GMK]

                            ------------------------

    The Company was incorporated in December 1986. Its principal executive offices are located at 777 Old Saw Mill River Road, Tarrytown, New York 10591 and its telephone number is (914) 789-2800.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:
(I) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; (II) GIVES EFFECT TO A THREE-FOR-FOUR REVERSE STOCK SPLIT WITH RESPECT TO THE COMPANY'S COMMON STOCK, PAR VALUE $.0013 (THE "COMMON STOCK"), EFFECTED IN 1996; AND (III) GIVES EFFECT TO THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF THE COMPANY'S PREFERRED STOCK, PAR VALUE $.001 PER SHARE (THE "PREFERRED STOCK"), INTO AN AGGREGATE OF 4,259,878 SHARES OF COMMON STOCK. SEE "CAPITALIZATION," "DESCRIPTION OF CAPITAL STOCK" AND "NOTES TO FINANCIAL STATEMENTS." INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                                  THE COMPANY

    Progenics Pharmaceuticals, Inc. ("Progenics" or the "Company") is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases. The Company applies its immunology expertise to develop biopharmaceuticals that induce an immune response or that mimic natural immunity in order to fight cancers, such as malignant melanoma, and viral diseases, such as human immunodeficiency virus ("HIV") infection. Progenics' most advanced product candidate, GMK, is a therapeutic vaccine that is currently undergoing two pivotal Phase III clinical trials for the treatment of melanoma, a deadly form of skin cancer. Progenics' second vaccine product candidate, MGV, is being developed for the treatment of various cancers and commenced Phase I/II clinical trials in September 1996. Based on its participation in the discoveries of two major receptors for HIV, the Company is engaged in research and development of therapeutic products designed to block entry of HIV into human immune system cells. Progenics commenced Phase I/II clinical trials of one of these product candidates, PRO 542, in September 1997 and plans to initiate Phase I/II clinical trials of another product candidate, PRO 367, in the first half of 1998. The Company has entered into a collaboration with Bristol-Myers Squibb Company ("BMS") to develop and commercialize GMK and MGV.

    CANCER THERAPEUTICS

    The Company's GMK and MGV cancer therapeutics are based on proprietary ganglioside conjugate vaccine technology designed to stimulate the immune system to destroy cancer cells. This technology is exclusively licensed by the Company from Memorial Sloan-Kettering Cancer Center ("Sloan-Kettering"). GMK is designed to prevent recurrence of melanoma in patients who are at risk of relapse after surgery. GMK is composed of a ganglioside antigen which is abundant in melanoma cells, conjugated to an immunogenic carrier protein and combined with an adjuvant (an immunological stimulator). In August 1996, the Company commenced the first of three pivotal, randomized, multicenter Phase III clinical trials of GMK. This trial is being conducted in the United States by cooperative cancer research groups supported by the National Cancer Institute ("NCI"). The two additional Phase III clinical trials of GMK will be conducted in a number of countries outside of the United States. One of these trials commenced enrollment of patients in June 1997. The other is expected to commence in the first half of 1998 and will be conducted in Europe by the European Organization for Research and Treatment of Cancer ("EORTC").

    MGV is being developed to treat a wide range of cancers, including colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, neuroblastoma and melanoma. MGV incorporates two ganglioside antigens that are abundant in these and other types of cancer cells. In September 1996, MGV entered Phase I/II clinical trials at Sloan-Kettering.

    In July 1997, the Company and BMS entered into a development and license agreement under which Progenics granted BMS an exclusive worldwide license to GMK and MGV. BMS made related cash payments to the Company of approximately $13.3 million and is obligated to make future payments of up to $61.5 million upon the achievement of specified milestones. In addition, BMS is required to fund continued clinical development of GMK and MGV and to pay royalties on any product sales.

    HIV THERAPEUTICS

    There is considerable need for the development of new HIV therapeutics that address the major problems of viral resistance and drug toxicity that are inherent in currently approved drugs, which target certain enzymes necessary for viral infection and replication. In contrast, the Company's HIV therapeutic programs are based on the CD4 receptor and recently discovered co-receptors, CCR5 and CXCR4, to which binding is necessary for attachment, fusion and entry of the virus into the cell. Progenics applies its universal antiviral binding agent ("UnAB") technology to produce antibody-like molecules designed to neutralize or destroy HIV or HIV-infected cells. This program and the Company's HIV attachment screening program are based on the CD4 receptor. The Company's HIV co-receptor/fusion program is based on CCR5 and CXCR4.

    Progenics' PRO 542 and PRO 367 product candidates utilize the Company's proprietary UnAB technology. Progenics is developing PRO 542 to selectively target HIV and prevent it from infecting healthy cells by binding to the sites on the virus that are required for entry into the cell. PRO 542 is being developed as an immunotherapy to treat HIV-positive individuals and has been shown IN VITRO to neutralize a wide range of HIV clinical strains. The Company initiated Phase I/II clinical trials of PRO 542 in September 1997.

    Progenics is developing PRO 367 as a therapeutic agent designed to kill HIV-infected cells. PRO 367 consists of a UnAB molecule linked to a therapeutic radioisotope and is designed to bind to and destroy HIV-infected cells by delivering a lethal dose of radiation. The Company plans to begin Phase I/II clinical trials of PRO 367 in the first half of 1998.

    In June 1996, the Company's scientists in collaboration with researchers at the Aaron Diamond AIDS Research Center ("ADARC") described in an article published in NATURE the discovery of CCR5, a co-receptor for HIV that mediates fusion of HIV with the cell membrane. The Company is using its proprietary ProSys assays in a program to discover compounds that specifically inhibit the interaction of HIV with HIV co-receptors, including CCR5 and CXCR4, thereby blocking viral fusion and entry. In addition, the Company is using its proprietary HIV attachment assay in a research program to identify small-molecule compounds that inhibit attachment of the virus to the CD4 receptor.

                                  THE OFFERING

Common Stock offered by the Company..........  2,000,000 shares

Common Stock to be outstanding after the
  offering...................................  8,701,553 shares (1)

Use of proceeds..............................  To fund research and development, in-licensing of technology and clinical
                                               trials and for working capital and general
                                               corporate purposes.

Proposed Nasdaq National Market symbol.......  PGNX

Risk factors.................................  This offering involves a high degree of risk.
                                               See "Risk Factors."

------------------------

(1) Based on the number of shares outstanding at September 30, 1997. Excludes as of such date 2,700,460 shares of Common Stock reserved for issuance pursuant to outstanding options under the Company's stock option plans and pursuant to outstanding warrants at a weighted average exercise price $4.68 per share. See "Capitalization" and "Description of Capital Stock."

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                           NINE MONTHS
                                                                                                              ENDED
                                                                         YEARS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                      -------------------------------  --------------------
                                                                        1994       1995       1996       1996       1997
                                                                      ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Research grants...................................................  $     504  $     725  $     521  $     268  $     489
  Product sales.....................................................         52         50         98         67         50
  Interest income...................................................        108         46        106         91        109
  Collaboration revenue.............................................                                                 13,276
                                                                      ---------  ---------  ---------  ---------  ---------
    Total revenues..................................................        664        821        725        426     13,924
                                                                      ---------  ---------  ---------  ---------  ---------
Expenses:
  Research and development..........................................      2,859      3,852      3,700      2,654      5,966
  General and administrative........................................        878      1,094      2,808        984      1,336
  Interest expense..................................................         50         87         51         40        303
  Depreciation and amortization.....................................        289        291        309        230        238
                                                                      ---------  ---------  ---------  ---------  ---------
    Total expenses..................................................      4,076      5,324      6,868      3,908      7,843
                                                                      ---------  ---------  ---------  ---------  ---------
    Operating (loss) income.........................................     (3,412)    (4,503)    (6,143)    (3,482)     6,081
Income taxes........................................................                                                    151
                                                                      ---------  ---------  ---------  ---------  ---------
    Net (loss) income...............................................  ($  3,412) ($  4,503) ($  6,143) ($  3,482) $   5,930
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
Pro forma net (loss) income per common share(1).....................                           ($0.85)                $0.76
                                                                                            ---------             ---------
                                                                                            ---------             ---------
Pro forma weighted average common shares outstanding(1).............                            7,207                 7,803
                                                                                            ---------             ---------
                                                                                            ---------             ---------



                                                                                             SEPTEMBER 30, 1997
                                                                                          -------------------------
                                                                                           ACTUAL    AS ADJUSTED(2)
                                                                                          ---------  --------------
BALANCE SHEET DATA:
Cash and cash equivalents...............................................................  $   7,720    $   21,850
Working capital.........................................................................      7,016        21,146
Total assets............................................................................      8,511        22,641
Capital lease obligations and deferred lease
  liability, long-term portion..........................................................        106           106
Total stockholders' equity..............................................................      7,595        21,725


------------------------

(1) See Note 2 to the Company's Financial Statements for information concerning computation of the pro forma per share data.


(2) As adjusted to reflect (i) the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 4,259,878 shares of Common Stock pursuant to their terms and (ii) the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $8.00 per share, and the receipt of the net proceeds therefrom after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds," "Description of Capital Stock" and the Company's Financial Statements.

                                  RISK FACTORS

    AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS. ANY STATEMENTS CONTAINED HEREIN THAT ARE NOT STATEMENTS OF HISTORICAL FACT MAY BE DEEMED TO BE FORWARD-LOOKING STATEMENTS. FOR EXAMPLE, THE WORDS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THERE ARE A NUMBER OF IMPORTANT FACTORS, INCLUDING THE RISK FACTORS SET FORTH BELOW, THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS.

EARLY STAGE OF PRODUCT DEVELOPMENT; TECHNOLOGICAL UNCERTAINTIES

    The Company is at an early stage of development, and the successful commercialization of any products will require significant further research, development, testing and regulatory approvals and additional investment. Substantially all of the Company's resources have been, and for the foreseeable future will continue to be, dedicated to the development of products for cancer and viral diseases, most of which are still in the early stages of development and testing. There are a number of technological challenges that the Company must successfully address to complete most of its development efforts. In addition, the product development programs conducted by the Company and its collaborators are subject to the risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that the technologies used by the Company will prove to be ineffective or any or all of the Company's product candidates will prove to be unsafe or otherwise fail to receive necessary regulatory approvals; that the product candidates, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude the Company or its collaborators from marketing the products utilizing the Company's technologies; or that third parties will market superior or equivalent products. To the Company's knowledge, no cancer therapeutic vaccine and no drug designed to treat HIV infection by blocking viral entry has been approved for marketing and there can be no assurance that any of the Company's products will be successfully developed. The commercial success of the Company's products, if any, when and if approved for marketing by the U.S. Food and Drug Administration (the "FDA"), will depend upon their acceptance by the medical community and third party payors as clinically useful, cost-effective and safe. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Product Development," "--Manufacturing," "--Government Regulation" and "--Competition."

UNCERTAINTY ASSOCIATED WITH PRECLINICAL AND CLINICAL TESTING

    The grant of regulatory approvals for the commercial sale of any of the Company's potential products will depend in part on the Company and/or its collaborators successfully conducting extensive preclinical and clinical testing to demonstrate their safety and efficacy in humans. The results of preclinical studies by the Company and/or its collaborators may be inconclusive and may not be indicative of results that will be obtained in human clinical trials. In addition, results attained in early human clinical trials relating to the products under development by the Company may not be indicative of results that will be obtained in later clinical trials. As results of particular preclinical studies and clinical trials are received, the Company and/ or its collaborators may abandon projects which they might otherwise have believed to be promising, some of which may be described in this Prospectus.

    Although human clinical trials have commenced with respect to the development of GMK, MGV and PRO 542, the Company is developing other therapeutic products, including PRO 367, on which it plans to file investigational new drug applications ("INDs") with the FDA or make equivalent filings outside of the U.S., and there can be no assurance that necessary preclinical studies on these products will be completed satisfactorily, if at all, or that the Company otherwise will be able to make its intended filings. Further, there can be no assurance that the Company will be permitted to undertake and complete human clinical trials of any of the Company's potential products, either in the U.S. or elsewhere, or, if such trials are permitted, that such products will not have undesirable side effects or other characteristics that may prevent them from being approved or limit their commercial use if approved. Clinical testing is very expensive, and the Company and/or its collaborators will have to devote substantial resources for the payment of clinical trial expenses.

    The rate of completion of the human clinical trials involving the Company's product candidates, if permitted, will be dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the availability of alternative treatments, the proximity of eligible patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment might result in increased costs and delays, which could have a material adverse effect on the Company. The Company, its collaborators or the FDA or other regulatory agencies may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. In addition, clinical trials are often conducted with patients having the most advanced stages of disease. During the course of treatment, these patients can suffer adverse medical effects or die for reasons that may not relate to the product being tested, but which can nevertheless affect adversely any results generated from clinical trials. In addition, there can be no assurance that clinical trials of products under development will demonstrate safety and efficacy at all or to the extent necessary to obtain regulatory approvals. Companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials. Consequently, the period of time necessary to complete clinical testing and receive regulatory approval can be quite extensive and involve many years. The Company's most advanced product candidates are intended for treating patients with relatively early stage cancer and are designed to delay or prevent recurrence of disease. As a consequence, clinical trials involving these product candidates are likely to take longer to complete than clinical trials involving other types of therapeutics. The failure to adequately demonstrate the safety and efficacy of a therapeutic product under development could delay or prevent regulatory approval of the product and would have a material adverse effect on the Company.

    Lastly, the Company has limited experience in conducting clinical trials. In certain circumstances the Company and its corporate collaborators rely, in part, on academic institutions and on clinical research organizations to conduct and monitor certain clinical trials. There can be no assurance that such entities will conduct the clinical trials successfully. In addition, certain clinical trials for the Company's products will be conducted by government-sponsored agencies. Because the conduct of such trials will be dependent on government participation and funding, the Company will have less control over such trials than if the Company were the sole sponsor thereof. As a result, there can be no assurance that these trials will commence or be completed as planned. Failure to commence or complete any of its planned clinical trials could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Product Development," "--Cancer Therapeutics," "--HIV Therapeutics" and "--Government Regulation."

RISKS RELATING TO CORPORATE COLLABORATIONS

    Progenics' business strategy includes entering into collaborations or marketing and distribution arrangements with corporate partners, primarily pharmaceutical companies, for the development (including clinical development), commercialization, marketing and distribution of certain of its product candidates. The Company has entered into a significant corporate collaboration with BMS. The compounds covered by this collaboration represent the most advanced product candidates of the Company to date. Pursuant to its agreements with BMS, Progenics has granted to BMS the exclusive worldwide license to manufacture, use and sell GMK and MGV and any other products to which Progenics has rights that include the GM2 or GD2 ganglioside antigens for the treatment or prevention of human cancer. As a result of the governing agreements, the Company is dependent on BMS to fund clinical testing, to make certain regulatory filings and to manufacture and market products resulting from the collaboration. There can be no assurance that the arrangements with BMS or any collaborator will be scientifically, clinically or commercially successful. In the event that any such arrangement is terminated, such action could adversely affect the Company's ability to develop, commercialize, market and distribute certain of its product candidates. The Company's product candidates will only generate milestone payments and royalties after significant preclinical and/or clinical development, the procurement of requisite regulatory approvals, the establishment of manufacturing capabilities and/or the successful marketing of the product.

    The amount and timing of resources dedicated by BMS or any collaborator to their collaborations with the Company is not within the Company's control. If any such collaborator breaches or terminates its agreements with the Company, or fails to conduct its collaborative activities in a timely manner, the commercialization of product candidates may be adversely affected. There can be no assurance that the Company's collaborative partners will not change their strategic focus or pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases targeted by these collaborative programs. For example, BMS manufactures and sells a number of products that may compete against the products that BMS has licensed from Progenics. The Company's business also will be affected by the effectiveness of its corporate partners in marketing any successfully developed products. A reduction in sales efforts or a discontinuance of sales of any developed products by any collaborative partner could result in reduced revenues and have a material adverse effect on the Company's business, financial position and results of operations.

    There can be no assurance that the Company's existing strategic alliances will continue or be successful or that the Company will receive any further research funding or milestone or royalty payments. If the Company's partners do not develop products under these collaborations, there can be no assurance that the Company would be able to do so. Disputes may arise between the Company and its collaborators as to a variety of matters, including ownership of intellectual property rights. These disputes may be both expensive and time-consuming and may result in delays in the development and commercialization of certain product candidates. There can be no assurance that the Company will be able to negotiate any additional collaborative or marketing and distribution arrangements, that such arrangements will be available to the Company on acceptable terms or that any such relationships, if established, will be scientifically or commercially successful. Furthermore, any additional collaborations would likely be subject to some or all of the risks described above with respect to the Company's current collaborations. See "Business--BMS Collaboration."

HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT; NO PRODUCT REVENUE AND

UNCERTAINTY OF FUTURE PROFITABILITY

    The Company has incurred substantial losses in each year since its inception. As of September 30, 1997, the Company had an accumulated deficit of approximately $17.9 million. Such losses have resulted principally from costs incurred in the Company's research and development programs and general and administrative costs associated with the Company's development. The Company has derived only limited revenues from federal research grants and from the sale of research reagents. Although through September 30, 1997, the Company had received approximately $13.3 million under its agreement with BMS, no revenues had been generated by the Company from product sales (other than for research purposes) or royalties and no product sales (other than sales of research reagents) or royalties are likely for a number of years, if ever. The Company expects to incur additional operating losses over at least the next several years and expects losses in the future to increase significantly as the Company expands development and clinical trial efforts. The Company expects that losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. The Company's ability to achieve profitability is dependent in part on obtaining regulatory approvals for products and entering into agreements for commercialization of such products. There can be no assurance that such regulatory approvals will be obtained or such agreements will be entered into. The failure to obtain any such necessary regulatory approvals or to enter into any such necessary agreements could delay or prevent the Company from achieving profitability and would have a material adverse effect on the business, financial position and results of operations of the Company.

Further, there can be no assurance that the Company's operations will become profitable even if any product under development by the Company or any collaborators is commercialized. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

NEED FOR ADDITIONAL FINANCING AND UNCERTAIN ACCESS TO CAPITAL FUNDING

    Progenics' current development projects require substantial capital. The Company does not have committed external sources of funding for certain of its drug discovery and development projects. The Company believes that the net proceeds of this offering, together with the Company's present capital resources, should be sufficient to fund operations at least through the end of 1999, based on the Company's current operating plan. No assurance can be given that there will be no change that would consume the Company's liquid assets before such time. The Company will require substantial funds in addition to the net proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to the successful commercialization of any potential products. The Company anticipates that it will seek these funds from external sources. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all. In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development, results of product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with the commercialization of products following receipt of regulatory approvals and other factors.

    If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its programs; to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or to license the rights to such technologies, product candidates or products on terms that are less favorable to the Company than might otherwise be available. If the Company raises additional funds by issuing equity securities, further dilution to stockholders may result and new investors could have rights superior to existing stockholders. See "Use of Proceeds," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

COMPETITION AND TECHNOLOGICAL CHANGE

    Competition in the biopharmaceutical industry is intense. The Company faces competition from many companies and major universities and research institutions in the United States and abroad. Many of the Company's competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities than those of the Company. There can be no assurance that the Company's competitors will not develop technologies and products that are safer or more effective than any being developed by the Company or which would render the Company's technology and products obsolete and noncompetitive, and the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company. The Company will face competition from companies marketing existing products or developing new products for diseases targeted by the Company's technologies. The development of new products for those diseases for which the Company is developing products could render the Company's product candidates noncompetitive and obsolete. There can be no assurance that the products under development by the Company and its collaborators will be able to compete successfully with existing products or products under development by other companies, universities and other institutions or that they will attain regulatory approval in the United States or elsewhere. With respect to GMK, the FDA and certain other regulatory authorities have approved high-dose alpha interferon for marketing as a treatment of patients with high risk melanoma. High-dose alpha interferon has demonstrated some efficacy for this indication. With respect to the Company's products for the treatment of HIV infection, two classes of products made by competitors of the Company have been approved for marketing by the FDA for the treatment of HIV infection and AIDS: reverse transcriptase inhibitors and protease inhibitors. Both types of drugs are inhibitors of viral enzymes that have shown efficacy in reducing the concentration of HIV in the blood and prolonging asymptomatic periods in HIV-positive individuals, especially when administered in combination.

    A significant amount of research in the biopharmaceutical field is also being carried out at academic and government institutions. The Company's strategy is to in-license technology and product candidates from academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors and will compete with the Company in recruiting highly qualified scientific personnel. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect the Company's business strategy.

LIMITED MANUFACTURING CAPABILITIES

    In order to successfully commercialize its product candidates, Progenics and/or its collaborators must be able to manufacture its products in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. The manufacture of the types of biopharmaceutical products being developed by the Company presents several risks and difficulties. For example, the manufacture of recombinant proteins used in certain of the Company's current HIV products in development is complex, can be difficult to accomplish even in small quantities, can be difficult to scale-up when large scale production is required and can be subject to delays, inefficiencies and poor or low yields of quality products. Although Progenics has constructed two pilot-scale manufacturing facilities, one for the production of vaccines and one for the production of recombinant proteins, which it believes will be sufficient to meet the Company's initial needs for clinical trials, these facilities may be insufficient for all of its late-stage clinical trials and for its commercial-scale manufacturing requirements, if any. Accordingly, the Company may be required to expand its manufacturing staff and facilities and obtain new facilities or to contract with corporate collaborators or other third parties to assist with production. Manufacture of some of Progenics' initial products for commercialization may require third party contract manufacturers at a significant cost to the Company. In employing third party manufacturers, Progenics will not control all aspects of the manufacturing process. There can be no assurance that the Company will be able to obtain from third party manufacturers adequate supplies in a timely fashion for commercialization, or that commercial quantities of any such products, if approved for marketing, will be available from contract manufacturers at acceptable costs. In the event the Company decides to establish a full-scale commercial manufacturing facility, the Company will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with the extensive regulations applicable to such a facility. There is no assurance that Progenics will be able to develop a current Good Manufacturing Practices ("cGMP") manufacturing facility sufficient for all clinical trials or commercial-scale manufacturing. The cost of manufacturing certain products may make them prohibitively expensive. In addition, in order to successfully commercialize its product candidates, the Company may be required to reduce the cost of production, and there can be no assurance that the Company will be able to do so. See "Business-- Manufacturing."

AVAILABILITY OF MATERIALS

    Although Progenics has not experienced any significant difficulties in obtaining the raw materials necessary to perform its research, development and manufacturing activities to date, there can be no assurance that sufficient quantities of these materials will be available to support continued research, development or commercial manufacture of any of the Company's planned products. The Company currently obtains supplies of critical materials used in production of GMK and MGV from single sources.

Specifically, commercialization of the Company's GMK and MGV cancer vaccine candidates requires a certain adjuvant from Aquila Biopharmaceuticals Inc. ("Aquila"). The Company has entered into a license and supply agreement with Aquila pursuant to which Aquila agreed to supply the Company with all of its requirements for the QS-21 adjuvant for use in certain ganglioside-based cancer vaccines, including GMK and MGV. In connection with the Company's collaboration with BMS, Progenics granted to BMS a non-exclusive sublicense under the Company's license and supply agreement with Aquila, and BMS entered into a supply agreement with Aquila. There can be no assurance that Aquila will be able to supply sufficient quantities of QS-21 to the Company or BMS or that the Company or BMS will have the right or capability to manufacture sufficient quantities of QS-21 to meet its needs if Aquila is unable or unwilling to do so. In addition, the Company currently relies on one source of pharmaceutical grade keyhole limpet hemocyanin ("KLH"), which is one of the components of the Company's cancer vaccines. There can be no assurance that the Company will not be subject to delays or disruption in the supply of this component. Any delay or disruption in the availability of QS-21 or KLH could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Manufacturing."

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

    The Company and its products are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, the preclinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising, and promotion of the Company's products. See "--Uncertainty Associated with Preclinical and Clinical Testing."

    Among other requirements, FDA approval of the Company's products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. In order to obtain FDA approval of a product, the Company must demonstrate to the satisfaction of the FDA that such product is safe and effective for its intended uses and that the Company is capable of manufacturing the product with procedures that conform to the FDA's cGMP regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delays and the Company has had only limited experience in filing and pursuing applications necessary to gain regulatory approvals. There can be no assurance that such approvals will be granted on a timely basis, or at all.

    The Company's analysis of the results of its clinical studies is subject to review and interpretation by the FDA, which may differ from the Company's analysis. There can be no assurance that the Company's data or its interpretation of data will be accepted by the FDA. In addition, delays or rejections may be encountered based upon changes in applicable law or FDA policy during the period of product development and FDA regulatory review. Any failure to obtain, or delay in obtaining, FDA approvals would adversely affect the ability of the Company to market its proposed products. Moreover, even if FDA approval is granted, such approval may include significant limitations on indicated uses for which a product could be marketed.

    Both before and after approval is obtained, a product, its manufacturer and the sponsor of the marketing application for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the approval process, or post-approval marketing activities may result in various adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer and/or the holder of the marketing approval for the product. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product, manufacturer, or the holder of the marketing approval for the product, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of the Company's products under development.

    The Company is also subject to numerous and varying foreign regulatory requirements governing the design and conduct of clinical trials and the manufacturing and marketing of its products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval set forth above, and there can be no assurance that foreign regulatory approvals will be obtained on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other foreign countries. There can be no assurance that the Company or its partners will file for regulatory approvals or receive necessary approvals to commercialize product candidates in any market. Delays in receipt of or failure to receive regulatory approvals, or the loss of previously received approvals, would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company relies, in part, on academic institutions, clinical research organizations and its corporate collaborators to conduct and monitor certain of its clinical trials. There can be no assurance that such entities will perform these tasks successfully. In addition, certain clinical trials for the Company's products will be conducted by government-sponsored agencies. Because the conduct of such trials will be dependent on government participation and funding, the Company will have less control over such trials than if the Company were the sole sponsor. As a result, there can be no assurance that these trials will commence or be completed as planned. Failure to commence or complete any planned clinical trial could have a material adverse affect on the Company's business, financial position or results of operations. See "Business-- Government Regulation."

DEPENDENCE ON THIRD PARTIES

    The Company relies heavily on third parties (in addition to its reliance on corporate collaborators described above under "--Risks Relating to Corporate Collaborations") for a variety of functions, including certain functions relating to research and development, manufacturing, clinical trials management and regulatory affairs. As of September 30, 1997, the Company had only 31 full-time employees. The Company is party to several collaborative agreements which place substantial responsibility on third parties for clinical development of the Company's products. The Company also in-licenses technology from medical and academic institutions in order to minimize investments in early research and enters into collaborative arrangements with certain of these entities with respect to clinical trials of product candidates.

    Except for payments made to the Company under its collaboration with BMS, most of the Company's revenues to date have been derived from federal research grants. The government's obligation to make payments under these grants is subject to appropriation by the United States Congress for funding in each year. Moreover, it is possible that Congress or the government agencies that administer these government research programs will determine to scale back these programs or terminate them or that the government will award future grants to competitors of the Company instead of the Company. In addition, there can be no assurances that the Company will be awarded any such grants in the future or that any amounts derived therefrom will not be less than those received to date. Certain of the Company's clinical trials are expected to be partially paid for by government funds. Any future reduction in the funding the Company receives either from federal research grants or with respect to clinical trials could adversely affect the Company's business, financial condition and results of operations.

    There can be no assurance that Progenics will be able to establish and maintain any of the relationships described above on terms acceptable to the Company, that the Company can enter into these arrangements without undue delays or expenditures, or that these arrangements will allow the Company to compete successfully against other companies.

LACK OF SALES AND MARKETING EXPERIENCE

    If FDA and other approvals are obtained with respect to any of its products, Progenics expects to market and sell its products through distribution, co-marketing, co-promotion or licensing arrangements with third parties. The Company's agreement with BMS grants to BMS the exclusive right to market any products resulting from this collaboration. Progenics has no experience in sales, marketing or distribution and its current management and staff are not trained in these areas. To the extent that the Company enters into distribution, co-marketing, co-promotion or licensing arrangements for the marketing and sale of its products, any revenues received by the Company will be dependent on the efforts of third parties. The Company would not control the amount and timing of marketing resources such third parties would devote to the Company's products. If any of such parties were to breach or terminate its agreement with the Company or otherwise fail to conduct marketing activities successfully and in a timely manner, the commercialization of product candidates would be delayed or terminated, which could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company markets products directly, significant additional expenditures and management resources would be required to develop an internal sales force. There can be no assurance that the Company will be able to establish a successful sales force. See "Business--Business Strategy."

DEPENDENCE ON AND UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

    The Company's success is dependent in part on obtaining, maintaining and enforcing patent and other proprietary rights. Under a license agreement with Sloan-Kettering, the Company obtained worldwide, exclusive rights to certain technology relating to ganglioside conjugate vaccines, including GMK and MGV, and their use to treat or prevent cancer. In addition, the Company licensed from Columbia University worldwide, exclusive rights to certain technology relating to CD4 and its use to treat or prevent HIV infection including patents and patent applications. Progenics has also filed a number of U.S. and foreign patent applications on its UnAB, ProSys and ProVax technologies and uses of these technologies. The Company is required to make substantial cash payments and achieve certain milestones and requirements, including, without limitation, filing INDs, obtaining product approvals and introducing products, to maintain its rights under these licenses. There is no assurance that the Company will be able to make required cash payments when due or achieve the milestones and requirements in order to maintain its rights under these licenses. Termination of any of such licenses could result in the Company being unable to continue development of its product candidates and production and marketing of approved products, if any. Consequently, termination of the licenses could have a material adverse effect on the business, financial condition and results of operations of the Company.

    There can be no assurance that patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. The cost of litigation to uphold the validity of patents and to prevent infringement can be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

    The Company may not retain all rights to developments, inventions, patents and other proprietary information resulting from its collaborative arrangements, whether in effect as of the date hereof or which may be entered into at some future time with third parties. As a result, the Company may be required to license such developments, inventions, patents or other proprietary information from such third parties, possibly at significant cost to the Company. The Company's failure to obtain any such licenses could have a material adverse effect on the business, financial condition and results of operations of the Company. ADARC is a co-owner with the Company of one of the patent applications relating to the HIV co-receptor CCR5 and upon which the Company's HIV co-receptor/fusion program is based. Unless the Company acquires from ADARC an exclusive license to ADARC's rights in this patent application, there can be no assurance that ADARC will not license such patent to a competitor of the Company.

    There may be patent applications and issued patents belonging to competitors that may require the Company to alter its products, pay licensing fees or cease certain activities. If the Company's products conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. There is significant litigation in the biopharmaceutical industry regarding patent and other intellectual property rights. Any litigation involving the Company could require substantial resources and have a material adverse effect on the Company's business, financial position and results of operations.

    Progenics has also filed a number of U.S. and foreign patent applications (one of which is owned jointly with ADARC) relating to the discovery of the HIV co-receptor CCR5. In addition to the risks described above, the Company is aware that other groups have claimed discoveries similar to that covered by the Company's patent applications. These groups may have made their discoveries prior to the discoveries covered by the Company's patent applications and may have filed their applications prior to the Company's patent applications. The Company does not expect to know for several years the relative strength of its patent position as compared to these other groups.

    In addition to the patents, patent applications, licenses and intellectual property processes described above, the Company also relies on unpatented technology, trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information. See "Business--Patents and Proprietary Technology."

DEPENDENCE UPON KEY PERSONNEL

    Progenics is dependent upon certain key management and scientific personnel. In particular, the loss of Dr. Maddon could have a materially adverse effect on Progenics, unless a qualified replacement could be found. Progenics maintains a key-man life insurance policy on Dr. Maddon in the amount of $2.5 million. The Company's employment agreement with Dr. Maddon expires in December 1998, and there can be no assurance that it will be renewed by the parties thereto. See "Management--Executive Compensation."

ATTRACTION AND RETENTION OF PERSONNEL

    Competition for qualified employees among companies in the biopharmaceutical industry is intense. Progenics' future success depends upon its ability to attract, retain and motivate highly skilled employees. Although Progenics has established relationships with the scientists who serve on its Scientific Advisory Boards, these individuals do not devote a substantial portion of their time to Progenics-related activities and do not participate directly in the development of Progenics' products on a daily basis. Attracting desirable employees will require Progenics to offer competitive compensation packages, including stock options. In order to successfully commercialize its products, the Company must substantially expand its personnel, particularly in the areas of manufacturing, clinical trials management, regulatory affairs, business development and marketing. There can be no assurance that the Company will be successful in hiring or retaining qualified personnel. Managing the integration of new personnel and Company growth generally could pose significant risks to the Company's development and progress. The addition of such personnel may result in significant changes in the Company's utilization of cash resources and its development schedule. See "Business--Human Resources."

UNCERTAINTY RELATED TO HEALTH CARE REFORM MEASURES AND REIMBURSEMENT

    In recent years, there have been numerous proposals to change the health care system in the United States. Some of these proposals have included measures that would limit or eliminate payments for certain medical procedures and treatments or subject the pricing of pharmaceuticals to government control. Significant changes in the health care system in the United States or elsewhere might have a substantial impact on the manner in which the Company conducts its business. Such changes also could have a material adverse effect on the Company's ability to raise capital. Furthermore, the Company's ability to commercialize products may be adversely affected to the extent that such proposals have a material adverse effect on the business, financial condition and profitability of other companies that are collaborators or prospective collaborators of the Company.

    In addition, significant uncertainty exists as to the reimbursement status of newly-approved health care products. The Company's and its collaborators' success in generating revenue from sales of products may depend, in part, on the extent to which reimbursement for the costs of such products will be available from third-party payors, such as government health administration authorities, private health insurers and health maintenance organizations ("HMOs"). In addition, the trend towards managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, may all result in lower prices for products and could affect the market for products. If the Company or one or more of its collaborators succeeds in bringing one or more of Progenics' products to market, there can be no assurance that such products will be considered cost-effective or that adequate third-party insurance coverage will be available to establish and maintain price levels sufficient for realization of an appropriate return on the Company's investment in product development. Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new products approved for marketing by the FDA. If adequate coverage and reimbursement levels are not provided by government and third-party payors for uses of the Company's products, the market acceptance of such products would be adversely affected.

RISK OF PRODUCT LIABILITY; LIMITED AVAILABILITY OF INSURANCE

    The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing, marketing and sale of human vaccine and therapeutic products, and there can be no assurance that the Company will be able to avoid significant product liability exposure. Product liability insurance for the biopharmaceutical industry is generally expensive, if available at all. The Company has obtained product liability insurance coverage in the amount of $5 million per occurrence, subject to a $5 million aggregate limitation. However, there can be no assurance that the Company's present insurance coverage is now or will continue to be adequate as the Company further develops products. In addition, certain of the Company's license and collaborative agreements require the Company to obtain product liability insurance and it is possible that license and collaborative agreements which the Company may enter into in the future may also include such a requirement. There can be no assurance that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on the Company.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

    The Company's research and development work and manufacturing processes involve the use of hazardous, controlled and radioactive materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company maintains safety procedures for handling and disposing of such materials that it believes comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. Although the Company believes that it is in compliance in all material respects with applicable environmental laws and regulations, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws and regulations in the future, or that the operations, business or assets of the Company will not be materially or adversely affected by current or future environmental laws or regulations.

    The research and development efforts sponsored by the Company involve laboratory animals. The Company may be adversely affected by changes in laws, regulations or accepted procedures applicable to animal testing or by social pressures that would restrict the use of animals in testing or by actions against the Company or its collaborators by groups or individuals opposed to such testing.

ABSENCE OF PRIOR TRADING MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

    Prior to this offering, there has been no public market for the Common Stock, and there is no assurance that an active market will develop or be sustained after this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after completion of this offering. See "Underwriting" for factors to be considered in determining such offering price. The market price of the shares of Common Stock, like that of the common stock of many other biopharmaceutical companies, is likely to be highly volatile. Factors such as the results of preclinical studies and clinical trials by the Company, its collaborators or its competitors, other evidence of the safety or efficacy of products of the Company, its collaborators or its competitors, announcements of technological innovations or new commercial products by the Company, its collaborators or its competitors, governmental regulation, changes in reimbursement policies, health care legislation, developments in patent or other proprietary rights, developments in the Company's relationships with existing and, if any, future collaborative partners, public concern as to the safety and efficacy of products developed by the Company or its collaborators, fluctuations in the Company's operating results, and general market conditions may have a significant impact on the market price of the Common Stock.

CONTROL BY EXISTING STOCKHOLDERS; ANTI-TAKEOVER PROVISIONS

    Upon the completion of this offering, certain current stockholders of the Company, including Dr. Maddon and stockholders affiliated with Tudor Investment Corporation and Weiss, Peck & Greer, will beneficially own or control a substantial portion of the outstanding shares of Common Stock and therefore may have the ability, acting together, to elect all of the Company's directors, to determine the outcome of most corporate actions requiring stockholder approval and otherwise control the business of the Company.

Such control could have the effect of delaying or preventing a change in control of the Company and consequently adversely affect the market price of the Common Stock. In addition, the Company's Board of Directors is authorized to issue from time to time shares of Preferred Stock, without further stockholder authorization, in one or more designated series or classes. The issuance of Preferred Stock, as well as certain provisions in certain of the Company's stock options which provide for acceleration of exercisability upon a change of control of the Company and certain provisions of the Delaware General Corporation Law (Section 203, in particular), could make the takeover of the Company or the removal of the Company's management more difficult, discourage hostile bids for control of the Company in which stockholders may receive a premium for their shares of Common Stock or otherwise dilute the rights of holders of Common Stock and depress the market price of the Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON
  FUTURE MARKET PRICE

    A substantial number of outstanding shares of Common Stock and shares of Common Stock issuable upon exercise of outstanding options and warrants will become eligible for future sale in the public market at prescribed times. Sales of substantial numbers of shares of Common Stock in the public market following this offering could adversely affect prevailing market prices. Commencing one year after the date of this Prospectus, certain stockholders of the Company (which stockholders held, as of September 30, 1997, approximately 6.6 million shares of Common Stock and had the right to acquire 330,455 shares of Common Stock upon the exercise of outstanding warrants) are entitled to certain rights with respect to the registration of such shares of Common Stock for offer or sale to the public. The Company plans to file a Form S-8 registration statement registering shares issuable pursuant to the Company's stock option plans. Any sales by existing shareholders or holders of options or warrants may have an adverse effect on the Company's ability to raise needed capital and may adversely affect the market price of the Common Stock. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."

DILUTION


    The initial public offering price will be substantially higher than the net tangible book value per share of the Company which, at September 30, 1997, was $1.13 per share. Investors purchasing shares of Common Stock in this offering will suffer immediate, substantial net tangible book value dilution of $5.50 per share, assuming an initial public offering price of $8.00 per share. In addition, this dilution will be increased to the extent that holders of outstanding options and warrants to purchase Common Stock at prices below the net tangible book value per share of the Company after this offering exercise such options or warrants. See "Dilution."


ABSENCE OF DIVIDENDS

    The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain earnings, if any, for the development of its business. See "Dividend Policy."

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 2,000,000 shares of Common Stock offered hereby, at an assumed initial public offering price of $8.00 per share and after deducting the underwriting discount and estimated expenses payable by the Company, are estimated to be approximately $14,130,000 ($16,362,000 if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds to fund research and development, in-licensing of technology and clinical trials of product candidates and for working capital and general corporate purposes.


    The Company believes that the net proceeds of this offering, together with the Company's present capital resources, should be sufficient to fund operations at least through the end of 1999, based on the Company's current operating plan. No assurance can be given that there will be no change that would consume the Company's liquid assets before such time. The Company will require substantial funds in addition to the proceeds of this offering to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. The Company cannot currently estimate with any accuracy the amount of these additional funds because it may vary significantly depending on results of research and development and product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors. The Company anticipates that it will seek these funds from external sources, such as future offerings of equity or debt securities or agreements with corporate partners and collaborators with respect to the development of the Company's technology. There can be no assurance, however, that the Company will be able to negotiate such arrangements or obtain the additional funds it will require on acceptable terms, if at all.

    In addition, the amount of the proceeds from this offering that the Company will devote to each of the purposes described herein may vary significantly because of results of research and development and product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, the need to procure clinical grade compounds, through third-parties or otherwise, marketing and other costs associated with commercialization of products following receipt of regulatory approvals and other factors. The Company's lease for all of its facilities expires in April 1998. If the Company elects to move to a new location, it may incur substantial expenses for leasehold improvements and relocation costs, which the Company estimates will cost up to $2.0 million. If the Company remains in its current facilities, it expects to incur costs of approximately $500,000 to enhance its manufacturing capabilities.

    Pending such uses, the net proceeds from this offering will be invested by the Company in short-term, interest bearing investment grade securities.

                                DIVIDEND POLICY

    The Company has not paid any dividends since its inception and presently anticipates that all earnings, if any, will be retained for development of the Company's business and that no dividends on its Common Stock will be declared in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the actual, the pro forma and the pro forma as adjusted capitalization of the Company at September 30, 1997 as described below. This table should be read in conjunction with the Company's Financial Statements and related Notes included elsewhere in this Prospectus.

                                                                                   SEPTEMBER 30, 1997
                                                                       -------------------------------------------
                                                                                                     PRO FORMA
                                                                         ACTUAL    PRO FORMA(1)    AS ADJUSTED(2)
                                                                       ----------  -------------  ----------------

                                                                                     (IN THOUSANDS)
Cash and cash equivalents............................................  $    7,720   $     7,720      $   21,850
                                                                       ----------  -------------       --------
                                                                       ----------  -------------       --------
Long-term portion of capital lease
  obligations........................................................  $      106   $       106      $      106
                                                                       ----------  -------------       --------
Stockholders' (deficit) equity:
  Preferred Stock, $.001 par value; 20,000,000 shares authorized:
    Series A Preferred Stock; 4,000,000 shares designated; 2,308,000 shares issued and outstanding, actual; and no shares issued and
      outstanding, pro forma and pro forma as adjusted...............           2       --               --
    Series B Preferred Stock; 2,500,000 shares designated; 1,982,830 shares issued and outstanding, actual; and no shares issued and
      outstanding, pro forma and pro forma as adjusted...............           2       --               --
    Series C Preferred Stock; 3,750,000 shares designated; 1,388,996 shares issued and outstanding, actual; and no shares issued and
      outstanding, pro forma and pro forma as adjusted...............           1       --               --
  Common Stock, $.0013 par value, 40,000,000 shares authorized,
    2,441,675 shares issued and outstanding, actual; 6,701,553 shares issued and outstanding, pro forma; and 8,701,553 shares issued
    and outstanding, pro forma as adjusted(3)........................           3             9              11
  Additional paid-in capital.........................................      27,408        27,407          41,535
  Unearned compensation..............................................      (1,951)       (1,951)         (1,951)
  Accumulated deficit................................................     (17,870)      (17,870)        (17,870)
                                                                       ----------  -------------       --------
    Total stockholders' equity.......................................       7,595         7,595          21,725
                                                                       ----------  -------------       --------
    Total capitalization.............................................  $    7,701   $     7,701      $   21,831
                                                                       ----------  -------------       --------
                                                                       ----------  -------------       --------


------------------------
(1) Gives effect to the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 4,259,878 shares of Common Stock pursuant to their terms. See "Description of Capital Stock" and the Company's Financial Statements.


(2) Assumes the sale of 2,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $8.00 per share and the receipt of the net proceeds therefrom after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds."



(3) Excludes as of September 30, 1997 (i) 2,370,005 shares subject to outstanding options at a weighted average exercise price of $4.51 per share, of which options to purchase 974,701 shares at a weighted average exercise price of $4.31 per share were exercisable; (ii) 330,455 shares of Common Stock reserved for issuance upon the exercise of outstanding warrants, all of which were exercisable, of which warrants for 260,455 shares had an exercise price of $6.67 per share and warrants for 70,000 shares had an exercise price of $3.00 per share, which will adjust to $4.00 per share upon completion of this offering (assuming an initial public offering price of $8.00 per share); and (iii) 207,006 shares available for future issuance under the Company's stock option plans. The Company intends prior to completion of this offering to authorize and reserve for issuance under its stock option plans an additional 300,000 shares of Common Stock. See "Management--Stock Option Plans" and "Description of Capital Stock."

                                    DILUTION


    The net tangible book value of the Company as of September 30, 1997 was $7,595,000 or $1.13 per share. Net tangible book value per share is determined by dividing the net tangible book value of the Company (total tangible assets less total liabilities) by the number of shares of Common Stock outstanding (on a pro forma basis to give effect to the conversion of all outstanding shares of Preferred Stock). Without taking into account any changes in the net tangible book value after September 30, 1997, other than to give effect to the sale of the 2,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $8.00 per share) and the application of the net proceeds therefrom, the pro forma net tangible book value of the Company at September 30, 1997 would have been $21,725,000 or $2.50 per share. This represents an immediate increase in net tangible book value of $1.37 per share to existing stockholders and an immediate dilution in net tangible book value of $5.50 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............             $    8.00
  Net tangible book value per share before offering.........  $    1.13
  Increase in net tangible book value per share attributable to
    new investors...........................................       1.37
                                                              ---------
Pro forma net tangible book value per share after
  offering..................................................                  2.50
                                                                         ---------
Dilution per share to new investors.........................             $    5.50
                                                                         ---------
                                                                         ---------



    The following table sets forth, on the pro forma basis described above, as of September 30, 1997 the number and percentage of shares of Common Stock purchased from the Company, the total cash consideration (with respect to the new investors, at an assumed initial public offering price of $8.00 per share), and percentage of total cash consideration paid to the Company and the average price per share paid by existing stockholders and new investors:



                                                                             TOTAL CASH CONSIDERATION
                                                      SHARES PURCHASED
                                                  ------------------------  --------------------------  AVERAGE PRICE
                                                    NUMBER       PERCENT       AMOUNT        PERCENT      PER SHARE
                                                  -----------  -----------  -------------  -----------  -------------
Existing stockholders...........................    6,701,553        77.0%  $  22,817,000        58.8%    $    3.40
New investors...................................    2,000,000        23.0      16,000,000        41.2          8.00
                                                  -----------       -----   -------------       -----
      Total.....................................    8,701,553       100.0%  $  38,817,000       100.0%
                                                  -----------       -----   -------------       -----
                                                  -----------       -----   -------------       -----



    The foregoing tables do not assume the exercise of outstanding options or warrants. At September 30, 1997, there were outstanding options to purchase 2,370,005 shares of Common Stock under the Company's stock option plans at a weighted average exercise price of $4.51 per share, and outstanding warrants to purchase 330,455 shares of Common Stock, of which warrants for 260,455 shares had an exercise price of $6.67 per share and warrants for 70,000 shares had an exercise price of $3.00 per share, which will adjust to $4.00 per share upon completion of this offering (assuming an initial public offering price of $8.00 per share). The exercise of such options and warrants would result in further dilution to new investors. In addition, following the completion of this offering, there will be 507,006 shares of Common Stock reserved for future issuance under the Company's stock option plans (after giving effect to an increase of 300,000 shares to be effected prior to completion of this offering). See "Capitalization," "Management--Stock Option Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data presented below with respect to the balance sheet data as of December 31, 1995 and 1996 and with respect to the statement of operations data for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1996, are derived from the Company's financial statements, included elsewhere in this Prospectus, which have been audited by Coopers & Lybrand L.L.P. The selected financial data presented below with respect to the balance sheet data as of December 31, 1992, 1993 and 1994 and with respect to the statement of operations data for each of the two years in the period ended December 31, 1993 are derived from the Company's audited financial statements, not included in this Prospectus. The selected financial data presented below as of September 30, 1997 and with respect to the statement of operations data for the nine months ended September 30, 1997 have been derived from the Company's unaudited financial statements included elsewhere in this Prospectus. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of results that may be expected for the entire year ending December 31, 1997. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes included elsewhere in this Prospectus.

                                                                                                                       NINE
                                                                                                                      MONTHS
                                                                                                                       ENDED
                                                                                                                     SEPTEMBER
                                                                            YEARS ENDED DECEMBER 31,                    30,
                                                              -----------------------------------------------------  ---------
                                                                1992       1993       1994       1995       1996       1996
                                                              ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Research grants...........................................  $      67  $      84  $     504  $     725  $     521  $     268
  Product sales.............................................         38         50         52         50         98         67
  Interest income...........................................         32         53        108         46        106         91
  Collaboration revenue.....................................
                                                              ---------  ---------  ---------  ---------  ---------  ---------
    Total revenues..........................................        137        187        664        821        725        426
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Expenses:
  Research and development..................................      1,207      1,547      2,859      3,852      3,700      2,654
  General and administrative................................        942        748        878      1,094      2,808        984
  Interest expense..........................................         59         38         50         87         51         40
  Depreciation and amortization.............................        151        249        289        291        309        230
                                                              ---------  ---------  ---------  ---------  ---------  ---------
    Total expenses..........................................      2,359      2,582      4,076      5,324      6,868      3,908
                                                              ---------  ---------  ---------  ---------  ---------  ---------
    Operating (loss) income.................................     (2,222)    (2,395)    (3,412)    (4,503)    (6,143)    (3,482)
  Income taxes..............................................
                                                              ---------  ---------  ---------  ---------  ---------  ---------
    Net (loss) income.......................................    ($2,222)   ($2,395)   ($3,412)   ($4,503)   ($6,143)   ($3,482)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Pro forma net (loss) income per common share(1).............                                                 ($0.85)
                                                                                                          ---------
                                                                                                          ---------
Pro forma weighted average common shares outstanding(1).....                                                  7,207
                                                                                                          ---------
                                                                                                          ---------

                                                                1997
                                                              ---------
STATEMENT OF OPERATIONS DATA:
Revenues:
  Research grants...........................................  $     489
  Product sales.............................................         50
  Interest income...........................................        109
  Collaboration revenue.....................................     13,276
                                                              ---------
    Total revenues..........................................     13,924
                                                              ---------
Expenses:
  Research and development..................................      5,966
  General and administrative................................      1,336
  Interest expense..........................................        303
  Depreciation and amortization.............................        238
                                                              ---------
    Total expenses..........................................      7,843
                                                              ---------
    Operating (loss) income.................................      6,081
  Income taxes..............................................        151
                                                              ---------
    Net (loss) income.......................................  $   5,930
                                                              ---------
                                                              ---------
Pro forma net (loss) income per common share(1).............  $    0.76
                                                              ---------
                                                              ---------
Pro forma weighted average common shares outstanding(1).....      7,803
                                                              ---------
                                                              ---------


                                                                                                                    SEPTEMBER
                                                                                DECEMBER 31,                        30, 1997
                                                            -----------------------------------------------------  -----------
                                                              1992       1993       1994       1995       1996       ACTUAL
                                                            ---------  ---------  ---------  ---------  ---------  -----------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $   1,351  $   2,137  $   2,275  $     559  $     647   $   7,720
  Working capital.........................................        837      1,882      2,019         19     (1,109)      7,016
  Total assets............................................      1,976      2,858      3,489      1,736      1,663       8,511
  Capital lease obligations and deferred lease liability,
     long-term portion....................................        105         75        235        213        156         106
  Total stockholders' (deficit) equity....................      1,547      2,523      2,827        852       (385)      7,595


                                                            AS ADJUSTED(2)
                                                            ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents...............................     $  21,850
  Working capital.........................................        21,146
  Total assets............................................        22,641
  Capital lease obligations and deferred lease liability,
     long-term portion....................................           106
  Total stockholders' (deficit) equity....................        21,725


------------------------

(1) See Note 2 to the Company's Financial Statements for information concerning computation of the pro forma per share data.


(2) As adjusted to reflect (i) the conversion of all outstanding shares of the Company's Preferred Stock into an aggregate of 4,259,878 shares of Common Stock pursuant to their terms and (ii) the sale of the 2,000,000 shares of Common Stock offered by the Company hereby, assuming an initial public offering price of $8.00 per share, and the receipt of the net proceeds therefrom after deducting the underwriting discount and estimated offering expenses. See "Use of Proceeds," "Description of Capital Stock" and the Company's Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    Progenics is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases. The Company commenced principal operations in late 1988 and since that time has been engaged primarily in organizational efforts, including recruitment of scientific and management personnel, research and development efforts, development of its manufacturing capabilities, establishment of corporate collaborations and raising capital. In order to commercialize the principal products that the Company has under development, the Company will need to address a number of technological challenges and comply with comprehensive regulatory requirements. Accordingly, it is not possible to predict the amount of funds that will be required or the length of time that will pass before the Company receives revenues from sales of any of its products. To date, product sales have consisted solely of limited revenues from the sale of research reagents. The Company expects that sales of research reagents in the future will not significantly increase over current levels. The Company's other sources of revenues through the date of this Prospectus have been payments received under its collaboration with BMS, research grants related to the Company's HIV programs and interest income.

    To date, a majority of the Company's expenditures have been for research and development activities. The Company expects that its research and development expenses will increase significantly as its programs progress and the Company makes filings for related regulatory approvals. The Company has incurred losses since its inception and had an accumulated deficit of $17,870,000 at September 30, 1997. The Company has financed its operations primarily through the private sale and issuance of equity securities, a line of credit that has since been repaid and terminated and payments received under its collaboration with BMS beginning in July 1997. The Company will require additional funds to complete the development of its products, to fund the cost of clinical trials, and to fund operating losses which are expected to continue for the foreseeable future. The Company does not expect its products under development to be commercialized for the next several years.

    In July 1997, Progenics entered into a Joint Development and Master License Agreement (the "BMS License Agreement") and related agreements with BMS. These agreements provide for BMS to fund further development, clinical trials and regulatory filings related to GMK and MGV. Consequently, Progenics does not expect to make significant additional expenditures relating to these product candidates for so long as these agreements remain in force. In connection with the establishment of this collaboration, BMS paid to the Company in July 1997 an aggregate of approximately $13.3 million, representing reimbursement for expenses previously incurred by Progenics in the development of GMK and MGV, licensing fees and reimbursement of clinical development costs for the period April 15, 1997 to September 30, 1997. In connection with payments made by BMS to the Company under the BMS License Agreement, the Company made certain payments to licensors and incurred other related expenses. See "Business-- BMS Collaboration."

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997

    Revenues from research grants increased from $268,000 for the nine months ended September 30, 1996 to $489,000 for the nine months ended September 30, 1997. The increase resulted from the funding of a greater number of grants in the nine months ended September 30, 1997. Sales of research reagents decreased from $67,000 for the nine months ended September 30, 1996 to $50,000 for the nine months ended September 30, 1997 resulting from decreased orders for such reagents during the first nine months of 1997. Interest income increased from $91,000 for the nine months ended September 30, 1996 to $109,000 for the nine months ended September 30, 1997 due to the increase in cash available for investing as the Company received funding from the BMS License Agreement in July 1997. Collaboration revenue increased to $13,276,000 for the nine months ended September 30, 1997 as the Company received a licensing fee and reimbursement of clinical development costs in connection with the BMS License Agreement executed in July 1997.

    Research and development expenses increased from $2,654,000 for the nine months ended September 30, 1996 to $5,966,000 for the nine months ended September 30, 1997. The increase was principally due to payments to licensors in connection with the BMS License Agreement, additional costs of manufacturing GMK in 1997 for the Company's Phase III clinical trials and compensation expense related to the issuance of stock options to employees and consultants.

    General and administrative expenses increased from $984,000 for the nine months ended September 30, 1996 to $1,336,000 for the nine months ended September 30, 1997 as costs related to the Company's cancer programs increased. Such costs included consultants fees and legal costs associated with the negotiation of license arrangements and patent filings and compensation expense related to the issuance of stock options to employees. Interest expense increased from $40,000 for the nine months ended September 30, 1996 to $303,000 for the nine months ended September 30, 1997 as a result of borrowings commencing in March 1997 under a line of credit.

    For the nine months ended September 30, 1997, the Company recognized a provision for income taxes of $151,000 which was based upon prevailing federal and state tax rates reduced by the utilization of net operating loss carryforwards to the extent permitted.

    The Company's net loss for the nine months ended September 30, 1996 was $3,482,000 compared to net income of $5,930,000 for the nine months ended September 30, 1997.

YEARS ENDED DECEMBER 31, 1995 AND 1996

    Revenues from research grants decreased from $725,000 in 1995 to $521,000 in 1996. The decrease for 1996 resulted from a fewer number of grants in that year. Sales of research reagents increased from $50,000 in 1995 to $98,000 in 1996 as orders increased due to the addition of Intracel Corporation ("Intracel") as a second seller of such reagents. Interest income increased from $46,000 in 1995 to $106,000 in 1996 due to the investment of the proceeds from the private placement of the Company's Series C Preferred Stock.

    Although the Company shifted certain resources from its HIV programs into its cancer programs, research and development expenses remained relatively constant in 1995 and 1996.

    General and administrative expenses increased from $1,094,000 in 1995 to $2,808,000 in 1996. The increase in 1996 was principally due to additional professional services and printing costs associated with the Company's unsuccessful efforts to sell Common Stock in a registered public offering. Interest expense decreased from $87,000 in 1995 to $51,000 in 1996 resulting from repayment of a line of credit. Depreciation and amortization remained relatively unchanged from $291,000 in 1995 to $309,000 in 1996.

    The Company's net loss in 1995 was $4,503,000 compared to a net loss in 1996 of $6,143,000.

YEARS ENDED DECEMBER 31, 1994 AND 1995

    Revenues from research grants increased from $504,000 in 1994 to $725,000 in 1995. The increase for 1995 resulted from a greater number of grants in that year. Sales of research reagents remained relatively unchanged from $52,000 in 1994 to $50,000 in 1995. Interest income decreased from $108,000 in 1994 to $46,000 in 1995 due to the reduction of cash available for investing as the Company continued to fund its operations.

    Research and development expenses increased from $2,859,000 for 1994 to $3,852,000 for 1995. The increase in 1995 primarily resulted from the Company's preparation for clinical trials for GMK, including outside consulting expenses. The Company hired a new Vice President of Medical Affairs in October 1994 and, during 1995, hired a Manager of Clinical Trials and other related staff. In addition, the Company incurred expenses in 1995 related to a new license and supply agreement with Aquila. Rent expense also increased by $115,000 in 1995 resulting from occupation of the Company's expanded laboratory space for the full fiscal year; the expanded space was occupied at the end of the second quarter of 1994. These increases were partially offset by a reduction in scientific staff in the Company's HIV department during the second half of 1995.

    General and administrative expenses increased from $878,000 in 1994 to $1,094,000 for 1995. The increase in 1995 was principally due to additional legal fees of $120,000 relating to in-licensing activities, filing new patent applications and personnel expenses, additional rent expense of $35,000 resulting from the expansion of the Company's office space at the end of the second quarter of 1994, and increased insurance costs related, in part, to coverage for the Company's clinical trials. Interest expense increased from $50,000 in 1994 to $87,000 in 1995 due, in part, to the financing of additional equipment under capitalized leases during 1994 and 1995. The Company also recognized interest expense of $24,000 on amounts advanced to the Company during 1995 in the aggregate principal amount of $1,200,000. Depreciation and amortization remained relatively unchanged from $289,000 in 1994 to $291,000 in 1995.

    The Company's net loss in 1994 was $3,412,000 compared to a net loss of $4,503,000 in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has funded its operations since inception primarily through private placements of equity securities, which provided aggregate cash proceeds of $22,817,000 (including loans that were subsequently converted into equity securities) and payments received under its collaboration with BMS. Through September 30, 1997, the Company had also received cash proceeds of $2,477,000 from research grants, $757,000 from interest on investments and $439,000 from the sale of research reagents. Through September 30, 1997, the Company had financed $1,256,000 of equipment purchases through capitalized leases and a promissory note.

    During the fourth quarter of 1995 and the first quarter of 1996, the Company raised $897,000 and $4,777,000 in net proceeds from the sale of approximately 44,900 units and 241,203 units, respectively, in a private placement of shares of the Company's Series C Preferred Stock in a unit offering. Each $20.00 unit ("Series C Unit") consisted of four shares of Series C Preferred Stock and one warrant entitling the holder to purchase one share of Series C Preferred Stock for $5.00 any time within five years of the date of issuance ("Series C Warrant"). In addition, during December 1995, a note payable in the aggregate principal amount of $1,200,000, plus accrued and unpaid interest of $24,000 was converted into approximately 61,200 Series C Units. At September 30, 1997, there were 347,249 Series C Warrants outstanding which if exercised in full would result in $1,736,000 of net proceeds to the Company and the issuance of 347,249 shares of Series C Preferred Stock or, if exercised subsequent to the offering, 260,455 shares of Common Stock.

    In March 1997, the Company entered into a credit agreement with Chase Capital Bank (the "Chase Loan Agreement"), which provided for borrowings of up to $2,000,000. The Company borrowed the full amount available under this facility in drawings made between March and June 1997. Borrowings made by the Company had a stated interest rate of prime and were used to fund working capital. The Company repaid all outstanding borrowings in July 1997 from proceeds of payments received by the Company under the BMS License Agreement. Upon such repayment, the line of credit terminated. The Company's obligations under the Chase Loan Agreement were guaranteed by two affiliates of the Company, and in consideration of such guarantee these affiliates were issued between March and July 1997 warrants to purchase an aggregate of 70,000 shares of Common Stock at an exercise price of $3.00 per share, subject to adjustment in certain events. See "Certain Transactions."

    As of September 30, 1997, the Company had cash and cash equivalents totaling $7,720,000 compared with $647,000 at December 31, 1996. Planned operations for the last three months of 1997 currently contemplate expenditures for capital assets of approximately $150,000, mainly consisting of laboratory equipment and leasehold improvements to expand the Company's manufacturing capabilities. The Company plans to finance a significant portion of equipment purchases through capitalized leases. However, there can be no assurance that the Company will successfully enter into such new arrangements. The Company's lease for all of its facilities expires in April 1998. If the Company elects to move to a new location, it may incur substantial expenses for leasehold improvements and relocation costs, which the Company estimates will cost up to approximately $2.0 million. If the Company remains in its current facilities, it expects to incur costs of approximately $500,000 to enhance its manufacturing capabilities.

    The Company believes that the net proceeds of this offering, together with the Company's present capital resources, should be sufficient to fund operations at least through the end of 1999, based on the Company's current operating plan. No assurance can be given that there will be no change that would consume the Company's liquid assets before such time. The Company will require substantial funds to conduct development activities, preclinical studies, clinical trials and other activities relating to the commercialization of any potential products. In addition, the Company's cash requirements may vary materially from those now planned because of results of research and development and product testing, potential relationships with in-licensors and collaborators, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the cost of filing, prosecuting, defending and enforcing patent claims, the regulatory approval process, manufacturing and marketing and other costs associated with the commercialization of products following receipt of regulatory approvals and other factors.

    After the completion of the offering, the Company will have no committed external sources of capital other than to the extent specified in the BMS License Agreement and, as discussed above, expects no significant product revenues for a number of years as it will take at least that much time to bring the Company's products to the commerical marketing stage. The Company may seek additional financing, such as through future offerings of equity or debt securities or agreements with corporate partners and collaborators with respect to the development of the Company's technology, to fund future operations. There can be no assurance, however, that the Company will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, the Company may be required to delay, reduce the scope of or eliminate one or more of its research or development programs; to obtain funds through arrangements with collaborative partners or others that may require the Company to relinquish rights to certain technologies, product candidates or products that the Company would otherwise seek to develop or commercialize itself; or to license the rights to such products on terms that are less favorable to the Company than might otherwise be available. See "Risk Factors--History of Operating Losses and Accumulated Deficit; No Product Revenue and Uncertainty of Future Profitability" and "--Need for Additional Financing and Uncertain Access to Capital Funding."

IMPACT OF THE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARD

    In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 will require the Company to replace the current presentation of "primary" per share data with "basic" and "diluted" per share data. Currently, management estimates that the future adoption of SFAS No. 128 will not have a material impact on the Company's per share data. SFAS No. 128 will be adopted by the Company for periods ending after December 15, 1997.

                                    BUSINESS

OVERVIEW

    Progenics is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases. The Company applies its immunology expertise to develop biopharmaceuticals that induce an immune response or that mimic natural immunity in order to fight cancers, such as malignant melanoma, and viral diseases, such as HIV infection. Progenics' most advanced product candidate, GMK, is a therapeutic vaccine that is currently undergoing two pivotal Phase III clinical trials for the treatment of melanoma, a deadly form of skin cancer. Progenics' second vaccine product candidate, MGV, is being developed for the treatment of various cancers and commenced Phase I/II clinical trials in September 1996. Based on its participation in the discoveries of two major receptors for HIV, the Company is engaged in research and development of therapeutic products designed to block entry of HIV into human immune system cells. Progenics commenced Phase I/II clinical trials of one of these product candidates, PRO 542, in September 1997 and plans to initiate Phase I/II clinical trials of another product candidate, PRO 367, in the first half of 1998. The Company has entered into a collaboration with BMS to develop and commercialize GMK and MGV.

    CANCER THERAPEUTICS

    The Company's GMK and MGV cancer therapeutics are based on proprietary ganglioside conjugate vaccine technology designed to stimulate the immune system to destroy cancer cells. This technology is exclusively licensed by the Company from Sloan-Kettering. GMK is designed to prevent recurrence of melanoma in patients who are at risk of relapse after surgery. GMK is composed of a ganglioside antigen which is abundant in melanoma cells, conjugated to an immunogenic carrier protein and combined with an adjuvant (an immunological stimulator). In August 1996, the Company commenced the first of three pivotal, randomized, multicenter Phase III clinical trials of GMK. This trial is being conducted in the United States by cooperative cancer research groups supported by the NCI. The two additional Phase III clinical trials of GMK will be conducted in a number of countries outside of the United States. One of these trials commenced enrollment of patients in June 1997. The other is expected to commence in the first half of 1998 and will be conducted in Europe by the EORTC.

    MGV is being developed to treat a wide range of cancers, including colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, neuroblastoma and melanoma. MGV incorporates two ganglioside antigens that are abundant in these and other types of cancer cells. In September 1996, MGV entered Phase I/II clinical trials at Sloan-Kettering.

    In July 1997, the Company and BMS entered into the BMS License Agreement under which Progenics granted BMS an exclusive worldwide license to GMK and MGV. BMS made related cash payments to the Company of approximately $13.3 million and is obligated to make future payments of up to $61.5 million upon the achievement of specified milestones. In addition, BMS is required to fund continued clinical development of GMK and MGV and to pay royalties on any product sales.

    HIV THERAPEUTICS

    There is a considerable need for the development of new HIV therapeutics that address the major problems of viral resistance and drug toxicity that are inherent in currently approved drugs, which target certain enzymes necessary for viral infection and replication. In contrast, the Company's HIV therapeutic programs are based on the CD4 receptor and recently discovered co-receptors, CCR5 and CXCR4, to which binding is necessary for attachment, fusion and entry of the virus into the cell. Progenics applies its UnAB technology to produce antibody-like molecules designed to neutralize or destroy HIV or HIV-infected cells. This program and the Company's HIV attachment screening program are based on the CD4 receptor. The Company's HIV co-receptor/fusion program is based on CCR5 and CXCR4.

    Progenics' PRO 542 and PRO 367 product candidates utilize the Company's proprietary UnAB technology. Progenics is developing PRO 542 to selectively target HIV and prevent it from infecting healthy cells by binding to the sites on the virus that are required for entry into the cell. PRO 542 is being developed as an immunotherapy to treat HIV-positive individuals and has been shown IN VITRO to neutralize a wide range of HIV clinical strains. The Company initiated Phase I/II clinical trials of Pro 542 in September 1997.

    Progenics' is developing PRO 367 as a therapeutic agent designed to kill HIV-infected cells. PRO 367 consists of a UnAB molecule linked to a therapeutic radioisotope and is designed to bind to and destroy HIV-infected cells by delivering a lethal dose of radiation. The Company plans to begin Phase I/II clinical trials of PRO 367 in the first half of 1998.

    In June 1996, the Company's scientists in collaboration with researchers at ADARC described in an article published in NATURE the discovery of CCR5, a co-receptor for HIV that mediates fusion of HIV with the cell membrane. The Company is using its proprietary ProSys assays in a program to discover compounds that specifically inhibit the interaction of HIV with HIV co-receptors, including CCR5 and CXCR4, thereby blocking viral fusion and entry. In addition, the Company is using its proprietary HIV attachment assay in a collaborative research program to identify small-molecule compounds that inhibit attachment of the virus to the CD4 receptor.

THE HUMAN IMMUNE SYSTEM

    The human immune system functions to protect the body from disease by specifically recognizing and destroying foreign invaders, including viruses and bacteria. In addition, the immune system is capable of recognizing and eliminating abnormal cells in the body, such as cancer cells and cells infected with viruses and bacteria. White blood cells, particularly B and T lymphocytes, have the ability to recognize antigens made by these infectious agents and abnormal cells and react to them. For example, B lymphocytes produce antibodies that recognize specific antigens. Antibodies can bind to these antigens and neutralize or eliminate infectious agents and cancer cells. Vaccines can induce the production of antibodies against antigens on infectious agents and abnormal cells and thereby protect the body from illness. Vaccines are also being developed as therapeutics to fight ongoing diseases. In addition, genetic engineering techniques have enabled the production of antibodies or antibody-like molecules in the laboratory. These genetically designed antibody molecules may function in situations where the immune response is failing or not present by mimicking the body's own immune response.

PRODUCT DEVELOPMENT

    The Company applies its expertise in immunology to the development of therapeutic biopharmaceuticals that use components of the immune system, particularly antibodies, to fight diseases. The Company's two principal programs are directed towards cancer and HIV. In the case of cancer, the Company is developing vaccine products that are designed to induce specific antibody responses to cancer antigens in order to fight certain cancers. In the case of HIV, the Company is developing therapeutic products by genetically engineering molecules that function as antibodies and selectively target HIV and HIV-infected cells for neutralization or destruction. The Company also is actively engaged in research and discovery of compounds based on the HIV receptor, CD4, and HIV co-receptors, including CCR5 and CXCR4, and their roles in viral attachment, fusion and entry.

    The following table summarizes the status of the principal development programs, product candidates and products of the Company and identifies any related corporate collaborator:

                                                                                              CORPORATE
       PROGRAM/PRODUCT                INDICATION/USE                    STATUS(1)            COLLABORATOR
-----------------------------  -----------------------------  -----------------------------  ------------

CANCER THERAPEUTICS
  GMK                          Vaccine for melanoma           Phase III                          BMS
  MGV                          Vaccine for colorectal         Phase I/II                         BMS
                               cancer, lymphoma, small cell
                               lung cancer, sarcoma, gastric
                               cancer, neuroblastoma and
                               melanoma
HIV THERAPEUTICS

  PRO 542                      HIV therapy                    Phase I/II                          --
  PRO 367                      HIV therapy                    Phase I/II expected to              --
                                                              commence in the first half of
                                                              1998
  HIV Co-receptor/ Fusion      HIV therapy                    Research                            --
  (using
  ProSys assays)

  HIV Attachment Drug Screen   HIV therapy                    Research                          AHP(2)
  ProVax                       HIV vaccine                    Research                            --
ASSAYS AND REAGENTS

  ONCOTECT GM                  Clinical assay for cancer      In clinical investigational         --
                               prognosis                      use

  sCD4, gp120                  Research reagents              On market                        DuPont,
                                                                                               Intracel

  --------------------------

  (1) "Research" means initial research related to specific molecular targets, synthesis of new chemical entities, assay development and/or screening for the identification of lead compounds.
    Phase I-III clinical trials denote safety and efficacy tests in humans as follows:
    "Phase I": Evaluation of safety.
    "Phase II": Evaluation of safety, dosage and efficacy.
    "Phase III": Larger scale evaluation of safety and efficacy potentially requiring larger patient numbers, depending on the clinical indication for which marketing approval is sought.

     "In clinical investigation use" means being used by the Company to measure antibody levels of patients in clinical trials.
     See "Business--Government Regulation" and "--Assays and Reagents."

  (2)"AHP" means the Wyeth-Ayerst Research Division of American Home Products Corporation.

CANCER THERAPEUTICS

    Cancer is a set of different diseases, each of which is characterized by aberrations in cell growth and differentiation. The establishment and spread of a tumor is a function of its growth characteristics and its ability to suppress or evade the body's normal defenses, including surveillance and elimination of cancer cells by the immune system. Eradication of malignant cells which can metastasize (I.E., spread) to vital organs, leading to death, is central to the effective treatment of cancer.

    To date, the principal therapies for cancer have been surgery, radiation and chemotherapy. Despite recent advances in treatment, cures in many cancer areas continue to suffer from serious limitations. A significant drawback to conventional anti-cancer therapy is that occult (I.E., hidden) or residual disease is difficult or impossible to eliminate fully, which can lead to relapse. Surgery may be used to remove primary masses of some solid tumors; however, it cannot be used to remove occult disease. Conventional treatment with combination chemotherapy and radiation may not be capable of eradicating cancers completely because of inadequate potency at the tumor site resulting from limitations on drug or radiation doses due to potential side-effects to healthy tissues. Moreover, while more recently introduced biological drugs, such as interferons, have in some cases represented an improvement over traditional cytotoxic therapy, they have proven effective only on a limited basis and only in certain types of cancer and have adverse side effects.

    Because of the inability to address adequately occult and residual cancers, non-specific toxicities and limited potency associated with conventional anti-cancer therapies, a significant need exists for new therapeutic products. To address this demand, cancer vaccines are now being developed to stimulate the natural defense mechanisms of the immune system to fight cancer. Unlike traditional infectious disease vaccines that are used to prevent infection in the general population, most cancer vaccines are therapeutic, meaning that they are being developed to prevent recurrence of cancer in people whose cancer is in remission following treatment by conventional therapies (including surgical removal). In some cases, cancer vaccines are also being designed for use in the prevention of cancer in individuals who are at high risk for the disease.

    A major challenge in cancer vaccine development is that the natural human immune response generally does not produce sufficient antibodies to fight cancer cells because the immune system often does not recognize the difference between normal cells and cancer cells. Consequently, a primary objective in the development of cancer vaccines is to train the immune system to recognize cancer cells as a threat. If this can be achieved and the immune system can produce sufficient antibodies to the cancer, then the recurrence of the cancer may be prevented. Most cancer vaccines of parties other than the Company that are in clinical development consist of dead cancer cells or crude extracts from cancer cells. Unlike the Company's vaccine technology, the limitations of these approaches include the inability to identify the active components of the vaccine and to measure specific immune responses.

    PROGENICS' TECHNOLOGY: GANGLIOSIDE CONJUGATE VACCINES

    Progenics' cancer vaccine program is different from other approaches in that it involves the use of purified gangliosides as cancer antigens. Gangliosides are chemically-defined molecules which are composed of carbohydrate and lipid components. Certain gangliosides are usually found in low amounts in normal human tissue, but are abundant in certain cancers, such as melanoma, colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer and neuroblastoma.

    Gangliosides alone, however, do not normally trigger an immune response in humans. To overcome this, Progenics attaches gangliosides to large, highly immunogenic carrier proteins to form "conjugate" vaccines designed to trigger specific immune responses to ganglioside antigens. The technique of conjugating carbohydrate molecules to carrier proteins has been successfully used by others in the past to create effective vaccines for certain infectious diseases. For example, conjugate vaccines have been approved for marketing by the FDA and are currently administered to infants and children to prevent certain bacterial infections. To further augment the immune response to gangliosides, Progenics adds a potent immunological stimulator known as an "adjuvant" to its ganglioside-carrier protein conjugate. The following diagram illustrates the components of the Company's ganglioside conjugate vaccines.

       [DIAGRAM ILLUSTRATING THE COMPONENTS OF THE COMPANY'S GANGLIOSIDE
                              CONJUGATE VACCINES]

    The Company's ganglioside conjugate vaccines stimulate the immune system to produce specific antibodies to ganglioside antigens. These antibodies have been shown IN VITRO to recognize and destroy cancer cells. Based on these tests and the clinical trial results described below, the Company believes that vaccination of cancer patients with ganglioside conjugate vaccines will delay or prevent recurrence of cancer and prolong overall survival.

    The Company's cancer vaccines use known amounts of chemically-defined antigens, not dead cancer cells or crude extracts from cancer cells. As a result, Progenics is able to measure specific immune responses to the gangliosides in its vaccines. The Company also believes that there is a reduced likelihood of variability in its products as compared to vaccines which are prepared from dead cancer cells or crude extracts from cancer cells or which require complicated manufacturing processes.

    GMK: THERAPEUTIC VACCINE FOR MALIGNANT MELANOMA

    Progenics' most advanced product under development is GMK, a proprietary therapeutic vaccine for melanoma that is currently in pivotal Phase III clinical trials. The Company is collaborating with BMS on this program. GMK is the first cancer vaccine based on a defined cancer antigen to enter Phase III clinical trials. GMK is designed to prevent recurrence of melanoma in patients who are at risk of relapse after surgery. GMK is composed of the ganglioside GM2 conjugated to the carrier protein KLH (keyhole limpet hemocyanin) and combined with the adjuvant QS-21. QS-21 is the lead compound in the Stimulon-TM- family of adjuvants developed and owned by Aquila.

    TARGET MARKET

    Melanoma is a highly lethal cancer of the skin cells that produce the pigment melanin. In early stages melanoma is limited to the skin, but in later stages it spreads to the lungs, liver, brain and other organs. The Company estimates that there are 300,000 melanoma patients in the U.S. today. The American Cancer Society estimates that 40,300 patients in the U.S. will be newly diagnosed with melanoma in 1997. In the U.S., the incidence of melanoma is increasing at a rate of approximately 6% per year, an increase in incidence that is faster than that of any other cancer in men and second only to lung cancer in women. Projections suggest that melanoma will develop in one in 90 Americans by the year 2000. Increased exposure to the ultraviolet rays of the sun may be an important factor contributing to the increase in new cases of melanoma.

    Melanoma patients are categorized according to the following staging system:

                                     MELANOMA STAGING

       STAGE I               STAGE II               STAGE III              STAGE IV
---------------------  ---------------------  ---------------------  ---------------------
-   lesion less than   -   lesion greater     -   metastasis to      -   distant
    1.5 mm thickness     than 1.5 mm              regional draining      metastasis
                           thickness              lymph nodes
-   no apparent        -   local spread from  -   regional spread
    metastasis             primary cancer         from primary
                           site                   cancer site

    GMK is designed for the treatment of patients with Stage II or Stage III melanoma. It is estimated that these patients comprise about 50% of the total number of melanoma patients and, accordingly, the Company estimates that there are currently 150,000 Stage II and III melanoma patients in the U.S. According to the American Cancer Society, an estimated 60% to 80% of Stage III melanoma patients will experience recurrence of their cancer and die within five years after surgery.

    CURRENT THERAPIES

    Standard treatment for all melanoma patients includes surgical removal of the cancer. Thereafter, therapy varies depending on the stage of the disease. For Stage I and II melanoma patients, treatment generally consists of close monitoring for recurrence. The only approved treatment for Stage III melanoma patients is high-dose alpha interferon. In a recently reported study, the median recurrence-free survival period after surgery for patients treated with high-dose alpha interferon was 20 months versus 12 months for patients who received no treatment. In addition, the median overall survival period after surgery was 46 months for the treated group versus 34 months for the untreated group. However, treatment with high-dose alpha interferon causes substantial toxicities, requires an intensive treatment over twelve months (intravenous injections five days a week for the first month followed by subcutaneous injections three times a week for the remaining eleven months) and costs about $35,000 per year.

    Other approaches for treatment of Stage II or III melanoma patients are currently under investigation, but none has been approved for marketing. These experimental therapies include chemotherapy, low-dose alpha interferon and other vaccines.

    CLINICAL TRIALS

    GMK entered pivotal Phase III clinical trials in the United States in August 1996. In addition, Progenics plans two international Phase III clinical trials of GMK, one of which commenced enrollment of patients in June 1997 and the other of which is expected to commence in the first half of 1998. GMK is administered in the studies by 12 subcutaneous injections over a two-year period on an out-patient basis.

    The ongoing U.S. Phase III trial compares GMK with high-dose alpha interferon in Stage IIb (advanced Stage II) and Stage III melanoma patients who have undergone surgery but are at high risk for recurrence. This randomized trial, which is expected to enroll 850 patients, is being conducted nationally by the Eastern Cooperative Oncology Group ("ECOG") in conjunction with the Southwest Oncology Group ("SWOG") and other major cancer centers, cooperative cancer research groups, hospitals and clinics. ECOG and SWOG are leading cooperative cancer research groups supported by the NCI and are comprised of several hundred participating hospitals and clinics, primarily in the United States. The primary endpoint of the trial is to compare the recurrence of melanoma in patients receiving GMK versus in patients receiving high-dose alpha interferon. The study will also compare quality of life and overall survival of patients in both groups.

    The second Phase III clinical trial is a randomized double-blind, placebo-controlled study in Stage IIb and Stage III melanoma patients who have undergone surgery but are at high risk for recurrence. This trial, which enrolled its first patients in June 1997 in New Zealand, will be conducted by major cancer centers, hospitals and clinics in Europe, Australia, New Zealand and South Africa. In the United Kingdom, the study will be conducted by the Institute of Cancer Research ("ICR") of the United Kingdom, a major government-sponsored cancer research organization. The primary endpoint of the trial is to compare the recurrence of melanoma in patients receiving GMK versus in patients receiving placebo. The study will also compare overall survival of patients in both groups.

    The third Phase III clinical trial will be a randomized study exclusively in Stage IIa (early Stage II) melanoma patients who have undergone surgery but are at intermediate risk for recurrence. This trial, which the Company expects will commence in the first half of 1998, will be conducted in Europe by the EORTC, the major cooperative cancer research group in Europe. Patients will be randomized to receive either GMK or observation with no treatment. The primary endpoint of the trial is to compare the recurrence of melanoma in patients receiving GMK versus in patients receiving observation with no treatment. The study will also compare overall survival of patients in both groups.

    A predecessor of GMK, called GM2-BCG, which combined GM2 ganglioside with the adjuvant BCG, underwent clinical testing at Sloan-Kettering in the late 1980s. In a double-blind, randomized Phase II study in 122 Stage III melanoma patients, subjects in the treated group received GM2-BCG for six months after surgery; subjects in the control group received the same regimen with BCG alone. The median recurrence-free survival period after surgery for patients treated with GM2-BCG was 33 months versus 17 months for the patients in the control group. In addition, the median overall survival period after surgery for patients in the treated group was 70 months versus 30 months for patients in the control group. Approximately 85% of treated patients developed antibodies to GM2 ganglioside. The presence of these antibodies significantly correlated with improved recurrence-free and overall survival of patients.

    Phase I/II clinical trials of GMK under institutional INDs were conducted at Sloan-Kettering over the last six years. In these studies, approximately 120 patients, most of whom had Stage III melanoma, were treated with GMK. All patients receiving GMK at the dose level being used in the current Phase III trials of GMK developed antibodies to GM2 ganglioside. Patients treated with GMK had levels of antibody to GM2 ganglioside that were on average four times higher and also were longer lasting than in patients treated with GM2-BCG in the GM2-BCG Phase II trial. In addition, GMK was well tolerated by all patients in these studies, and no clinically significant side effects attributable to the vaccine were observed.

    MGV: THERAPEUTIC VACCINE FOR CERTAIN CANCERS

    Progenics' second ganglioside conjugate vaccine in development, MGV, is a proprietary therapeutic vaccine for cancers which express GD2 or GM2 gangliosides. These cancers include colorectal cancer, lymphoma, small cell lung cancer, sarcoma, gastric cancer, neuroblastoma and melanoma. The Company is collaborating with BMS on this program. MGV has three components: (i) GM2-KLH (GM2 ganglioside conjugated to KLH); (ii) GD2-KLH (GD2 ganglioside conjugated to KLH); and, (iii) QS-21 adjuvant. MGV is designed to prevent recurrence of cancer and prolong overall survival of patients after their cancer has been removed by surgery or reduced by chemotherapy or radiation therapy.

    CLINICAL TRIALS

    MGV entered Phase I/II clinical trials in September 1996 under an institutional IND at Sloan-Kettering. The primary objectives of the study are to establish the safety of MGV and the ability of the vaccine to induce specific immune responses to both GD2 and GM2 gangliosides in patients with different cancer types, beginning with melanoma patients. In addition, a goal of the study is to optimize the ratio of GD2 and GM2 gangliosides in MGV to be used in future clinical trials.

    The GM2-KLH/QS-21 (GMK) and GD2-KLH/QS-21 components of MGV have each undergone separate clinical testing. The results of clinical studies with GMK are discussed above. To date, six melanoma patients have received GD2-KLH/QS-21 alone in Phase I/II clinical trials under an institutional IND at Sloan-Kettering. All six subjects developed antibodies to GD2 ganglioside following vaccination. In addition, the vaccine was well tolerated and no clinically significant side effects attributable to the vaccine were observed. Therefore, the Company expects that patients receiving MGV will develop antibodies to both GD2 and GM2 gangliosides.

HIV THERAPEUTICS

    HIV infection causes a slowly progressive deterioration of the immune system which results in AIDS. AIDS is characterized by a general collapse of the immune system leading to a wasting syndrome, frequent opportunistic infections, rare forms of cancer, central nervous system degeneration, and eventual death. HIV infection is unusual in that individuals testing positive for the virus can survive for many years without symptoms of the disease. There are three major routes of transmission of the virus: sexual contact, exposure to HIV-contaminated blood or blood products and mother-to-child transmission.

    HIV specifically infects cells that have the CD4 receptor on their surface ("CD4+"). CD4+ cells are critical components of the immune system, and include T lymphocytes, monocytes, macrophages and dendritic cells. The deleterious effects of HIV are largely due to the replication of the virus in these cells and the resulting dysfunction and destruction of these cells.

    HIV-positive individuals display both antibodies and other immune system responses which are specific to the virus. However, the high fatality rate of this disease makes it clear that these natural immune system responses do not provide adequate long-term protection. There are two reasons why these natural responses are inadequate. First, as described above, the CD4+ T lymphocytes required to mount an effective immune response against HIV are destroyed, leaving the immune system too weak to eliminate the virus. Second, HIV displays a remarkable degree of variability as a result of high rates of mutation that permit different strains of the virus to escape the immune system response and progressively replicate throughout the body.

    Viral infection involves the binding of the virus to cells, viral entry into those cells and, ultimately, the commandeering of the host cells' reproductive machinery, which permits replication of the viral genetic information and the generation of new copies of the virus. The Company's scientists and their collaborators have made important discoveries in understanding how HIV enters human cells and initiates viral replication. In the 1980s, Company scientists in collaboration with researchers at Columbia University, the ICR and the Centers for Disease Control and Prevention ("CDC") demonstrated that the initial step of HIV infection involves the specific attachment of the virus to the CD4 receptor on the surface of human immune system cells. These researchers also showed that the gp120 glycoprotein located on the HIV envelope binds with high affinity to the CD4 receptor. Although these researchers demonstrated that CD4 was necessary for HIV attachment, this step is not sufficient to enable the virus to enter the cell and initiate viral replication.

    In June 1996, Company scientists in collaboration with researchers at ADARC described in an article in NATURE the discovery of a co-receptor for HIV on the surface of human immune system cells. This co-receptor, CCR5, enables fusion of HIV with the cell membrane after binding of the virus to the CD4 receptor. This fusion step results in entry of the viral genetic information into the cell and subsequent viral replication. Recently, Company scientists in collaboration with researchers at ADARC demonstrated that it is the gp120 glycoprotein that binds to the CCR5 co-receptor as well as to the CD4 receptor. This process is shown below.

        [DIAGRAM DEPICTING THE GP120 GLYCOPROTEIN BINDING TO THE CCR5 OR
  CXCR4 CO-RECEPTOR AND THE CD4 RECEPTOR AND ALSO THE FUSION OF THE VIRUS WITH
                            THE HUMAN CELL MEMBRANE]

    PROGENICS' HIV RECEPTOR TECHNOLOGIES

    Based on the Company's participation in the discoveries of two major receptors for HIV, Progenics is pursuing several approaches in the research and development of products designed to block entry of HIV into human immune system cells. The Company's UnAB and attachment screening programs are based on the CD4 receptor while its HIV co-receptor fusion program is based on recently discovered co-receptors, CCR5 and CXCR4.

    Because HIV must first attach to the CD4 receptor to infect human cells, the Company believes that the part of the gp120 glycoprotein that attaches to the CD4 receptor must remain constant across all strains of the virus. The gp120 glycoprotein is located on the exterior of both HIV and HIV-infected cells. Progenics' UnABs incorporate a part of the CD4 receptor into genetically-engineered molecules that function like antibodies and are designed to bind specifically to the gp120 glycoprotein of HIV or HIV-infected cells. In IN VITRO tests, the Company's UnABs have demonstrated the ability to bind with high affinity to gp120 glycoproteins from a wide range of HIV strains, including the strains most prevalent in the U.S. and the rest of the world. Because the Company's UnAB technology is targeted to a part of HIV that is believed to be necessary for the virus to enter cells and not to mutate, the Company believes that its technology may address the obstacles presented by the high mutation rate of the virus.

    Two of the Company's HIV products under development are based on its proprietary UnAB technology, although they employ the technology in different ways. PRO 542 is designed to bind to the gp120 glycoprotein located on the virus itself, neutralizing the virus and thereby preventing it from infecting healthy cells. PRO 367 is designed to bind to the gp120 glycoprotein located on the exterior of HIV-infected cells and destroy those cells by delivering a lethal dose of radiation. The two products also differ in that each molecule of PRO 542 has four binding sites for HIV while each molecule of PRO 367 has two binding sites. See the inside back cover of this Prospectus for diagrams of these products.

    Progenics also is applying its HIV technology in two programs designed to use the Company's proprietary screening assays to identify and develop potential HIV therapeutics. In its co-receptor/fusion program, the Company is using its ProSys assays to identify compounds that inhibit the interaction between HIV and HIV co-receptors, including CCR5 and CXCR4, thereby blocking viral fusion and entry. In the Company's HIV attachment program, Progenics is using its proprietary HIV attachment assay to identify small-molecule compounds that inhibit the interaction between HIV and CD4, thereby blocking viral attachment.

    TARGET MARKET

    Progenics' therapeutic product candidates are designed primarily for use in asymptomatic HIV-positive individuals. Accordingly, the target population for these products is patients who are aware of their infection but do not yet have AIDS. Although there are few signs of disease in an HIV-positive individual during the asymptomatic period, the virus is replicating in the body by infecting healthy cells. It is estimated that in 1996 more than 830,000 people in North America and 20,000,000 people worldwide were infected with HIV. The CDC estimated that as of December 1996, approximately 220,000 people in the U.S. had AIDS.

    CURRENT THERAPIES

    At present, two classes of products have received FDA marketing approval for the treatment of HIV infection and AIDS: reverse transcriptase inhibitors and protease inhibitors. Both types of drugs are inhibitors of viral enzymes and have shown efficacy in reducing the concentration of HIV in the blood and prolonging asymptomatic periods in HIV-positive individuals, especially when administered in combination.

    While combination therapy slows the progression of disease, it is not a cure. HIV's rapid mutation rate results in the development of viral strains that are resistant to reverse transcriptase and protease inhibitors. The potential for resistance is exacerbated by interruptions in dosing which lead to lower drug levels and permit increased viral replication. Non-compliance is common in patients on combination therapies as these drug regimens require more than a dozen tablets to be taken at specific times each day. An additional problem is that currently approved drugs exhibit substantial toxicities in many patients, affecting a variety of organs and tissues, including the peripheral nervous system and gastrointestinal tract. These toxicities often result in patients interupting or discontinuing therapy.

    PRO 542: HIV THERAPY

    Progenics is developing PRO 542 for the treatment of HIV infection. PRO 542 is a proprietary UnAB-based product with four binding sites for the gp120 glycoprotein on HIV. PRO 542 is designed to neutralize HIV through one of two mechanisms: (i) binding to the gp120 glycoprotein and thereby preventing infection of healthy cells; or (ii) binding to and detaching the gp120 glycoprotein from the virus.

    In IN VITRO and EX VIVO tests conducted by Progenics in collaboration with scientists at ADARC and the CDC, PRO 542 potently neutralized a wide variety of clinical strains of HIV as well as viruses in the plasma of HIV-positive individuals. In comparative IN VITRO studies at ADARC using a panel of neutralizing antibodies to HIV, PRO 542 was found to be more potent and broadly neutralizing than the antibodies to which it was compared. In further studies at ADARC, PRO 542 protected severe combined immune deficient ("SCID") mice transplanted with human peripheral blood lymphocytes against infection by the three HIV strains tested, including strains of the virus isolated from HIV-positive individuals.

    Progenics initiated two dose-escalation Phase I/II clinical trials of PRO 542 in September 1997. The first study is being conducted in HIV-positive adult patients at Mount Sinai Medical Center in New York City. The second trial is being conducted in HIV-positive children at Baylor College of Medicine in Houston, the University of California at San Francisco and the University of Pennsylvania by the AIDS Clinical Trials Group, ("ACTG"), a leading cooperative HIV research group supported by the National Institute of Allergy and Infectious Diseases ("NIAID"). Both trials will measure safety, pharmacokinetics and antiviral activity of PRO 542.

    In September 1997, the Company entered into a collaboration agreement with Genzyme Transgenics Corporation ("GTC") with the objective of developing a transgenic source of PRO 542 using GTC proprietary technology. This collaboration is designed to result in the commercial-scale manufacture of PRO 542 by GTC using a herd of transgenic goats.

    PRO 367: HIV THERAPY

    Progenics is developing PRO 367 as a therapeutic agent designed to destroy HIV-infected cells. PRO 367 is composed of a proprietary UnAB molecule with two binding sites for the gp120 glycoprotein linked to a therapeutic radioisotope. PRO 367 is designed to specifically bind with high affinity to the gp120 glycoprotein on HIV-infected cells and to destroy these cells by delivering a lethal dose of radiation.

    The Company plans to initiate dose-escalation Phase I/II clinical trials of PRO 367 in the first half of 1998, subject to obtaining necessary regulatory clearances. The PRO 367 study will be conducted by the French Association Nationale de Recherches contre le SIDA at the Pitie-Salpetriere Hospital in Paris. The study will assess safety, pharmacokinetics, biodistribution and antiviral effects of PRO 367 in HIV-positive adult patients.

    In IN VITRO tests, PRO 367 specifically bound with high affinity to the gp120 glycoprotein on the cell surface. In addition, a pilot Phase I clinical trial in AIDS patients of a trace-labelled precursor of PRO 367 was conducted under an institutional IND at Sloan-Kettering. This trial assessed the safety and pharmacology of the compound with low doses of iodine-131. The compound was well tolerated by all patients, no clinically significant side effects attributable to the compound were observed and the compound exhibited suitable pharmacokinetics for further development.

    HIV CO-RECEPTOR/FUSION: HIV THERAPY

    The Company's first application of its HIV co-receptor technology is through the use of its proprietary ProSys assays. These assays model fusion of HIV with human cells rapidly, automatically, sensitively and without the use of infectious virus. Progenics is currently seeking pharmaceutical collaborators for this program.

    HIV ATTACHMENT DRUG SCREEN: HIV THERAPY

    As part of a collaborative research project with the Wyeth-Ayerst Research Division of American Home Products Corporation ("AHP"), Progenics has developed a proprietary drug screening assay designed to identify small-molecule compounds which inhibit attachment of HIV to the CD4 receptor. This assay has been used in a high-throughput screening program, and the compounds discovered are undergoing additional studies by the Company and AHP to evaluate further their antiviral activity.

    PROVAX: HIV VACCINE

    Progenics is conducting research with respect to its ProVax vaccine, a vaccine candidate which it believes may be useful as a preventative or a therapeutic treatment for HIV-positive individuals. Progenics is currently performing government-funded research and development of the ProVax vaccine in collaboration with ADARC, the Southwest Foundation for Biomedical Research in San Antonio and the University of Oklahoma Medical Center.

ASSAYS AND REAGENTS

    Through its immunology expertise, Progenics has developed certain assays, in addition to its ProSys and HIV attachment assays, which are used both independently and in collaboration with partners, as well as certain reagents which are being sold for research use only.

    ONCOTECT GM

    Progenics has developed ONCOTECT GM, a clinical assay for assessing prognosis in patients with melanoma and other cancers. ONCOTECT GM measures the levels of antibody to GM2 ganglioside in the blood. In clinical trials of a therapeutic vaccine for melanoma, the presence of these antibodies significantly correlated with improved recurrence-free and overall survival of patients. The Company is currently using ONCOTECT GM in its cancer vaccine clinical trials.

    RESEARCH REAGENTS: SCD4 AND GP120

    Progenics manufactures the research reagents sCD4 and gp120 which it sells to DuPont de Nemours & Company ("DuPont") and Intracel for resale. DuPont markets and sells gp120 and sCD4 under both the Progenics and the DuPont names. Intracel markets and sells gp120 and sCD4 under both the Progenics and Intracel names. These products are sold worldwide for research use. While the Company's only customers for these reagents are DuPont and Intracel, in light of the limited revenues received from sales of these reagents, the Company does not believe that the loss of either of these customers would have a material adverse effect on the Company.

BUSINESS STRATEGY

    Progenics' strategy is to develop and commercialize innovative products for the treatment and prevention of cancer and viral diseases based upon its expertise in immunology. Key elements of the Company's strategy are as follows:

    ESTABLISH TIMELY COLLABORATIONS TO OPTIMIZE COMMERCIAL POTENTIAL. Progenics has entered into a variety of collaborations designed to mitigate the cost of drug development and increase the likelihood of a successful commercial introduction. By collaborating with BMS on the clinical development of GMK and MGV after launching GMK's Phase III trials, the Company was able to contract for a combination of significant payments, milestones and royalties from a world leader in cancer therapies. The Company holds the rights to certain ganglioside conjugate vaccine technology in addition to that on which GMK and MGV is based, as well as to its two lead HIV product candidates, PRO 542 and PRO 367. Progenics believes that its relationships with academic and government institutions and international clinical research groups give it the financial flexibility to choose the timing and scope of future corporate collaborations. In pursuing additional collaborations, the Company plans to employ a flexible approach in determining the timing and nature of its alliances in an effort to optimize their value to the Company.

    LEVERAGE CORE PROPRIETARY TECHNOLOGIES. Progenics intends to continue developing a portfolio of therapeutic cancer vaccines and HIV treatments utilizing its proprietary ganglioside conjugate vaccine, UnAB and HIV receptor and co-receptor/fusion technologies. Progenics has commenced pivotal Phase III clinical trials of GMK, Phase I/II clinical trials of MGV and Phase I/II clinical trials of PRO 542. In its cancer vaccine area, the Company is screening additional cancers for the presence of specific gangliosides in order to develop further ganglioside conjugate vaccines to treat a variety of cancers. In the HIV area, the Company expects to launch clinical trials for PRO 367 in the first half of 1998 and is continuing its research based on the CD4 receptor and the newly discovered HIV co-receptors, CCR5 and CXCR4, and their roles in viral attachment, fusion and entry.

    IN-LICENSE ADDITIONAL PRODUCT CANDIDATES AND TECHNOLOGIES. The Company intends to continue in-licensing technologies and product candidates that complement its existing capabilities. Sources for these technologies range from academic institutions and research organizations to other biotechnology and pharmaceutical companies. The Company's license agreement with Sloan-Kettering covers certain potential developments in the cancer vaccine field resulting from work performed in a laboratory at Sloan-Kettering beyond the MGV and GMK vaccine products that Progenics has licensed to BMS. The Company believes its in-licensing strategy will enable it to bring products to market more quickly, efficiently and at lower cost while it focuses its expertise on product development and pre-clinical and clinical trial design and implementation.

BMS COLLABORATION

    In July 1997, the Company and BMS entered into the BMS License Agreement. Pursuant to the BMS License Agreement, the Company granted to BMS an exclusive, worldwide license to make, have made, use, sell, have sold and develop GMK and MGV and any other product to which Progenics has rights that include the GM2 or GD2 ganglioside antigens and are used for the treatment or prevention of human cancer. BMS is entitled under the BMS License Agreement to grant sublicenses, subject to certain restrictions.

    Pursuant to the BMS License Agreement and the related sublicense agreements (collectively, the "BMS Agreements"), BMS has made certain payments to the Company and is required to make milestone payments and pay royalties on sales of licensed products. In July 1997, BMS paid the Company approximately $13.3 million, representing (i) $11.5 million as reimbursement for expenses previously incurred by Progenics in the development of GMK and MGV and licensing fees and
(ii) $1.8 million as reimbursement of the Company's clinical development costs for the period from April 15, 1997 to September 30, 1997.

BMS is also required to make future payments of up to $61.5 million upon achievement of specified milestones relating to the development and regulatory approval of GMK, MGV or other products that include the GM2 or GD2 ganglioside antigens. The amount of these milestone payments will depend on the product candidate achieving the specified milestone and, with respect to MGV, the indications for which it is developed. BMS is also required to pay royalties on any sale of licensed products and to fund continued development, clinical trials and regulatory activities of GMK and MGV pursuant to plans agreed to by the parties. There can be no assurance that the Company will receive milestone or royalty payments from BMS or that funding for the GMK or MGV programs will not be curtailed or terminated.

    In connection with the BMS License Agreement, the Company granted to BMS sublicenses to the technology and other rights licensed to the Company from each of Sloan-Kettering, The Regents of the University of California (the "Regents") and Aquila under the licenses with these entities discussed under "--Licenses." These sublicenses are exclusive as to the Sloan-Kettering and the Regents sublicenses and non-exclusive as to the Aquila sublicense and are intended, in general, to make available to BMS the technology licensed by the Company from these entities and used to make GMK and MGV. BMS is entitled under these sublicenses to grant further sublicenses, subject to certain restrictions.

    In connection with payments made by BMS to the Company under the BMS License Agreement, the Company made certain payments to licensors as an inducement to these licensors to enter into agreements with the Company and BMS amending certain provisions of the prime licenses and granting to BMS certain related rights. Future payments made by BMS to the Company under the BMS License Agreement also trigger payment obligations to these licensors. See "--Licenses."

    The BMS Agreements terminate at various times related, in general, to the expiration or abandonment of the related patents or to the first commercial sale of products. The agreements can also be terminated by either party upon a material, uncured breach by the other party. BMS has the further right to terminate the BMS License Agreement (including its funding and milestone obligations) as to specified licensed products at specified times.

LICENSES

    The Company is a party to license arrangements under which it has obtained rights to use certain technologies in its cancer and HIV programs. Set forth below is a summary of those licenses that the Company believes to be important to its business.

    The Company is party to a license agreement with Sloan-Kettering under which the Company obtained the worldwide, exclusive rights to certain technology relating to ganglioside conjugate vaccines, including GMK and MGV, and their use to treat or prevent cancer. The Sloan-Kettering license terminates upon the expiration of the last of the licensed patents or 15 years from the date of the first commercial sale of a licensed product pursuant to the agreement, whichever is later. In addition to patent applications, the Sloan-Kettering license includes the exclusive rights to use certain relevant technical information and know-how, as well as rights to certain future developments, if any. A number of Sloan-Kettering physician-scientists also serve as consultants to the Company.

    The Company is party to a license agreement with the Regents under which the Company obtained the exclusive rights to an issued U.S. patent covering certain ganglioside conjugate vaccines. The license agreement terminates upon the expiration of the patent.

    The Company is party to a license agreement with Columbia University under which the Company has obtained exclusive, worldwide rights to certain technology and materials relating to CD4 and its use to treat or prevent HIV infection. The license agreement will terminate upon the expiration of the last of the licensed patents.

    The Company has entered into a license and supply agreement with Aquila pursuant to which Aquila agreed to supply the Company with all of its requirements for the QS-21 adjuvant for use in certain ganglioside-based cancer vaccines, including GMK and MGV. QS-21 is the lead compound in the Stimulon-TM- family of adjuvants developed and owned by Aquila. The license terminates upon the expiration of the last of the licensed patents.

    The licenses to which the Company is a party impose various milestone, commercialization, sublicensing, royalty and other payment, insurance, indemnification and other obligations on the Company and are subject to certain reservations of rights. Failure by the Company to comply with these requirements could result in the termination of the applicable agreement, which could have a material adverse effect on the Company's business.

    In connection with the BMS License Agreement, the Company granted to BMS sublicenses to the technology and other rights licensed to the Company from each of Sloan-Kettering, the Regents and Aquila under the licenses with these entities described above. See "--BMS Collaboration."

GOVERNMENT GRANTS AND CONTRACTS

    Through September 30, 1997, the Company had been awarded government grants aggregating approximately $2,377,000 under the Small Business Innovation Research ("SBIR") program of the NIH for the Company's commercial development of PRO 542, PRO 367, ProVax vaccine and ProSys assays. Through September 30, 1997 the Company had recognized approximately $1,769,000 of such amount as revenue. In addition, the Company has been awarded a $812,000 multi-year grant under a contract with the Department of Defense for work related to ProVax vaccine. Through September 30, 1997 the Company had recognized approximately $708,000 of such amount as revenue.

    In general, under the terms of these grants the Company has, subject to certain rights of the government described below, all right, title and interest to all patents, copyrights and data pertaining to any product developed. However, under existing regulations, the government receives a royalty-free license for federal government use with respect to patents developed by grant recipients. In addition, the government may, in certain circumstances, require the Company to license technology resulting from the funded projects to third parties and may require that the Company manufacture substantially all of the products resulting from a particular grant in the United States.

    The government's obligation to make payments under these grants is subject to appropriation by the United States Congress for funding in each such year. Moreover, it is possible that Congress or the government agencies that administer these government research programs will determine to scale back these programs or terminate them or that the government will award future grants to competitors of the Company instead of the Company. In addition, while Progenics intends to pursue additional government grants related to its areas of research and development, there can be no assurances that the Company will be awarded any such grants in the future or that any amounts derived therefrom will not be less than those received to date.

    In September 1997, the Company was awarded a two-year, protein manufacturing contract for $1,601,000 from the NIH. Through September 30, 1997, no revenue had been recognized related to this contract.

PATENTS AND PROPRIETARY TECHNOLOGY

    Progenics' policy is to protect its proprietary technology, and the Company considers the protection of such rights to be important to its business. In addition to seeking U.S. patent protection for many of its inventions, the Company generally files patent applications in Canada, Japan, Western European countries and additional foreign countries on a selective basis in order to protect the inventions deemed to be important to the development of its foreign business.

    Under a license agreement with Sloan-Kettering, Progenics obtained worldwide, exclusive rights to certain technology relating to ganglioside conjugate vaccines, including GMK and MGV, and their use to treat or prevent cancer. This technology is the subject of a patent application filed by Sloan-Kettering in the U.S. and 25 foreign countries claiming composition of matter and methods of production and use of certain ganglioside conjugate vaccines for the treatment or prevention of human cancer.

    Under a license agreement with Columbia University, Progenics obtained worldwide, exclusive rights to certain technology relating to CD4 and its use to treat or prevent HIV infection. This technology is the subject of issued U.S. and European patents and several related U.S. and foreign patent applications filed by Columbia University. The issued patents and the patent applications claim composition of matter and methods of production and use of certain CD4-based products for the treatment or prevention of HIV infection. Progenics has also filed a number of U.S. and foreign patent applications on its UnAB, ProSys and ProVax technologies and clinical uses of these technologies.

    There can be no assurance that patent applications owned by or licensed to the Company will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. Although a patent has a statutory presumption of validity in the United States, the issuance of a patent is not conclusive as to such validity or as to the enforceable scope of the claims of the patent. There can be no assurance that the Company's issued patents or any patents subsequently issued to or licensed by the Company will not be successfully challenged in the future. The validity or enforceability of a patent after its issuance by the patent office can be challenged in litigation. The cost of litigation to uphold the validity of patents and to prevent patent infringement can be substantial. If the outcome of the litigation is adverse to the owner of the patent, third parties may then be able to use the invention covered by the patent without payment. There can be no assurance that the Company's patents will not be infringed or successfully avoided through design innovation.

    There may be patent applications and issued patents belonging to competitors that may require the Company to alter its products, pay licensing fees or cease certain activities. If the Company's products conflict with patents that have been or may be granted to competitors, universities or others, such other persons could bring legal actions against the Company claiming damages and seeking to enjoin manufacturing and marketing of the affected products. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected products. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available on acceptable terms or at all. The Company believes that there may be significant litigation in the industry regarding patent and other intellectual property rights. If the Company becomes involved in such litigation, it could consume substantial resources.

    Progenics has also filed a number of U.S. and foreign patent applications (one of which is owned jointly with ADARC) relating to the discovery of an HIV co-receptor, CCR5. In addition to the risks described above, the Company is aware that other groups have claimed discoveries similar to that covered by the Company's patent applications. These groups may have made their discoveries prior to the discoveries covered by the Company's patent applications and may have filed their applications prior to the Company's patent applications. The Company does not expect to know for several years the relative strength of its patent position as compared to these other groups.

    The enactment of the legislation implementing the General Agreement on Tariffs and Trade has resulted in certain changes to United States patent laws that became effective on June 8, 1995. Most notably, the term of patent protection for patent applications filed on or after June 8, 1995 is no longer a period of seventeen years from the date of grant. The new term of United States patents will commence on the date of issuance and terminate twenty years from the earliest effective filing date of the application. Because the time from filing to issuance of patent applications is often more than three years, a twenty-year term from the effective date of filing may result in a substantially shortened term of patent protection, which may adversely impact the Company's patent position.

    In addition to the patents, patent applications, licenses and intellectual property processes described above, the Company also relies on unpatented technology, trade secrets and information. No assurance can be given that others will not independently develop substantially equivalent information and techniques or otherwise gain access to the Company's technology or disclose such technology, or that the Company can meaningfully protect its rights in such unpatented technology, trade secrets and information. The Company requires each of its employees, consultants and advisors to execute a confidentiality agreement at the commencement of an employment or consulting relationship with the Company. The agreements generally provide that all inventions conceived by the individual in the course of employment or in providing services to the Company and all confidential information developed by, or made known to, the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not disclosed to third parties except in limited specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's information in the event of unauthorized use or disclosure of such confidential information.

GOVERNMENT REGULATION

    The Company and its products are subject to comprehensive regulation by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state, and local entities regulate, among other things, the preclinical and clinical testing, safety, effectiveness, approval, manufacture, labeling, marketing, export, storage, record keeping, advertising, and promotion of the Company's products.

    FDA approval of the Company's products, including a review of the manufacturing processes and facilities used to produce such products, will be required before such products may be marketed in the United States. The process of obtaining approvals from the FDA can be costly, time consuming, and subject to unanticipated delays. There can be no assurance that approvals of the Company's proposed products, processes, or facilities will be granted on a timely basis, or at all. Any failure to obtain or delay in obtaining such approvals would adversely affect the ability of the Company to market its proposed products. Moreover, even if regulatory approval is granted, such approval may include significant limitations on indicated uses for which a product could be marketed.

    The process required by the FDA before the Company's products may be approved for marketing in the United States generally involves (i) preclinical laboratory and animal tests, (ii) submission to the FDA of an IND, which must become effective before clinical trials may begin, (iii) adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its intended indication, (iv) submission to the FDA of a marketing application and (v) FDA review of the marketing application in order to determine, among other things, whether the product is safe and effective for its intended uses. There is no assurance that the FDA review process will result in product approval on a timely basis, or at all.

    An IND is a submission which the sponsor of a clinical trial of an investigational new drug must make to the FDA, and which must become effective before clinical trials may commence. The IND submission must include, among other things, a description of the sponsor's investigational plan; protocols for each planned study; chemistry, manufacturing, and control information; pharmacology and toxicology information; and a summary of previous human experience with the investigational drug.

    A New Drug Application ("NDA") is an application to the FDA to market a new drug. The NDA must contain, among other things, information on chemistry, manufacturing, and controls; nonclinical pharmacology and toxicology; human pharmacokinetics and bioavailability; and clinical data. The new drug may not be marketed in the United States until the FDA has approved the NDA.

    A Product License Application ("PLA") is an application to the FDA to market a biological product. The PLA must contain, among other things, data derived from nonclinical laboratory and clinical studies which demonstrate that the product meets prescribed standards of safety, purity and potency, and a full description of manufacturing methods. The biological product may not be marketed in the United States until a product license is issued, and until the establishment where the product is to be manufactured has been issued an establishment license.

    Preclinical tests include laboratory evaluation of product chemistry and animal studies to gain preliminary information about a product's pharmacology and toxicology and to identify any safety problems that would preclude testing in humans. Products must generally be manufactured according to cGMP and preclinical safety tests must be conducted by laboratories that comply with FDA regulations regarding good laboratory practices. The results of the preclinical tests are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or makes comments or raises questions concerning, an IND, the IND will become effective 30 days following its receipt by the FDA and initial clinical studies may begin, although companies often obtain affirmative FDA approval before beginning such studies. There can be no assurance that submission of an IND will result in FDA authorization to commence clinical trials. See "Risk Factors--Uncertainty Associated with Preclinical and Clinical Testing."

    Clinical trials involve the administration of the investigational new drug to healthy volunteers and to patients under the supervision of a qualified principal investigator. Clinical trials must be conducted in accordance with the FDA's Good Clinical Practice requirements under protocols that detail, among other things, the objectives of the study, the parameters to be used to monitor safety, and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND. Further, each clinical study must be conducted under the auspices of an Institutional Review Board ("IRB"). The IRB will consider, among other things, ethical factors, the safety of human subjects, the possible liability of the institution and the informed consent disclosure which must be made to participants in the clinical trial.

    Clinical trials are typically conducted in three sequential phases, although the phases may overlap. During Phase I, when the drug is initially administered to human subjects, the product is tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion. Phase II involves studies in a limited patient population to (i) evaluate preliminarily the efficacy of the product for specific, targeted indications, (ii) determine dosage tolerance and optimal dosage, and (iii) identify possible adverse effects and safety risks. When a new product is found to have an effect and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken in order to further evaluate clinical efficacy and to further test for safety within an expanded patient population. The FDA may suspend clinical trials at any point in this process if it concludes that clinical subjects are being exposed to an unacceptable health risk.

    The results of the preclinical studies and clinical studies, the chemistry and manufacturing data, and the proposed labelling, among other things, are submitted to the FDA in the form of an NDA or PLA, approval of which must be obtained prior to commencement of commercial sales. The FDA may refuse to accept the NDA or PLA for filing if certain administrative and content criteria are not satisfied, and even after accepting the NDA or PLA for review, the FDA may require additional testing or information before approval of the NDA or PLA. In any event, the FDA must deny an NDA or PLA if applicable regulatory requirements are not ultimately satisfied. Moreover, if regulatory approval of a product is granted, such approval may be made subject to various conditions, including post-marketing testing and surveillance to monitor the safety of the product, or may entail limitations on the indicated uses for which it may be marketed. Finally, product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.

    Under current FDA regulations, in addition to the licensing of a vaccine product itself through the PLA process, any establishment used to manufacture a vaccine product must also be licensed. To obtain the necessary establishment license, an establishment license application ("ELA") describing the facilities, equipment, processes, and personnel used to manufacture the product in question must be submitted to the FDA. The establishment license will be granted only after the FDA inspects the establishment and determines that the establishment complies with all applicable standards, including, but not limited to, compliance with cGMP and the ability to consistently manufacture the product at the establishment in accordance with the PLA. FDA approval of both the PLA and ELA must be received prior to marketing of a vaccine product. Therefore, any delay in FDA's approval of the ELA, or refusal to approve the ELA, would delay or prevent the marketing of the product in question.

    On May 14, 1996, the FDA adopted a new regulation, effective May 24, 1996, regarding the license application process for certain biological products. Those biological products that fall within the regulation will be reviewed on the basis of a single biologics license application ("BLA"), rather than a PLA/ELA. The BLA includes the same information as the current PLA, but certain of the data now required as part of the ELA do not have to be submitted or reviewed during the approval process. This new rule is intended, at least in part, to lessen the regulatory burden on manufacturers of certain biologics and accelerate the approval process. There can be no assurance, however, that the FDA will consider the new regulation applicable to any of the Company's products, or that the BLA process, if applicable to the Company's products, will have the intended effect of reducing review times.

    Both before and after approval is obtained, a product, its manufacturer, and the sponsor of the marketing application for the product are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, including the preclinical and clinical testing process, the approval process, or thereafter (including after approval) may result in various adverse consequences, including FDA delay in approving or refusal to approve a product, withdrawal of an approved product from the market and/or the imposition of criminal penalties against the manufacturer and/or sponsor. In addition, later discovery of previously unknown problems may result in restrictions on such product, manufacturer, or sponsor, including withdrawal of the product from the market. Also, new government requirements may be established that could delay or prevent regulatory approval of the Company's products under development.

    The FDA has implemented accelerated approval procedures for certain pharmaceutical agents that treat serious or life-threatening diseases and conditions, and that provide meaningful therapeutic benefit over existing treatments. The Company believes that certain of its products in development may qualify for accelerated approval. The Company cannot predict the ultimate impact, however, of the FDA's accelerated approval procedures on the timing or likelihood of approval of any of its potential products or those of any competitor. In addition, the approval of a product under the accelerated approval procedures is subject to various conditions, including the requirement to verify clinical benefit in postmarketing studies, and the authority on the part of the FDA to withdraw approval under streamlined procedures if such studies do not verify clinical benefit or under various other circumstances.

    Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable government regulatory authorities in foreign countries must be obtained prior to marketing such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filing for certain European countries, in general, each country has its own procedures and requirements. The Company does not currently have any facilities or personnel outside of the United States.

    In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations. The Company's research and development involves the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for storing, handling, using and disposing of such materials comply with the standards prescribed by applicable regulations, the risk of accidental contaminations or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could have a material adverse effect of the Company. See "Risk Factors --Government Regulation; No Assurance of Regulatory Approval" and "--Hazardous Materials; Environmental Matters."

MANUFACTURING

    The Company currently manufactures GMK, MGV, PRO 542 and PRO 367 in its two pilot production facilities in Tarrytown, New York. One of these facilities is for the production of vaccines and the other is for the production of recombinant proteins. The Company believes that its existing production facilities will be sufficient to meet the Company's initial needs for clinical trials. However, these facilities may be insufficient for all of the Company's late-stage clinical trials and for its commercial-scale requirements. Accordingly, the Company expects to be required in the future to expand its manufacturing staff and facilities and obtain new facilities or to contract with third parties or its corporate collaborators to assist with production. Pursuant to the BMS License Agreement, the Company granted to BMS manufacturing rights with respect to GMK and MGV. In the event the Company decides to establish a full-scale commercial manufacturing facility, the Company will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with the extensive cGMP regulations applicable to such a facility. In addition, if any of the Company's products produced at its facilities were regulated as biologics, the Company could be required to submit an ELA and obtain an establishment license for its facilities.

SALES AND MARKETING

    Progenics plans to market products for which it obtains regulatory approval through co-marketing, co-promotion, licensing and distribution arrangements with third party collaborators. The Company believes that this approach will both increase market penetration and commercial acceptance of its products and enable the Company to avoid expending significant funds to develop a large sales and marketing organization. Pursuant to their collaboration, the Company granted to BMS exclusive worldwide marketing rights to GMK and MGV. In addition, the Company has entered into collaborative marketing arrangements with DuPont and Intracel with respect to the sCD4 and gp120 research reagents.

COMPETITION

    Competition in the biopharmaceutical industry is intense. The Company faces competition from many companies, major universities and research institutions in the United States and abroad. Many of the Company's competitors have substantially greater resources, experience in conducting preclinical studies and clinical trials and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and production capabilities than those of the Company. The Company will face competition from companies marketing existing products or developing new products for diseases targeted by the Company's technologies. The development of new products for those diseases for which the Company is developing products could render the Company's product candidates noncompetitive and obsolete.

    A significant amount of research in this industry is also being carried out at academic and government institutions. These institutions are becoming increasingly aware of the commercial value of their findings and are becoming more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed. These institutions may also market competitive commercial products on their own or in collaboration with competitors. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect the Company's business strategy.

    Competition with respect to the Company's technologies and product candidates is and will be based, among other things, on effectiveness, safety, reliability, availability, price and patent position. Another important factor will be the timing of market introduction of the Company's or competitive products. Accordingly, the speed with which Progenics can develop products, complete the clinical trials and approval processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. The Company's competitive position will also depend upon its ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

PRODUCT LIABILITY

    The testing, manufacturing and marketing of the Company's products involves an inherent risk of product liability attributable to unwanted and potentially serious health effects. To the extent the Company elects to test, manufacture or market products independently, it will bear the risk of product liability directly. Pursuant to the BMS License Agreement, BMS is required to indemnify the Company for liabilities and expenses resulting from, among other things, the manufacture, use or sale of Licensed Products (as defined in the BMS License Agreement), subject to certain conditions. The Company has obtained insurance in the amount of $5,000,000 against the risk of product liability. This insurance is subject to certain deductibles and coverage limitations. There is no guarantee that insurance will continue to be available at a reasonable cost, or at all, or that the amount of such insurance will be adequate.

HUMAN RESOURCES

    At September 30, 1997, the Company had 31 full-time employees, three of whom (including Dr. Maddon) hold Ph.D. degrees or foreign equivalents and two of whom (including Dr. Maddon) hold M.D. degrees. At such date, 24 employees were engaged in research and development, medical and regulatory affairs and manufacturing activities and seven were engaged in finance, administration and business development. The Company considers its relations with its employees to be good. None of its employees is covered by a collective bargaining agreement.

FACILITIES

    Progenics leases approximately 24,000 square feet of laboratory, manufacturing and office space in Westchester County, New York, approximately twenty-five miles north of New York City. The Company leases this space under an operating lease which terminates in April 1998. Progenics has two pilot production facilities within its leased facilities for the manufacture of products for clinical trials. The Company believes that its current facilities are adequate for its current needs, and it is negotiating a new lease for these facilities to take effect upon expiration of the term of its existing lease, in which event it may upgrade these facilities to enhance its manufacturing capabilities. However, the Company may nonetheless choose to move to new facilities.

LEGAL PROCEEDINGS

    The Company is not party to any material legal proceedings.

SCIENTIFIC ADVISORY BOARDS

    An important component of Progenics' scientific strategy is its collaborative relationship with leading researchers in cancer and virology. Certain of these researchers are members of the Company's two Scientific Advisory Boards (each an "SAB"), one in cancer and one in virology. The members of each SAB attend periodic meetings and provide Progenics with specific expertise in both research and clinical development. In addition, Progenics has collaborative research relationships with certain individual SAB members. All members of the SABs are employed by employers other than the Company and may have commitments to or consulting or advisory agreements with other entities that may limit their availability to the Company. These companies may also be competitors of Progenics. Several members of the SABs have, from time to time, devoted significant time and energy to the affairs of the Company. However, no member is regularly expected to devote more than a small portion of his time to Progenics. In general, Progenics' scientific advisors are granted stock options in the Company and receive financial remuneration for their services.

    CANCER SCIENTIFIC ADVISORY BOARD

NAME                                                       POSITION/AFFILIATION
---------------------------------------------  ---------------------------------------------
Alan N. Houghton, M.D. (Chairman)............  Chairman, Immunology Program, Sloan-Kettering
                                               and Professor, Cornell University Medical
                                               College ("CUMC")
Angus G. Dalgleish, M.D., Ph.D...............  Chairman and Professor of Medical Oncology,
                                               St. George's Hospital, London
Samuel J. Danishefsky, Ph.D..................  Kettering Professor and Head, Bioorganic
                                               Chemistry, Memorial Sloan-Kettering Research
                                               Institute and Professor of Chemistry,
                                               Columbia University
David W. Golde, M.D..........................  Physician-in-Chief, Sloan-Kettering and
                                               Professor, CUMC
David R. Klatzmann, M.D., Ph.D...............  Professor of Immunology, Pitie-Salpetriere
                                               Hospital, Paris
Philip O. Livingston, M.D....................  Associate Member, Sloan-Kettering and
                                               Associate Professor, CUMC
John Mendelsohn, M.D.........................  President, The University of Texas M.D.
                                               Anderson Cancer Center
David A. Scheinberg, M.D., Ph.D..............  Chief, Leukemia Service, Sloan-Kettering and
                                               Associate Professor, CUMC

    VIROLOGY SCIENTIFIC ADVISORY BOARD

NAME                                                       POSITION/AFFILIATION
---------------------------------------------  ---------------------------------------------
Stephen P. Goff, Ph.D. (Chairman)............  Professor of Biochemistry, Columbia
                                               University
Mark Alizon, M.D., Ph.D......................  Director of Research, Institut Cochin, Paris
Lawrence A. Chasin, Ph.D.....................  Professor of Biological Sciences, Columbia
                                               University
Leonard Chess, M.D...........................  Professor of Medicine, Columbia University
Wayne A. Hendrickson, Ph.D...................  Professor of Biochemistry, Columbia
                                               University
Israel Lowy, M.D., Ph.D......................  Assistant Professor of Medicine, Mount Sinai
                                               Medical Center
J. Steven McDougal, M.D......................  Chief, Immunology Branch, CDC, Atlanta
Luc Montagnier, M.D..........................  Professor and Chairman of Virology, Pasteur
                                               Institute, Paris
Sherie L. Morrison, Ph.D.....................  Professor of Microbiology, UCLA
Robin A. Weiss, Ph.D.........................  Professor and Director of Research, ICR,
                                               Royal Cancer Hospital, London

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY MANAGEMENT

    The directors, executive officers and key management of the Company are as follows:

NAME                                                       AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------

Paul J. Maddon, M.D., Ph.D...........................          38   Chairman of the Board, Chief Executive Officer,
                                                                    President and Chief Science Officer

Robert J. Israel, M.D................................          40   Vice President, Medical Affairs

Robert A. McKinney...................................          41   Vice President, Finance and Operations and Treasurer

William C. Olson, Ph.D...............................          35   Director, Research and Development

Patricia C. Fazio....................................          38   Director, Project Management and Health & Safety

Charles A. Baker (1).................................          65   Director

Mark F. Dalton (1)...................................          47   Director

Stephen P. Goff, Ph.D. (2)...........................          46   Director

Elizabeth M. Greetham (2)............................          48   Director

Paul F. Jacobson (1).................................          43   Director

David A. Scheinberg, M.D., Ph.D. (2).................          41   Director

------------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    PAUL J. MADDON, M.D., PH.D. is the founder of the Company and has served in various capacities since its inception, including Chairman of the Board of Directors, Chief Executive Officer, President and Chief Science Officer. From 1981 to 1988, Dr. Maddon performed research at the Howard Hughes Medical Institute at Columbia University in the laboratory of Dr. Richard Axel. Dr. Maddon serves on two NIH scientific review committees and is a member of the editorial board of the JOURNAL OF VIROLOGY. He received a B.A. in biochemistry and mathematics and an M.D. and a Ph.D. in biochemistry and molecular biophysics from Columbia University. Dr. Maddon has been an Adjunct Assistant Professor of Medicine at Columbia University since 1989.

    ROBERT J. ISRAEL, M.D. joined the Company in October 1994 and has been Vice President, Medical Affairs since that time. From 1991 to 1994, Dr. Israel was Director, Clinical Research-Oncology and Immunohematology at Sandoz Pharmaceuticals Corporation, a pharmaceutical company. From 1988 to 1991, he was Associate Director, Oncology Clinical Research at Schering-Plough Corporation, a pharmaceutical company. Dr. Israel is a licensed physician and is board certified in both internal medicine and medical oncology. He received a B.A. in physics from Rutgers University and an M.D. from the University of Pennsylvania and completed an oncology fellowship at Sloan-Kettering. Dr. Israel has been a consultant to the Solid Tumor Service at Sloan-Kettering since 1987.

    ROBERT A. MCKINNEY joined the Company in September 1992. Mr. McKinney served as Director, Finance and Operations and Treasurer from 1992 to January 1993, when he was appointed Vice President, Finance and Operations and Treasurer of Progenics. From 1991 to 1992, he was Corporate Controller at VIMRx Pharmaceuticals, Inc., a biotechnology research company. From 1990 to 1991, Mr. McKinney was Manager, General Accounting at Micrognosis, Inc., a software integration company. From 1985 to 1990, he was an audit supervisor at Coopers & Lybrand L.L.P., an international accounting firm. Mr. McKinney studied finance at the University of Michigan, received a B.B.A. in accounting from Western Connecticut State University, and is a Certified Public Accountant.

    WILLIAM C. OLSON, PH.D. joined the Company in May 1994 and presently serves as Director, Research and Development. From 1989 to 1992, Dr. Olson served as a Research Scientist at Johnson & Johnson, and from 1992 until 1994 he was a Development Scientist at MicroGeneSys, Inc., a biotechnology company. Dr. Olson received a Ph.D. from the Massachusetts Institute of Technology and a B.S. from the University of North Dakota. Both degrees were awarded in the field of chemical engineering.

    PATRICIA C. FAZIO joined the Company in August 1992. Ms. Fazio has served in various management positions at Progenics, most recently as Director, Project Management and Health & Safety. From 1987 to 1992, she was Senior Research Technician and Laboratory Manager at the Howard Hughes Medical Institute at Columbia University. From 1982 to 1987, Ms. Fazio was Chief Laboratory Technologist in the Department of Pathology at Columbia Presbyterian Medical Center. She received a B.S. in biology and chemistry at the College of New Rochelle.

    CHARLES A. BAKER has been a Director of the Company since January 1994. Mr. Baker has been the Chairman, President and Chief Executive Officer of The Liposome Company, Inc., a biotechnology company located in Princeton, NJ, since 1989. Mr. Baker is currently a director of Regeneron Pharmaceuticals, Inc., a biotechnology company. He serves on the Scientific Advisory Council of Rutgers University and is a member of the Council of Visitors of the Marine Biological Laboratory at Woods Hole, MA. Mr. Baker has more than 30 years of pharmaceutical industry experience, and has held senior management positions at Pfizer, Abbott Laboratories, Squibb Corporation, and A.L. Laboratories. Mr. Baker received a B.A. from Swarthmore College and a J.D. from Columbia University.

    MARK F. DALTON has been a Director of the Company since July 1990. Mr. Dalton has been the President, Chief Operating Officer and a director of Tudor Investment Corporation, an investment advisory company, and its affiliates since 1988. From 1979 to 1988, he served in various senior management positions at Kidder, Peabody & Co. Incorporated, including Chief Financial Officer. Mr. Dalton is currently a director of several private companies in the U.S., Europe and Asia. Mr. Dalton received a B.A. from Denison University and a J.D. from Vanderbilt University.

    STEPHEN P. GOFF, PH.D. has been a Director of the Company since February 1993. Dr. Goff has been a member of the Virology Scientific Advisory Board since 1988 and has been its Chairman since April 1991. Dr. Goff has been the Higgins Professor in the Departments of Biochemistry and Microbiology at Columbia University since June 1990. He received an A.B. in biophysics from Amherst College and a Ph.D. in biochemistry from Stanford University. Dr. Goff performed post-doctoral research at the Massachusetts Institute of Technology in the laboratory of Dr. David Baltimore.

    ELIZABETH M. GREETHAM has been a Director of the Company since January 1994. Ms. Greetham has been the Portfolio Manager for Weiss, Peck & Greer ("WPG") Life Sciences Fund, L.P. and WPG Institutional Life Sciences Fund, L.P. since 1992 and was a Health Care Analyst at WPG, L.L.C. from 1990 to 1992. Ms. Greetham is also a director of Guilford Pharmaceuticals, a biopharmaceutical company, and ChiRex Inc. and Pathogenesis Corporation, both of which are pharmaceutical companies. She received an M.A. (hons) in Economics from Edinburgh University.

    PAUL F. JACOBSON has been a Director of the Company since July 1990. Mr. Jacobson has been a Managing Director of fixed income securities at Deutsche Bank since January 1996. He was President of Jacobson Capital Partners from 1993 to 1996. From 1986 to 1993, Mr. Jacobson was a partner at Goldman, Sachs, where he was responsible for government securities trading activities. Mr. Jacobson received a B.A. from Vanderbilt University and an M.B.A. from Washington University.

    DAVID A. SCHEINBERG, M.D., PH.D. has been a Director of the Company since May 1996 and a member of the Cancer Scientific Advisory Board since January 1994. Dr. Scheinberg has been associated with Sloan-Kettering since 1986, where he has held the positions of Associate Professor (since 1994) and Chief

(since 1992), Leukemia Service, Member of the Clinical Immunology Service (since
1987) and Head, Laboratory of Hematopoietic Cancer Immunochemistry, Sloan-Kettering Institute (since 1989). He also has held the position of Associate Professor of Medicine and Molecular Pharmacology, Cornell University Medical College (since 1994). He received a B.A. from Cornell University, and an M.D. and a Ph.D. in pharmacology and experimental therapeutics from The Johns Hopkins University.

    All directors hold office until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are appointed to serve, subject to the discretion of the Board of Directors, until their successors are appointed. There are no family relationships among any of the executive officers or directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans, and an Audit Committee, which reviews the annual financial statements of the Company prior to their submission to the Board of Directors, consults with the Company's independent auditors, and examines and considers such other matters in relation to the internal and external audit of the Company's account and in relation to the financial affairs of the Company and its accounts, including the selection and retention of independent auditors.

COMPENSATION OF DIRECTORS

    Directors do not receive compensation in their capacities as directors. All of the directors are reimbursed for their expenses in connection with their attendance at Board and committee meetings. In addition, Dr. Goff and Dr. Scheinberg receive annual compensation in the amounts of $30,000 and $18,000, respectively, for their services as members of the Company's Virology Scientific Advisory Board and Cancer Scientific Advisory Board, respectively. See "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No interlocking relationship exists between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The members of the Compensation Committee are Charles A. Baker, Mark F. Dalton and Paul F. Jacobson.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION

    The following table sets forth certain information with respect to compensation awarded or paid by the Company during the fiscal year ended December 31, 1996 to its Chief Executive Officer and the Company's other executive officers who earned more than $100,000 during the year ended December 31, 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     -------------
                                                               ANNUAL COMPENSATION    SECURITIES
                                                              ---------------------   UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                                     SALARY      BONUS     OPTIONS(1)    COMPENSATION
------------------------------------------------------------  ----------  ---------  -------------  -------------

Paul J. Maddon, M.D., Ph.D.
  Chairman of the Board, Chief Executive Officer, President
  and Chief Science Officer.................................  $  165,000  $  70,000           --      $   1,662(2)

Robert J. Israel, M.D.
  Vice President, Medical Affairs...........................     175,000     25,000       18,750             --

Robert A. McKinney
  Vice President, Finance and Operations and Treasurer......     100,000      9,000       15,000             --

------------------------

(1) Represents only those options granted during 1996.

(2) Represents the premium paid by the Company on a long-term disability policy.

    OPTION GRANTS

    The following table sets forth certain information concerning grants of options to purchase Common Stock to the Named Executive Officers during the fiscal year ended December 31, 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                                     ------------------------------------------------------         VALUE AT
                                                                    % OF TOTAL                                ASSUMED ANNUAL RATES
                                                      NUMBER OF       OPTIONS                                       OF STOCK
                                                     SECURITIES     GRANTED TO      EXERCISE                 PRICE APPRECIATION FOR
                                                     UNDERLYING      EMPLOYEES        PRICE                      OPTION TERM(3)
                                                       OPTIONS       IN FISCAL         PER      EXPIRATION   ----------------------
NAME                                                   GRANTED        YEAR(1)       SHARE(2)       DATE          5%         10%
---------------------------------------------------  -----------  ---------------  -----------  -----------  ----------  ----------

Paul J. Maddon, M.D., Ph.D.........................      --             --             --           --           --          --

Robert J. Israel, M.D..............................      18,750             24%     $    4.00     12/31/05   $  291,501  $  508,592

Robert A. McKinney.................................      15,000             19%          4.00     12/31/05      233,201     406,874

------------------------

(1) Based on an aggregate of 79,500 options granted to employees of the Company in fiscal 1996, including the Named Executive Officers.

(2) These options were repriced in April 1997.

(3) The potential realizable value is calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the initial public offering price appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

    OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth certain information concerning the number and value of securities underlying exercisable and nonexercisable stock options as of the end of the fiscal year ended December 31, 1996 held by each Named Executive Officer. No options were exercised by these individuals in fiscal 1996.

                         FISCAL YEAR-END OPTION VALUES


                                                                 NUMBER OF SHARES          VALUE OF UNEXERCISED
                                                              UNDERLYING OPTIONS AT      IN-THE-MONEY OPTIONS AT
                                                                 FISCAL YEAR-END            FISCAL YEAR-END(1)
                                                            --------------------------  --------------------------

                                                            EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                                            -----------  -------------  -----------  -------------

Paul J. Maddon, M.D., Ph.D................................     300,000        450,000(2)  $ 764,182   $ 1,192,295

Robert J. Israel, M.D.(3).................................      22,500         52,500       90,000        210,000

Robert A. McKinney(3).....................................      39,000         28,500      165,900        116,475


------------------------


(1) The value of the unexercised, in-the-money options on December 31, 1996 is based on the difference between the assumed public offering price of the Common Stock ($8.00 per share), and the per share option exercise price, multiplied by the number of shares of Common Stock underlying the options.


(2) The exercisability of all of these options shall be accelerated in the event of a change of control of the Company.

(3) On April 1, 1997, additional options to purchase 75,000 shares of Common Stock were granted to Dr. Israel and additional options to purchase 40,000 shares of Common Stock were granted to Mr. McKinney. These options have an exercise price of $4.00 per share and are not reflected in the above table.

    EMPLOYMENT AGREEMENTS

    Pursuant to the terms of the Employment Agreement (the "Employment Agreement") dated December 15, 1993 between the Company and Dr. Maddon, the Company has retained Dr. Maddon as Chairman of the Board, President, Chief Executive Officer and Chief Science Officer of the Company at an annual salary of $150,000. Effective July 1, 1997, Dr. Maddon's salary was increased to $250,000 per year. The Employment Agreement expires on December 15, 1998 but is automatically renewed annually thereafter for up to five successive one-year periods, unless either the Company or Dr. Maddon gives notice to the other party of its or his intention not to renew at least 90 days before the end of the initial term or any renewal term. Under the Employment Agreement, each year following the closing of this offering Dr. Maddon's salary then in effect shall be increased at the rate of 10% per year, although the Board of Directors has authority to grant additional compensation increases. In addition, Dr. Maddon will be paid a bonus of not less than $15,000 per year. In July 1997, Dr. Maddon was paid a bonus of $100,000. If Dr. Maddon's employment is terminated without "cause" (as defined in the Employment Agreement), he will be entitled to receive his annual salary through December 14, 1998) and any of the 750,000 options granted to him under the 1993 Executive Stock Option Plan that have not previously vested will vest. Dr. Maddon is also bound by certain non-competition obligations.

    Pursuant to the terms of a letter dated August 25, 1994 between the Company and Robert J. Israel, M.D., the Company has retained Dr. Israel as Vice President of Medical Affairs of the Company at an annual salary of $165,000 per year. Effective January 1, 1997, Dr. Israel's salary was increased to $185,000. In addition, the Company paid Dr. Israel a $10,000 bonus upon his hire. Under the Letter Agreement, Dr. Israel is entitled to nine months salary if his employment is terminated without cause.

STOCK OPTION PLANS

    The Company has historically maintained stock option plans as an integral component of its compensation program for key employees, directors and consultants. The Company believes that such plans provide long-term incentives to such persons and encourage the ownership of the Company's

Common Stock. In May 1996, the Company adopted the 1996 Stock Incentive Plan (the "1996 Plan"), which provides for the grant of stock options as well as other types of stock and incentive awards. Outstanding stock options that were granted under the Company's previous stock incentive plans will remain subject to the terms and conditions of the plan pursuant to which they were originally granted.

    1989 NON-QUALIFIED STOCK OPTION PLAN

    The Company's 1989 Non-Qualified Stock Option Plan (the "1989 Option Plan") was adopted by the Company in April 1989. The 1989 Option Plan provided for the grant of stock options to employees, consultants, directors of the Company and other individuals who render services to the Company. Under the 1989 Option Plan, the Company could grant options not intended to qualify as incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"). A total of 375,000 shares of Common Stock were originally authorized for issuance under the 1989 Option Plan. As of September 30, 1997 options to purchase 327,011 shares of Common Stock at exercise prices ranging from $1.33 to $5.33 per share were outstanding under the 1989 Option Plan, of which options to purchase 279,948 shares were exercisable. Options outstanding under the 1989 Option Plan expire at various dates through January 28, 2011. As of September 30, 1997, options to purchase 27,000 shares of Common Stock under this plan had been exercised.

    Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method. Options are not assignable or transferable except by will or under the laws of descent and distribution. For a period of ten years following the termination for any reason of an optionee's employment or active involvement with the Company, as determined by the Board of Directors, the Company has the right to repurchase from the optionee any or all shares of Common Stock held by the optionee and/or any or all of the vested but unexercised portion of any option granted under the 1989 Option Plan at a purchase price defined therein.

    The 1989 Option Plan terminated on April 1, 1994. However any options granted prior to such termination shall continue in effect until such option is exercised or expires in accordance with its terms and the terms of the 1989 Option Plan.

    1993 STOCK OPTION PLAN

    The Company's 1993 Stock Option Plan (the "1993 Option Plan") was adopted by the Company in December 1993. The 1993 Option Plan provided for the grant of stock options to key employees (including officers who may be members of the Company's Board of Directors), directors who are not employees and other individuals who render services of a special importance to the management, operation or development of the Company. Under the 1993 Option Plan, the Company could grant options intended to qualify as incentive stock options within the meaning of Section 422 of the Code and options not intended to qualify as incentive stock options. A total of 750,000 shares of Common Stock were originally authorized for issuance under the 1993 Option Plan. As of September 30, 1997, options to purchase a total of 736,494 shares of Common Stock at exercise prices ranging from $4.00 to $6.67 per share were outstanding under the 1993 Option Plan, of which options to purchase 319,254 shares were exercisable. No options have been exercised to date and options outstanding expire at various dates through December 31, 2005.

    Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method. Options are not assignable or transferable except by will or under the laws of descent and distribution and, in the case of nonqualified options, to a designated transferee, subject to approval by the Compensation Committee. For a period of ten years following the termination for any reason of an optionee's employment or active involvement with the Company, as determined by the Board of Directors, the Company shall have the right to repurchase from the optionee any or all shares of Common Stock acquired under the 1993 Option Plan and held by the optionee and/or any or all of the vested but unexercised portion of any option granted under the 1993 Option Plan at a purchase price defined therein. In addition, the Company has certain rights of first refusal with respect to transfers of optionees' vested and unvested stock except in the case of a registered public offering.

    Following this offering, no further shares will be available for grant under the 1993 Option Plan and the Company does not anticipate that there will be any further grants of options under the 1993 Option Plan. However, any option outstanding under the 1993 Option Plan shall remain outstanding until such option is exercised or expires in accordance with its terms and the terms of the 1993 Option Plan.

    1993 EXECUTIVE STOCK OPTION PLAN

    The Company's 1993 Executive Stock Option Plan (the "1993 Executive Option Plan") was adopted by the Company in December 1993. The 1993 Executive Option Plan provided for the grant of stock options to senior executive employees (including officers who may be members of the Company's Board of Directors). Under the 1993 Executive Option Plan, the Company may grant incentive stock options or nonqualified options. A total of 750,000 shares of Common Stock were originally authorized for issuance upon the exercise of options granted under the 1993 Executive Option Plan. As of September 30, 1997, options to purchase a total of 750,000 shares of Common Stock at exercise prices of $5.33 or $5.87 per share were outstanding under the 1993 Executive Option Plan, of which options to purchase 300,000 shares were exercisable. No options have been exercised to date and options outstanding expire at various dates through December 15, 2007.

    Payment of the option exercise price may be made in cash, shares of Common Stock, a combination of cash or stock or by any other method. Options are not assignable or transferable except by will or under the laws of descent and distribution.

    No further shares are available for grant under the 1993 Executive Option Plan and the Company does not anticipate that there will be any further grants of options under the 1993 Executive Option Plan. However, any option outstanding under the 1993 Executive Option Plan shall remain outstanding until such option is exercised or expires in accordance with its terms and the terms of the 1993 Executive Option Plan.

    1996 STOCK INCENTIVE PLAN

    The 1996 Plan was adopted by the Company in May 1996. The 1996 Plan permits the Compensation Committee of the Board of Directors to make awards to employees, advisors and consultants of the Company and its subsidiaries. The 1996 Plan provides for grant of stock options, including both incentive stock options and nonqualified options, as well as stock appreciation rights, restricted stock, performance shares and phantom stock, as described below. All awards under the 1996 Plan are nontransferable by the participant, except upon the participant's death in accordance with his will or applicable law.

    RESERVATION OF SHARES. The Company authorized and reserved 750,000 shares of Common Stock for issuance under the 1996 Plan. The shares may be unissued shares or treasury shares. If any shares of Common Stock that are the subject of an award are not issued or transferred and cease to be issuable or transferable for any reason, such shares will no longer be charged against such maximum share limitation and may again be made subject to awards under the 1996 Plan. In the event of certain corporate reorganizations, recapitalizations, or other specified corporate transactions affecting the Company or the Common Stock, proportionate adjustments may be made to the number of shares available for grant and to the number of shares and prices under outstanding awards made before the event. The Company intends prior to completion of this offering to authorize and reserve for issuance under the 1996 Plan an additional 300,000 shares of Common Stock.

    STOCK OPTIONS. The 1996 Plan authorizes the grant of nonqualified stock options to employees, consultants and advisors of the Company and its subsidiaries. Incentive stock options may only be granted to employees of the Company and its subsidiaries. The exercise price of a nonqualified stock option may be determined by the Compensation Committee in its discretion. The exercise price of an incentive stock option may not be less than the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of an incentive stock option granted to a stockholder owning in excess of 10% of the Common Stock). The value of Common Stock (determined at the time of grant) that may be subject to incentive stock options that become exercisable by any one employee in any one year is limited by the Code to $100,000. The maximum term of stock options granted under the 1996 Plan is 10 years from the date of grant. The Compensation Committee shall determine the extent to which an option shall become and/or remain exercisable in the event of the termination of employment or service of a participant under certain circumstances, including retirement, death or disability, subject to certain limitations for incentive stock options. Under the 1996 Plan, the exercise price of an option is payable by the participant in cash or, in the discretion of the Compensation Committee, in Common Stock or a combination of cash and Common Stock.

    STOCK APPRECIATION RIGHTS. A stock appreciation right may be granted in connection with an option, either at the time of grant or at any time thereafter during the term of the option. A stock appreciation right granted in connection with an option entitles the holder, upon exercise, to surrender the related option and receive a payment based on the difference between the exercise price of the related option and the fair market value of the Company's Common Stock on the date of exercise. A stock appreciation right granted in connection with an option is exercisable only at such time or times as the related option is exercisable and expires no later than the time when the related option expires. A stock appreciation right also may be granted without relationship to an option and will be exercisable as determined by the Compensation Committee, but in no event after ten years from the date of grant. A stock appreciation right granted without relationship to an option entitles the holder, upon exercise, to a payment based on the difference between the base price assigned to the stock appreciation right by the Compensation Committee on the date of grant and the fair market value of the Company's Common Stock on the date of exercise. Payment to the holder in connection with the exercise of a stock appreciation right may be in cash or shares of Common Stock or in a combination of cash and shares.

    RESTRICTED STOCK AWARDS. The Committee may award shares of Common Stock to participants under the 1996 Plan, subject to such restrictions on transfer and conditions of forfeiture as it deems appropriate. Such conditions may include requirements as to the continued service of the participant with the Company, the attainment of specified performance goals or any other conditions determined by the Compensation Committee. Subject to the transfer restrictions and forfeiture restrictions relating to the restricted stock award, the participant will otherwise have the rights of a stockholder of the Company, including all voting and dividend rights, during the period of restriction.

    PERFORMANCE AWARDS. The Compensation Committee may grant performance awards denominated in specified dollar units ("Performance Units") or in shares of Common Stock ("Performance Shares"). Performance awards are payable upon the achievement of performance goals established by the Compensation Committee at the beginning of the performance period, which may not exceed ten years from the date of grant. At the time of grant, the Compensation Committee establishes the number of units or shares, the duration of the performance period, the applicable performance goals and, in the case of performance units, the potential payment or range of payments for the performance awards. At the end of the performance period, the Compensation Committee determines the payment to be made based on the extent to which the performance goals have been achieved. The Compensation Committee may consider significant unforeseen events during the performance period when making the final award. Payments may be made in cash or shares of Common Stock or in a combination of cash and shares.

    PHANTOM STOCK. An award of phantom stock gives the participant the right to receive cash at the end of a fixed vesting period based on the value of a share of Common Stock at that time. Phantom stock units are subject to such restrictions and conditions to payment as the Compensation Committee determines are appropriate. At the time of grant, the Compensation Committee determines, in its sole discretion, the number of units and the vesting period of the units, and it may also set a maximum value of a unit. If the participant remains employed by the Company throughout the applicable vesting period, he is entitled to receive payment of a cash amount for each phantom stock unit equal in value to the fair market value of one share of Common Stock on the last day of the vesting period, subject to any maximum value limitation.

    AWARDS TO DATE. As of September 30, 1997, options to purchase an aggregate of 556,500 shares of Common Stock at an exercise price of $4.00 per share were outstanding under the 1996 Stock Incentive Plan, of which options to purchase 75,500 shares were exercisable. No options have been exercised to date, and options outstanding expire at various dates through March 31, 2007.

    ADMINISTRATION. The 1996 Plan shall be administered by the Compensation Committee of the Board of Directors, or such other committee as may be appointed by the Board. Subject to the limitations set forth in the 1996 Plan, the Compensation Committee has the authority to determine the persons to whom awards will be granted, the time at which awards will be granted, the number of shares, units or other rights subject to each award, the exercise, base or purchase price of an award (if any), the time or times at which the award will become vested, exercisable or payable and the duration of the award. The Compensation Committee may provide for the acceleration of the vesting or exercise period of an award at any time prior to its termination or upon the occurrence of specified events. With the consent of the affected participant, the Compensation Committee has the authority to cancel and replace awards previously granted with new options for the same or a different number of shares and having a higher or lower exercise or base price, and may amend the terms of any outstanding awards to provide for an exercise or base price that is higher or lower than the current exercise or base price.

    TERM AND AMENDMENT. The 1996 Plan has a term of 10 years, subject to earlier termination or amendment by the Board of Directors. All awards granted under the 1996 Plan prior to its termination remain outstanding until exercised, paid or terminated in accordance with their terms. The Board of Directors may amend the 1996 Plan at any time, except that shareholder approval is required for certain amendments to the extent necessary for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

    401(K) SAVINGS AND RETIREMENT PLAN

    In 1993 the Company adopted the provisions of the amended and restated Progenics 401(k) Plan (the "401(k) Plan"), a tax-qualified plan covering all eligible employees, as defined therein. Each eligible employee may elect to reduce his or her current compensation by 15%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k) Plan. The Company has agreed to match 25% of up to the first 8% of compensation that eligible employees contribute to the 401(k) Plan. In addition, the Company may also make a discretionary contribution, as defined in the 401(k) Plan, each year on behalf of all participants who are non-highly compensated employees, as defined therein. The Company made matching contributions in an aggregate amount of approximately $10,000 to eligible employees under the 401(k) Plan in 1996. No matching contributions were made in 1996 to any of the Named Executive Officers.

                              CERTAIN TRANSACTIONS

    Since January 1, 1993, the Company has sold securities in the following transactions with the following directors, officers, and stockholders who beneficially own more than 5% of the outstanding Common Stock of the Company ("5% Stockholders"), and affiliates of such directors, officers and 5% Stockholders.

                                                                         SERIES B
                                                                      PREFERRED STOCK
                                                                        ISSUED UPON
                                                          SERIES B      EXERCISE OF      SERIES C       TOTAL
NAME                                                      UNITS(1)      WARRANTS(2)      UNITS(3)   CONSIDERATION
-------------------------------------------------------  ----------  -----------------  ----------  -------------
Entities affiliated with Tudor Investment
 Corporation(4)........................................     758,750         375,000        180,000  $   8,510,000
Entities affiliated with Weiss, Peck & Greer
 L.L.C.(5).............................................     125,000         125,000         20,000      1,525,000
Paul F. Jacobson(6)....................................      12,500          12,500          5,000        212,500
David A. Scheinberg, M.D., Ph.D.(7)....................          --              --          1,250         25,000
                                                         ----------        --------     ----------  -------------
Total..................................................     896,250         512,500        206,250  $  10,272,500
                                                         ----------        --------     ----------  -------------
                                                         ----------        --------     ----------  -------------

------------------------------

(1) Each Series B Unit consisted of one share of Series B Preferred Stock and one warrant to purchase one share of Series B Preferred Stock ("Series B Warrant"). The purchase price per unit was $4.00. The sale of all the Series B Units occurred in 1993.

(2) Shares issued upon exercise of Series B Warrants for an exercise price of $5.00 per share. The issuance of shares of Series B Preferred Stock upon exercise of Series B Warrants occurred in 1994. All unexercised Series B Warrants expired by their terms on January 31, 1994.

(3) Each Series C Unit consists of four shares of Series C Preferred Stock and one warrant to purchase one share of Series C Preferred Stock ("Series C Warrant"). The purchase price per unit was $20.00. The Series C Warrants remain outstanding. Except for 100,000 Series C Units sold during the fourth quarter of 1995, the Series C Units were sold in 1996.

(4) The 180,000 Series C Units includes approximately 61,200 units issued in exchange for the note plus accrued interest held by Tudor Investment Corporation described below. Mr. Dalton, a director of the Company, is associated with Tudor Investment Corporation. See "Management."

(5) Ms. Greetham, a director of the Company, is associated with Weiss, Peck & Greer. See "Management."

(6) Mr. Jacobson is a director of the Company. See "Management."

(7) Dr. Scheinberg is a director of the Company. See "Management."

    During 1995, the Company borrowed under a note an aggregate of $1,200,000 from certain affiliates of Tudor Investment Corporation, a stockholder of the Company. The note provided for the accrual of interest at the rate of 10% per annum, with interest and principal payable on demand. In December 1995, the principal amount of the note plus accrued interest of approximately $24,000 were exchanged for approximately 61,200 Series C Units. See "Principal Stockholders" and "Description of Capital Stock."


    In March 1997, the Company entered into a loan guarantee agreement (the "Loan Guarantee Agreement") with a principal stockholder of the Company, Tudor BVI Futures, Ltd. ("Tudor BVI"), and with Tudor Group Holdings LLC ("Tudor Group" and, together with Tudor BVI, the "Guarantors"), an affiliate of Tudor Investment Corporation, a principal stockholder of the Company, wherein the Guarantors agreed to guarantee the performance of the Company's obligations under the Chase Loan Agreement, which provided for borrowings of up to $2,000,000. Tudor BVI agreed to provide 78% of the guarantee, and Tudor Group agreed to provide the remaining 22% of the guarantee. In consideration for these guarantees, the Company issued to Tudor BVI and Tudor Global Trading LLC ("TGT"), a subsidiary of Tudor Group, warrants to purchase in the aggregate 54,600 shares and 15,400 shares of Common Stock, respectively, at an exercise price of $3.00 per share, which will adjust to $4.00 per share upon completion of this offering (assuming a public offering price of $8.00 per share). These warrants are immediately exercisable and expire in March 2002. In July 1997, the Company repaid $2.0 million in borrowings outstanding under the Chase Loan Agreement, representing all borrowings thereunder. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Capital Stock--Warrants."

    Various directors, officers, 5% Stockholders of the Company and affiliates of such persons are entitled to certain registration rights with respect to their securities of the Company. See "Shares Eligible for Future Sale."

    The Company believes that the transactions described above were entered into on terms no less favorable to the Company than could be obtained from third parties on an arm's length basis.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information with respect to the aggregate number of shares of Common Stock beneficially owned as of September 30, 1997, assuming conversion of all shares of the Company's Preferred Stock into an aggregate of 4,259,878 shares of Common Stock upon the closing of this offering, by: (i) each person (or group of affiliated persons) known by the Company to be a beneficial owner of more than 5% of the outstanding Common Stock of the Company; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

                                                                                                   PERCENTAGE OF
                                                                                                SHARES BENEFICIALLY
                                                                              NUMBER OF             OWNED(1)(2)
                                                                               SHARES        --------------------------
                                                                            BENEFICIALLY       BEFORE         AFTER
NAME                                                                         OWNED(1)(2)      OFFERING     OFFERING(3)
------------------------------------------------------------------------  -----------------  -----------  -------------
Entities affiliated with Tudor Investment Corporation(4)
  600 Steamboat Road
  Greenwich, CT 06830...................................................       2,384,314           34.5%         26.8%
Paul J. Maddon, M.D., Ph.D.(5)
  777 Old Saw Mill River Road
  Tarrytown, NY 10591...................................................       1,050,000           15.0%         11.7%
Paul Tudor Jones, II(6)
  600 Steamboat Road
  Greenwich, CT 06830...................................................       2,872,939           41.6%         32.3%
Charles A. Baker(7).....................................................          41,250              *             *
Mark F. Dalton(8).......................................................       2,432,314           35.2%         27.3%
Stephen P. Goff, Ph.D.(9)...............................................          60,000              *             *
Elizabeth M. Greetham(10)...............................................         262,500            3.9%          3.0%
Paul F. Jacobson(11)....................................................         189,039            2.8%          2.2%
David A. Scheinberg, M.D., Ph.D.(12)....................................          93,948            1.4%          1.1%
Robert J. Israel, M.D.(13)..............................................          38,437              *             *
Robert A. McKinney(14)..................................................          50,250              *             *
All directors and executive officers as a group (9 persons)(15).........       4,217,738           56.4%         44.5%

------------------------

*   Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder possesses sole voting and investment power with respect to the shares of Common Stock listed.

(2) The number of shares of Common Stock beneficially owned includes the shares issuable pursuant to stock options and warrants that may be exercised within 60 days after September 30, 1997. Shares issuable pursuant to such options and warrants are deemed outstanding for computing the percentage of beneficial ownership of the person holding such options and warrants but are not deemed outstanding for computing the percentage of beneficial ownership of any other person.

(3) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting."

(4) The number of shares owned by entities affiliated with Tudor Investment Corporation ("TIC") consists of 1,704,501 shares held of record by Tudor BVI Futures, Ltd., an international business company organized under the law of the British Virgin Islands ("Tudor BVI"), 142,851 shares of Common Stock issuable to Tudor BVI upon the exercise of currently exercisable warrants,

    287,813 shares held of record by TIC, 164,499 shares held of record by Tudor Arbitrage Partners L.P. ("TAP"), 41,125 shares of Common Stock issuable to TAP upon the exercise of currently exercisable warrants, 22,500 shares held of record by Tudor Proprietary Trading, L.L.C., a UK-based limited liability corporation ("TPT"), 5,625 shares of Common Stock issuable to TPT upon the exercise of currently exercisable warrants and 15,400 shares of Common Stock issuable to Tudor Global Trading LLC ("TGT") upon the exercise of currently exercisable warrants. In addition, because TIC provides investment advisory services to Tudor BVI, it may be deemed to beneficially own the shares held by such entity. TIC disclaims beneficial ownership of such sharess. TGT is the general partner of TAP. TGT disclaims beneficial ownership of shares held by TAP. Excludes shares owned of record by Mr. Jones and Mr. Dalton. See Notes 6 and 8.


(5) Includes 300,000 shares subject to stock options held by Dr. Maddon exercisable within 60 days of the date of this table.


(6) Includes, as to Mr. Jones, 2,384,314 shares beneficially owned by entities affiliated with TIC. Mr. Jones is the Chairman and principal stockholder of TIC, the Chairman and indirect principal equity owner of TGT, the indirect principal equity owner of TAP, and the Chairman and indirect principal equity owner of TPT. Mr. Jones may be deemed to beneficially own the shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. Mr. Jones disclaims beneficial ownership of such shares. See Note 4.

(7) Includes 3,750 shares of Common Stock issuable to the Baker Family Limited Partnership ("BFLP") upon the exercise of currently exercisable warrants, 15,000 shares owned by the BFLP, and 22,500 shares subject to stock options held by Mr. Baker exercisable within 60 days of the date of this table.

(8) Includes 31,500 shares held of record directly by Mr. Dalton and 16,500 shares of record held by DF Partners, a family partnership of which Mr. Dalton is the managing general partner with a 5% interest. The remaining 95% partnership interest is held by trusts for the benefit of Mr. Dalton's children. As to such 95% interest, Mr. Dalton disclaims beneficial interest. Includes 2,384,314 shares beneficially owned by entities affilated with TIC. Mr. Dalton is President of TIC, TGT and TPT. Mr. Dalton disclaims beneficial ownership of shares beneficially owned, or deemed beneficially owned, by entities affiliated with TIC. See Note 4.

(9) Includes 22,500 shares subject to stock options held by Dr. Goff exercisable within 60 days of the date of this table.

(10) Consists of 131,250 shares held of record by Weiss, Peck & Greer ("WPG") Life Sciences Fund, L.P. ("WPGLSF") and 5,625 shares of Common Stock issuable to WPGLSF upon the exercise of currently exercisable warrants and 116,250 shares held of record by WPG Institutional Life Sciences Fund, L.P. ("WPGILSF") and 9,375 shares of Common Stock issuable to WPGILSF upon the exercise of currently exercisable warrants. Ms. Greetham, who is the Portfolio Manager for both WPGLSF and WPGILSF, disclaims beneficial ownership of all such shares except to the extent of her beneficial interest in WPGLSF.

(11) Includes 3,750 shares of Common Stock issuable to Mr. Jacobson upon the exercise of currently exercisable warrants and 27,000 shares subject to stock options held by Mr. Jacobson exercisable within 60 days of the date of this table.

(12) Includes 938 shares of Common Stock issuable to Dr. Scheinberg upon the exercise of currently exercisable warrants and 89,260 shares subject to stock options held by Dr. Scheinberg exercisable within 60 days of the date of this table.

(13) Consists of 38,437 shares subject to stock options held by Dr. Israel exercisable within 60 days of the date of this table.

(14) Consists of 50,250 shares subject to stock options held by Mr. McKinney exercisable within 60 days of the date of this table.

(15) Includes shares held by affiliated entities as set forth in the above table, 549,947 shares subject to stock options held by all officers and directors exercisable within 60 days of the date of this table and 23,438 shares issuable upon the exercise of currently exercisable warrants beneficially owned by certain directors.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED STOCK; ISSUED AND OUTSTANDING SHARES

    Upon the completion of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, par value $.0013 per share, and 20,000,000 shares of Preferred Stock, par value $.001 per share.

    In October 1996 the Board of Directors and shareholders of the Company approved a three-for-four reverse stock split of the Company's Common Stock, which became effective in 1996. All information in this Prospectus has been adjusted to reflect the reverse stock split.

    As of September 30, 1997, 2,441,675 shares of Common Stock and 5,679,826 shares of Preferred Stock were outstanding. Simultaneously with the closing of this offering, each outstanding share of Preferred Stock will automatically be converted into .75 shares of Common Stock, or an aggregate of 4,259,878 shares of Common Stock, pursuant to its terms.

COMMON STOCK

    Assuming conversion of all outstanding Preferred Stock, at September 30, 1997 there were 6,701,553 shares of Common Stock outstanding held by approximately 130 stockholders of record. Holders of Common Stock are entitled to one vote for each share held of record on any matters voted upon by stockholders and do not have any cumulative voting rights. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable. All shares of Common Stock issuable upon conversion of the Preferred Stock and upon exercise of warrants will be, upon such conversion or exercise, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

PREFERRED STOCK

    Upon the closing of this offering, the conversion of the outstanding Series A, Series B and Series C Preferred Stock and the filing of a Certificate of Amendment to Certificate of Incorporation removing the designation of those Series, the Company's Certificate of Incorporation will authorize the issuance of up to 20,000,000 shares of Preferred Stock, $.001 par value per share, and none of those shares will be outstanding or designated into any series. Under the terms of the Certificate of Incorporation, the Board of Directors is authorized, subject to any limitations prescribed by law, further without stockholder approval, to issue such shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors.

    The purpose of authorizing the Board of Directors to issue Preferred Stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

    The Company has issued warrants (the "Warrants") to purchase 347,249 shares of Series C Preferred Stock. Each Warrant entitles the holder to purchase one share of Series C Preferred Stock at a purchase price of $5.00 per share (subject to adjustment in certain circumstances) during the five-year period commencing on the warrant issuance date (December 8, 1995 or February 23, 1996). Following the closing of this offering, the Warrants will become exercisable for 260,455 shares of Common Stock at a purchase price of $6.67 per share of Common Stock (subject to adjustment in certain circumstances). If at any time the Company issues: (i) additional shares of Common Stock; (ii) securities that are convertible into or exchangeable for shares of Common Stock; or (iii) warrants or other rights to subscribe for shares of Common Stock (collectively, "Additional Shares") at a price per share that is lower than the then current market price (as defined) per share of the Common Stock, then the exercise price of the Warrant will be reduced to a price equal to (a) the sum of (i) the total number of shares of the Company outstanding immediately prior to the issuance of the Additional Shares multiplied by the then current exercise price of the Warrant, plus (ii) the consideration received by the Company for the Additional Shares, divided by (b) the total number of shares of capital stock of the Company outstanding immediately after the issuance of the Additional Shares. In such case the number of shares subject to the Warrant shall be proportionally increased. In no event is any adjustment of the exercise price of the Warrant or the number of shares subject to the Warrant required upon the grant of stock options or other stock incentives to employees or consultants of the Company or upon the exercise of such options or incentives.

    In consideration for a guarantee given by Tudor BVI and Tudor Group to the Company with respect to borrowings under the Chase Loan Agreement, the Company issued warrants (the "Tudor Warrants") to purchase 54,600 shares of Common Stock to Tudor BVI and warrants to purchase 15,400 shares of Common Stock to TGT, a subsidiary of Tudor Group. These warrants were issued in three tranches in March, June and July of 1997. As a result of the Company's entering into a corporate collaboration with BMS, the exercise price of the Tudor Warrants is $3.00 per share, subject to adjustment in the event (i) the Company completes an initial public offering of its Common Stock ("IPO") prior to December 31, 1997, in which case the exercise price shall become 50% of the gross sales price of a share of Common Stock in the IPO, or (ii) a Sale (as defined in the Tudor Warrants) of the Company occurs prior to December 31, 1997, in which case the exercise price shall become 50% of the per share Sale Price (as defined in the Tudor Warrants). The warrants allow for "cashless exercises." The Tudor Warrants are also entitled to the same anti-dilution rights set forth above with respect to the Warrants.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company is subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

    The Certificate of Incorporation contains certain provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. Further, the Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, based upon the number of shares outstanding at September 30, 1997, there will be 8,701,553 shares of Common Stock outstanding (exclusive of 1,305,156 shares covered by vested options and warrants outstanding at September 30, 1997 and including 4,259,878 shares of Common Stock to be issued upon the automatic conversion of the outstanding shares of Preferred Stock upon consummation of this offering). The 2,000,000 shares of Common Stock sold in this offering will be immediately eligible for resale in the public market without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except that any shares purchased in this offering by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally be resold only in compliance with applicable provisions of Rule 144. Of the remaining shares to be outstanding after this offering (and without taking into account the lock-up agreements described below), approximately 2,659,000 shares will be immediately eligible for sale in the public market without restriction pursuant to Rule 144(k) under the Securities Act and an additional 230,000 shares will become so eligible from time to time during the 90 day period following this offering. Beginning 90 days after the date of this Prospectus (and without taking into account the lock-up agreements described below), approximately 3,693,000 additional shares of Common Stock and approximately 1,367,000 shares covered by options exercisable within the 90-day period following the date of this Prospectus will become eligible for resale in the public market, subject to compliance with applicable provisions of Rules 144 and 701.

    The Company, the executive officers and directors of the Company and certain securityholders, which executive officers, directors and securityholders in the aggregate hold approximately 6,392,000 shares of Common Stock and 2,699,000 shares issuable upon the exercise of outstanding options and warrants (including 1,304,000 shares of Common Stock that may be acquired pursuant to the exercise of vested options or warrants held by them) at September 30, 1997, have agreed pursuant to certain agreements that they will not, without the prior written consent of CIBC Oppenheimer Corp., offer, sell or otherwise dispose of the shares of Common Stock beneficially owned by them for a period of 180 days from the date of this Prospectus. The shares subject to the lock-up agreements include 2,579,000 of the shares of Common Stock that will become eligible for resale in the public market pursuant to Rule 144(k) immediately upon completion of this offering or during the 90-day period thereafter, and 3,693,000 of the shares of Common Stock and 1,366,000 of the shares covered by options exercisable within the 90-day period following the date of this Prospectus that will become eligible for resale in the public market beginning 90 days after the date of this Prospectus, subject to compliance with the applicable provisions of Rules 144 and 701.

    In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the Registration Statement of which this Prospectus is a part, a stockholder, including an Affiliate, who has beneficially owned restricted securities (as that term is defined in Rule 144) for at least one year from the later of the date such securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 87,000 shares immediately after this offering) or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company or (if applicable) the date they were acquired from an Affiliate of the Company, a stockholder who is not an Affiliate of the Company at the time of sale and has not been an Affiliate of the Company for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

    Rule 701 under the Securities Act provides an exemption from the registration requirements of the Securities Act for offers and sales of securities issued pursuant to certain compensatory benefit plans, such as the Company's stock option and stock incentive plans, of a company not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act. Securities issued pursuant to Rule 701 are defined as restricted securities for purposes of Rule 144. However, 90 days after the issuer becomes subject to the reporting provisions of the Exchange Act, the Rule 144 resale restrictions, except for the broker's transaction requirement, are inapplicable for non-affiliates. Affiliates are subject to all Rule 144 restrictions after this 90-day period other than the holding period restriction. In addition, the Company plans to file a Form S-8 registration statement registering shares of stock issuable pursuant to the Company's stock option plans.


    Commencing on the first anniversary of the date of this Prospectus, certain stockholders of the Company, holding in the aggregate approximately 6.6 million shares of Common Stock and warrants to purchase 330,455 shares of Common Stock (collectively, the "Registrable Shares"), will be entitled under the terms of agreements with the Company to certain rights with respect to the registration under the Securities Act of the resale of such shares. The holders of 20% of the Registrable Shares (the "Minimum Number of Holders") may trigger the obligation of the Company to use its best efforts to effect no more than two public offerings on Forms S-1 or S-2, provided that the offering price per share is at least $6.67 and the aggregate offering price to the public is at least $5 million. In addition, the Minimum Number of Holders shall have the right to demand an unlimited number of registrations on Form S-3, provided that the aggregate proposed public offering price of the securities to be included in such registration shall be at least $1 million. In addition, if the Company files a registration statement with the Securities and Exchange Commission ("the Commission"), stockholders may elect to include therein their respective Registrable Shares. There is no limit with respect to the number of times holders of Registrable Shares may exercise such "piggyback" registration rights. In addition, pursuant to the Employment Agreement between the Company and Dr. Maddon, the Company granted to Dr. Maddon separate "piggyback" registration rights which may be exercised at any time with respect to his shares of Common Stock or shares of Common Stock issuable upon exercise of any options (as of September 30, 1997, Dr. Maddon held options to purchase 750,000 shares of Common Stock, of which options to purchase 300,000 shares of Common Stock were exercisable on that date or within 60 days thereafter). Aquila also has been granted "piggyback" registration rights with respect to the registration of 45,000 shares of Common Stock held by it, which rights may be exercised at any time. The Company's obligation to register shares pursuant to exercise of any of the foregoing "demand" or "piggyback" registration rights is subject in any underwritten offering to the right of the underwriters to exclude shares necessary to avoid interfering with the successful marketing of the underwritten offering. The Company is generally obligated to bear the expenses, other than underwriting discounts and commissions, of all of these registrations.


    Prior to this offering, there has been no public market for the Common Stock. No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of the Common Stock prevailing from time to time. The Company is unable to estimate the number of shares that may be sold in the public market pursuant to Rule 144, since this will depend on the market price of the Common Stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom CIBC Oppenheimer Corp., BancAmerica Robertson Stephens and Vector Securities International, Inc. are acting as
Representatives, has severally agreed to purchase from the Company, the respective number of shares of Common Stock set forth opposite the name of each Underwriter below.

                                                                                     NUMBER
NAME                                                                               OF SHARES
--------------------------------------------------------------------------------  ------------
CIBC Oppenheimer Corp...........................................................
BancAmerica Robertson Stephens..................................................
Vector Securities International, Inc............................................

                                                                                  ------------
      Total.....................................................................     2,000,000
                                                                                  ------------
                                                                                  ------------

    The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $       per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $       per share to certain other
brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may, from time to time, be varied by the Representatives. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below), if any are taken.

    The Company has granted to the Underwriters an option, exercisable for up to 30 days after the date of this Prospectus, to purchase up to an aggregate of 300,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise such option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them bears to the 2,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. The Representatives have advised the Company that the Underwriters do not intend to confirm sales in excess of 5% of the shares offered hereby to any account over which they exercise discretionary authority.

    The Company has agreed to indemnify the Representatives of the Underwriters and the several Underwriters against certain liabilities, including, without limitation, liabilities under the Securities Act.


    The Company's officers and directors and certain stockholders who own an aggregate of approximately 9,091,000 shares of Common Stock (including shares issuable upon exercise of outstanding options and warrants) have agreed that they will not directly or indirectly, sell, offer, contract to sell, make a short sale, pledge or otherwise dispose of any shares of Common Stock (or any securities convertible into or exchangeable or exercisable for any other rights to purchase or acquire Common Stock other than shares of Common Stock issuable upon exercise of outstanding options) owned by them, for a period of 180 days after the date of this Prospectus, without the prior written consent of CIBC Oppenheimer Corp., subject to certain limited exceptions. The Company has also agreed not to issue, sell or register with the Commission for its own account or otherwise dispose of, directly or indirectly, any equity securities of the Company (or any securities convertible into or exercisable or exchangeable for equity securities of the Company) for a period of 180 days after the date of this Prospectus, without the prior written consent of CIBC Oppenheimer Corp., subject to certain limited exceptions.

    Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected, where permitted, on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

    Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of companies in related businesses.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered hereby will be passed upon for the Company by Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019, and for the Underwriters by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109.

                                    EXPERTS

    The balance sheets as of December 31, 1995 and 1996 and the statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1996 and the statements of operations and cash flows for the nine months ended September 30, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Common Stock, reference is made to the Registration Statement and exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, Suite 1300, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Avenue, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    Upon completion of the offering, the Company will be subject to the reporting requirements of the Exchange Act and in accordance therewith will file annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section at the addresses set forth above.

                        PROGENICS PHARMACEUTICALS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

Report of Independent Accountants..........................................................................         F-2

Financial Statements:

  Balance Sheets as of December 31, 1995, 1996 and September 30, 1997 (unaudited)..........................         F-3

  Statements of Operations for the years ended December 31, 1994, 1995 and 1996, for the nine months ended
    September 30, 1996 and for the nine months ended June 30, 1997 (unaudited).............................         F-4

  Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1994, 1995 and 1996 and for
    the nine months ended September 30, 1997 (unaudited)...................................................         F-5

  Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996, for the nine months ended
    June 30, 1996 and for the nine months ended September 30, 1997 (unaudited).............................         F-6

  Notes to Financial Statements............................................................................         F-7

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Progenics Pharmaceuticals, Inc.:

    We have audited the accompanying balance sheets of PROGENICS PHARMACEUTICALS, INC. (the "Company") as of December 31, 1995 and 1996 and the related statements of operations and cash flows for each of the three years in the period ended December 31, 1996 and the statements of operations and cash flows for the nine months ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

New York, New York
April 18, 1997 except for the second

  paragraph of Note 1, Note 7(c) and Note 11

  as to which the date is July 9, 1997.

                        PROGENICS PHARMACEUTICALS, INC.

                                 BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                         ------------------------------  SEPTEMBER 30,
                                                                              1995            1996            1997
                                                                         --------------  --------------  --------------
                                                                                                          (UNAUDITED)
ASSETS:
Current assets:
  Cash and cash equivalents............................................  $      559,294  $      646,664  $    7,720,001
  Grant revenue receivable.............................................         112,749          81,993          40,112
  Other current assets.................................................          18,445          53,168          65,771
                                                                         --------------  --------------  --------------
      Total current assets.............................................         690,488         781,825       7,825,884
Fixed assets, at cost, net of accumulated depreciation and
  amortization.........................................................         966,118         842,607         648,267
Security deposits and other assets.....................................          79,118          38,212          36,426
                                                                         --------------  --------------  --------------
      Total assets.....................................................  $    1,735,724  $    1,662,644  $    8,510,577
                                                                         --------------  --------------  --------------
                                                                         --------------  --------------  --------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Current liabilities:
  Accounts payable and accrued expenses................................  $      487,089  $    1,785,844  $      594,935
  Income taxes payable.................................................                                         151,310
  Capital lease obligations, current portion...........................         184,344         105,076          63,549
                                                                         --------------  --------------  --------------
      Total current liabilities........................................         671,433       1,890,920         809,794
Capital lease obligations..............................................         162,824         139,649         106,230
Deferred lease liability...............................................          49,740          16,735
                                                                         --------------  --------------  --------------
      Total liabilities................................................         883,997       2,047,304         916,024
                                                                         --------------  --------------  --------------
Commitments and contingencies
Stockholders' equity (deficit):
  Preferred stock, $.001 par value; 20,000,000 shares authorized:
    Series A Preferred Stock, convertible; 4,000,000 shares
      designated; shares issued and outstanding--
      2,308,000 in 1995, 1996 and 1997 (liquidation value,
      $6,055,750)......................................................           2,308           2,308           2,308
    Series B Preferred Stock, convertible; 2,500,000 shares designated;
      shares issued and outstanding--1,982,830 in 1995, 1996 and 1997
      (liquidation value, $8,650,630)..................................           1,983           1,983           1,983
    Series C Preferred Stock, convertible; 3,750,000 shares designated;
      shares issued and outstanding--424,184 in 1995 and 1,388,996 in
      1996 and 1997 (liquidation value, $2,120,920 in 1995 and
      $6,944,980 in 1996 and 1997).....................................             424           1,389           1,389
                                                                         --------------  --------------  --------------
      Total preferred stock............................................           4,715           5,680           5,680
  Common Stock, $.0013 par value; 40,000,000 shares authorized; shares issued and outstanding--2,294,675 in 1995 and 1996, 2,441,675 in
    1997...............................................................           2,983           2,983           3,174
  Additional paid-in capital...........................................      19,025,723      23,862,082      27,407,371
  Unearned compensation................................................        (523,915)       (454,952)     (1,951,213)
  Accumulated deficit..................................................     (17,657,779)    (23,800,453)    (17,870,459)
                                                                         --------------  --------------  --------------
      Total stockholders' equity (deficit).............................         851,727        (384,660)      7,594,553
                                                                         --------------  --------------  --------------
      Total liabilities and stockholders' equity (deficit).............  $    1,735,724  $    1,662,644  $    8,510,577
                                                                         --------------  --------------  --------------
                                                                         --------------  --------------  --------------

    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.

                            STATEMENTS OF OPERATIONS


                                                                                              NINE MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                       ----------------------------------  ------------------------
                                                          1994        1995        1996        1996         1997
                                                       ----------  ----------  ----------  ----------  ------------
                                                                                                       (UNAUDITED)

Revenues:
  Research grants....................................  $  503,518  $  725,348  $  520,929  $  267,606  $    488,928
  Product sales......................................      51,971      49,752      98,049      67,422        49,908
  Interest income....................................     108,036      46,378     105,808      91,300       109,281
  Collaboration revenue..............................                                          --        13,276,000
                                                       ----------  ----------  ----------  ----------  ------------
      Total revenues.................................     663,525     821,478     724,786     426,328    13,924,117
                                                       ----------  ----------  ----------  ----------  ------------
Expenses:
  Research and development...........................   2,858,547   3,853,001   3,700,204   2,654,460     5,966,215
  General and administrative.........................     877,906   1,093,821   2,807,668     984,191     1,335,338
  Interest expense...................................      50,399      87,279      50,706      39,564       302,767
  Depreciation and amortization......................     288,407     290,873     308,882     229,687       238,493
                                                       ----------  ----------  ----------  ----------  ------------
      Total expenses.................................   4,075,259   5,324,974   6,867,460   3,907,902     7,842,813
                                                       ----------  ----------  ----------  ----------  ------------
      Operating (loss) income........................  (3,411,734) (4,503,496) (6,142,674) (3,481,574)    6,081,304
  Income taxes                                                                                              151,310
                                                       ----------  ----------  ----------  ----------  ------------
      Net (loss) income                                $(3,411,734) $(4,503,496) $(6,142,674) $(3,481,574) $  5,929,994
                                                       ----------  ----------  ----------  ----------  ------------
                                                       ----------  ----------  ----------  ----------  ------------
Pro forma net (loss) income per share data:
  Pro forma net (loss) income per share
    (unaudited)......................................                              $(0.85)                    $0.76
                                                                               ----------              ------------
                                                                               ----------              ------------
  Pro forma weighted average common shares
    outstanding (unaudited)..........................                           7,206,659                 7,802,754
                                                                               ----------              ------------
                                                                               ----------              ------------


    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996
          AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

                                             PREFERRED STOCK           COMMON STOCK       ADDITIONAL
                                          ----------------------  ----------------------    PAID-IN      UNEARNED    ACCUMULATED
                                            SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL    COMPENSATION    DEFICIT
                                          ----------  ----------  ----------  ----------  -----------  ------------  ------------
Balance at December 31, 1993............   3,571,520  $    3,572   2,249,675  $    2,924  $13,009,455  $  (750,340 ) $ (9,742,549)
Exercise of Series B Preferred Stock
  warrants for cash ($5.00 per share)...     719,310         719                            3,595,831
Compensation expense in connection with
  the issuance of stock options.........                                                                   119,062
Net loss for the year ended December 31,
  1994..................................                                                                               (3,411,734)
                                          ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Balance at December 31, 1994........   4,290,830       4,291   2,249,675       2,924   16,605,286     (631,278 )  (13,154,283)
Sale of Series C Preferred Stock units
  for cash ($20.00 per unit)............     179,450         179                              897,070
Compensation expense in connection with
  the issuance of stock options.........                                                                   107,363
Conversion of note payable and accrued
  interest of $23,671 into Series C
  Preferred Stock units ($20.00 per
  unit).................................     244,734         245                            1,223,426
Issuance of Common Stock in
  consideration for obtaining a license
  and supply agreement at estimated
  value ($6.67 per share)...............                              45,000          59      299,941
Net loss for the year ended December 31,
  1995..................................                                                                               (4,503,496)
                                          ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Balance at December 31, 1995........   4,715,014       4,715   2,294,675       2,983   19,025,723     (523,915 )  (17,657,779)
Issuance of compensatory stock options..                                                       60,000      (60,000 )
Sale of Series C Preferred Stock units
  for cash, net of expenses ($20.00 per
  unit).................................     964,812         965                            4,776,359
Compensation expense in connection with
  the issuance of stock options.........                                                                   128,963
Net loss for the year ended December 31,
  1996..................................                                                                               (6,142,674)
                                          ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Balance at December 31, 1996........   5,679,826       5,680   2,294,675       2,983   23,862,082     (454,952 )  (23,800,453)
Issuance of compensatory stock options
  and warrants (unaudited)..............                                                    2,634,950   (2,634,950 )
Expenses incurred in connection with the
  issuance of stock options and warrants
  (unaudited)...........................                                                                 1,138,689
Exercise of stock options ($1.33 per
  share) (unaudited)....................                              27,000          35       35,875
Issuance of common stock in
  consideration for an amendment to an
  agreement ($7.50 per share)
  (unaudited)...........................                             120,000         156      899,844
Costs incurred in connection with sale
  of common stock (unaudited)...........                                                      (25,380)
Net income for the nine months ended
  September 30, 1997 (unaudited)........                                                                                5,929,994
                                          ----------  ----------  ----------  ----------  -----------  ------------  ------------
    Balance at September 30, 1997
      (unaudited).......................   5,679,826  $    5,680   2,441,675  $    3,174  $27,407,371  $(1,951,213 ) $(17,870,459)
                                          ----------  ----------  ----------  ----------  -----------  ------------  ------------
                                          ----------  ----------  ----------  ----------  -----------  ------------  ------------


                                            TOTAL
                                          ----------
Balance at December 31, 1993............  $2,523,062
Exercise of Series B Preferred Stock
  warrants for cash ($5.00 per share)...   3,596,550
Compensation expense in connection with
  the issuance of stock options.........     119,062
Net loss for the year ended December 31,
  1994..................................  (3,411,734)
                                          ----------
    Balance at December 31, 1994........   2,826,940
Sale of Series C Preferred Stock units
  for cash ($20.00 per unit)............     897,249
Compensation expense in connection with
  the issuance of stock options.........     107,363
Conversion of note payable and accrued
  interest of $23,671 into Series C
  Preferred Stock units ($20.00 per
  unit).................................   1,223,671
Issuance of Common Stock in
  consideration for obtaining a license
  and supply agreement at estimated
  value ($6.67 per share)...............     300,000
Net loss for the year ended December 31,
  1995..................................  (4,503,496)
                                          ----------
    Balance at December 31, 1995........     851,727
Issuance of compensatory stock options..
Sale of Series C Preferred Stock units
  for cash, net of expenses ($20.00 per
  unit).................................   4,777,324
Compensation expense in connection with
  the issuance of stock options.........     128,963
Net loss for the year ended December 31,
  1996..................................  (6,142,674)
                                          ----------
    Balance at December 31, 1996........    (384,660)
Issuance of compensatory stock options
  and warrants (unaudited)..............
Expenses incurred in connection with the
  issuance of stock options and warrants
  (unaudited)...........................   1,138,689
Exercise of stock options ($1.33 per
  share) (unaudited)....................      35,910
Issuance of common stock in
  consideration for an amendment to an
  agreement ($7.50 per share)
  (unaudited)...........................     900,000
Costs incurred in connection with sale
  of common stock (unaudited)...........     (25,380)
Net income for the nine months ended
  September 30, 1997 (unaudited)........   5,929,994
                                          ----------
    Balance at September 30, 1997
      (unaudited).......................  $7,594,553
                                          ----------
                                          ----------

    Securities issued for non-cash consideration were valued based upon the Board of Directors' estimate of fair value of the securities issued at the time the services were rendered.

    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.

                            STATEMENTS OF CASH FLOWS

                INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS

                                                                                             YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------------------
                                                                                         1994          1995          1996
                                                                                     ------------  ------------  ------------
Cash flows from operating activities:
  Net (loss) income................................................................  $ (3,411,734) $ (4,503,496) $ (6,142,674)
  Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
      Depreciation and amortization................................................       288,407       290,873       308,882
      Expenses incurred in connection with issuance of common stock, stock options
        and warrants...............................................................       119,062       431,034       128,963
      Changes in assets and liabilities:
        (Increase) decrease in grant revenue receivable............................                    (112,749)       30,756
        (Increase) decrease in other current assets................................       (62,867)       49,522       (34,723)
        (Increase) decrease in security deposits and other assets..................        (2,663)       (5,834)       40,906
        Increase (decrease) in accounts payable and accrued expenses...............        69,165       273,399     1,270,099
        Increase (decrease) in deferred lease liability............................        18,323        24,307        (4,349)
        Increase in income taxes payable...........................................
                                                                                     ------------  ------------  ------------
          Net cash (used in) provided by
            operating activities...................................................    (2,982,307)   (3,552,944)   (4,402,140)
                                                                                     ------------  ------------  ------------
Cash flows from investing activities:
  Capital expenditures.............................................................      (323,426)     (158,445)      (96,672)
  Redemption of certificates of deposit............................................        10,000       113,850
  Purchase of certificates of deposit..............................................       (10,000)
                                                                                     ------------  ------------  ------------
          Net cash used in
            investing activities...................................................      (323,426)      (44,595)      (96,672)
                                                                                     ------------  ------------  ------------
Cash flows from financing activities:
  Proceeds from issuance of equity securities, less offering expenses..............     3,596,550       897,249     4,777,324
  Payment of capital lease obligations.............................................      (132,414)     (215,652)     (191,142)
  Proceeds from notes payable......................................................                   1,200,000
  Repayments of notes payable......................................................       (20,638)
  Other............................................................................
                                                                                     ------------  ------------  ------------
          Net cash provided by (used in) financing activities......................     3,443,498     1,881,597     4,586,182
                                                                                     ------------  ------------  ------------
          Net increase (decrease) in cash and cash equivalents.....................       137,765    (1,715,942)       87,370
Cash and cash equivalents at beginning of period...................................     2,137,471     2,275,236       559,294
                                                                                     ------------  ------------  ------------
          Cash and cash equivalents at end of period...............................  $  2,275,236  $    559,294  $    646,664
                                                                                     ------------  ------------  ------------
                                                                                     ------------  ------------  ------------
Supplemental disclosure of cash flow information:
    Cash paid for interest.........................................................  $     47,618  $     90,060  $     50,706
                                                                                     ------------  ------------  ------------
                                                                                     ------------  ------------  ------------
Supplemental disclosure of noncash investing and financing activities:
    Increase in capital lease obligations..........................................  $    423,000  $    139,000  $     89,000
    Conversion of debt for equity..................................................                   1,224,000

                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,
                                                                                     --------------------------
                                                                                         1996          1997
                                                                                     ------------  ------------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income................................................................  $ (3,481,574) $  5,929,994
  Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
      Depreciation and amortization................................................       229,687       238,493
      Expenses incurred in connection with issuance of common stock, stock options
        and warrants...............................................................        98,523     2,038,689
      Changes in assets and liabilities:
        (Increase) decrease in grant revenue receivable............................        33,111        41,881
        (Increase) decrease in other current assets................................       (41,925)      (12,603)
        (Increase) decrease in security deposits and other assets..................        14,482         1,786
        Increase (decrease) in accounts payable and accrued expenses...............      (137,545)   (1,190,909)
        Increase (decrease) in deferred lease liability............................        (3,262)      (16,735)
        Increase in income taxes payable...........................................                     151,310
                                                                                     ------------  ------------
          Net cash (used in) provided by
            operating activities...................................................    (3,288,503)    7,181,906
                                                                                     ------------  ------------
Cash flows from investing activities:
  Capital expenditures.............................................................       (73,303)      (24,158)
  Redemption of certificates of deposit............................................
  Purchase of certificates of deposit..............................................
                                                                                     ------------  ------------
          Net cash used in
            investing activities...................................................       (73,303)      (24,158)
                                                                                     ------------  ------------
Cash flows from financing activities:
  Proceeds from issuance of equity securities, less offering expenses..............     4,777,324        35,910
  Payment of capital lease obligations.............................................      (156,046)      (94,941)
  Proceeds from notes payable......................................................                   2,000,000
  Repayments of notes payable......................................................                  (2,000,000)
  Other............................................................................       (72,990)      (25,380)
                                                                                     ------------  ------------
          Net cash provided by (used in) financing activities......................     4,548,288       (84,411)
                                                                                     ------------  ------------
          Net increase (decrease) in cash and cash equivalents.....................     1,186,482     7,073,337
Cash and cash equivalents at beginning of period...................................       559,294       646,664
                                                                                     ------------  ------------
          Cash and cash equivalents at end of period...............................  $  1,745,776  $  7,720,001
                                                                                     ------------  ------------
                                                                                     ------------  ------------
Supplemental disclosure of cash flow information:
    Cash paid for interest.........................................................  $     39,564  $    235,944
                                                                                     ------------  ------------
                                                                                     ------------  ------------
Supplemental disclosure of noncash investing and financing activities:
    Increase in capital lease obligations..........................................  $     81,000  $     20,000
    Conversion of debt for equity..................................................

    The accompanying notes are an integral part of the financial statements.

                        PROGENICS PHARMACEUTICALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                        (1997 INTERIM DATA IS UNAUDITED)

1. ORGANIZATION AND BUSINESS

    Progenics Pharmaceuticals, Inc. (the "Company") is a biopharmaceutical company focusing on the development and commercialization of innovative products for the treatment and prevention of cancer and viral diseases, including human immunodeficiency virus ("HIV") infection. Prior to July 1997, the Company was in the development stage. The Company was incorporated in Delaware on December 1, 1986. The Company has no products approved for sale by the U.S. Food and Drug Administration. In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed, that any products developed will obtain necessary government regulatory approval or that any approved products will be commercially viable. In addition, the Company operates in an environment of rapid change in technology and is dependent upon the continued services of its current employees, consultants and subcontractors.

    The Company has sustained net losses and negative cash flows from operations since its inception and expects these conditions to continue for the foreseeable future. As discussed in Note 7(c), the Company received approximately $13.3 million from Bristol-Myers Squibb Company ("BMS") during July 1997. The Company estimates that this amount combined with BMS's commitment to fund future clinical development conducted by the Company, will enable it to continue to operate beyond one year. In the future, the Company will need to raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. There can be no assurance that such additional financing, if at all available, can be obtained on terms reasonable to the Company. In the event the Company is unable to raise additional capital, operations will need to be scaled back or discontinued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRODUCT SALES

    The Company has derived all of its product revenue from the sale of research reagents to four customers. Product sales revenue is recognized at the time reagents are shipped. The reagents are products of the Company's research and development efforts. The Company maintains no inventory of reagent and cost of product sales is not material.

RESEARCH GRANTS

    The Company has been awarded government research grants from two grantors ("Grantors"). The respective grants are used to subsidize the Company's research projects ("Projects") regarding HIV. Grant revenue is recognized on a pro rata basis as subsidized Project costs are incurred. Such method approximates the straight-line basis over the lives of the Projects. Receivables from the Grantors represent a concentration of credit risk to the Company. For each of the three years in the period ended December 31, 1996, all of the Company's research grant revenue came from the Grantors.

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FIXED ASSETS

    Leasehold improvements, furniture and fixtures, and equipment are stated at cost. Furniture, fixtures, and equipment are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the life of the lease or of the improvement, whichever is shorter. The estimated useful lives of fixed assets are as follows:

Computer equipment......................  5 years
Machinery and equipment.................  5-7 years
Furniture and fixtures..................  5 years
Leasehold improvements..................  Life of lease

PATENTS

    As a result of research and development efforts conducted by the Company, it has applied, or is applying, for a number of patents to protect proprietary inventions. All costs associated with patents are expensed as incurred.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments which have maturities of three months or less, when acquired, to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value. Cash, cash equivalents and certificates of deposit, subject the Company to concentrations of credit risk. At December 31, 1996, the Company had invested approximately $569,000 in funds with a major investment company and held approximately $78,000 in a single commercial bank. At December 31, 1995, the Company had invested approximately $33,000 in funds with a major investment company and held approximately $526,000 in a single commercial bank.

NET (LOSS) INCOME PER SHARE

PRO FORMA PER SHARE DATA (UNAUDITED)


    The pro forma per share data included in the Statements of Operations has been computed using the weighted average number of shares of common stock outstanding. Common stock issuable upon the exercise of outstanding stock options and warrants are included in the calculation, using the treasury stock method, when the effect is dilutive, except that, pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), certain equity securities, including options and warrants that are anti-dilutive, issued at prices below the assumed public offering price of $8.00 during the period prior to the proposed offering, beginning June 15, 1995, have been included in the calculation, using the treasury stock method, as if they were outstanding for all periods presented. In addition, the weighted average number of shares of convertible preferred stock that will convert automatically into shares of common stock upon the closing of the Company's proposed initial public offering has been included in the calculation from their original date of issuance.


PER SHARE DATA IN ACCORDANCE WITH SAB NO. 83

    The per share data found below has been computed in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share" ("APB No. 15") adjusted for SAB No. 83. Such computation is

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

based on the weighted average number of shares of common stock outstanding. Common stock issuable upon the exercise of outstanding options and warrants and the conversion of preferred stock are included in the calculation, using the treasury stock method, when the effect is dilutive, except that, pursuant to SAB No. 83, equity securities, including preferred stock, stock options and warrants that are anti-dilutive, issued at prices below the assumed public offering price of $8.00 during the period prior to the proposed offering, beginning June 15, 1995, have been included in the calculation, using the treasury stock method, as if outstanding for all periods presented.



                                                                                              NINE MONTHS
                                                    YEARS ENDED DECEMBER 31,              ENDED SEPTEMBER 30,
                                            -----------------------------------------  --------------------------
                                                1994          1995           1996          1996          1997
                                            ------------  -------------  ------------  ------------  ------------
                                                                                                     (UNAUDITED)
Net (loss) income per share:
  Per APB No. 15..........................  $      (1.52) $       (1.99) $      (2.68) $      (1.52) $       0.78
  Effect of SAB No. 83....................          0.66           0.86          1.14          0.65         (0.02)
                                            ------------  -------------  ------------  ------------  ------------
    Per SAB No. 83........................  $      (0.86) $       (1.13) $      (1.54) $      (0.87) $       0.76
                                            ------------  -------------  ------------  ------------  ------------
                                            ------------  -------------  ------------  ------------  ------------
Shares used in calculating per share
  amounts:
  Per APB No. 15..........................     2,249,675      2,264,839     2,294,675     2,294,675     7,598,320
  Effect of SAB No. 83....................     1,738,853      1,723,689     1,693,853     1,693,853       204,434
                                            ------------  -------------  ------------  ------------  ------------
    Per SAB No. 83........................     3,988,528      3,988,528     3,988,528     3,988,528     7,802,754
                                            ------------  -------------  ------------  ------------  ------------
                                            ------------  -------------  ------------  ------------  ------------


INCOME TAXES

    The Company accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts ("temporary differences") at enacted tax rates in effect for the years in which the temporary differences are expected to reverse.

RISKS AND UNCERTAINTIES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates relate to fixed assets and deferred taxes. Actual results could differ from those estimates. See also Notes 1 and 7(c).

STOCK-BASED COMPENSATION

    The accompanying financial position and results of operations of the Company have been prepared in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in the financial statements in

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) connection with the awarding of stock option grants to employees provided that, as of the grant date, all terms associated with the award are fixed and the fair value of the Company's stock, as of the grant date, is equal to or less than the amount an employee must pay to acquire the stock as defined.

    Disclosures required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), including pro forma operating results had the Company prepared its financial statements in accordance with the fair-value-based method of accounting for stock-based compensation, have been included in Note 8.

    The fair value of options and warrants granted to non-employees for goods or services are included in the financial statements and expensed as the goods are utilized or the services performed.

IMPACT OF THE FUTURE ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 will require the Company to replace the current presentation of "primary" per share data with "basic" and "diluted" per share data. Currently, management estimates that the future adoption of SFAS No. 128 will not have a material impact on the Company's per share data. SFAS No. 128 will be adopted by the Company for periods ending after December 15, 1997.

RECLASSIFICATIONS

    Certain reclassifications have been made to the financial statements to conform with the current presentation.

3. FIXED ASSETS

    Fixed assets, including amounts under capitalized lease obligations, consist of the following:

                                                                             DECEMBER 31,
                                                                      ---------------------------  SEPTEMBER 30,
                                                                          1995           1996          1997
                                                                      -------------  ------------  -------------
                                                                                                    (UNAUDITED)
Computer equipment..................................................  $     286,425  $    173,868   $   191,808
Machinery and equipment.............................................      1,637,460     1,404,775     1,430,988
Furniture and fixtures..............................................        190,008       138,415       138,415
Leasehold improvements..............................................         29,702        29,702        29,702
                                                                      -------------  ------------  -------------
                                                                          2,143,595     1,746,760     1,790,913
Less, accumulated depreciation and amortization.....................     (1,177,477)     (904,153)   (1,142,646)
                                                                      -------------  ------------  -------------
                                                                      $     966,118  $    842,607   $   648,267
                                                                      -------------  ------------  -------------
                                                                      -------------  ------------  -------------

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

                                                                                DECEMBER 31,
                                                                          ------------------------  SEPTEMBER 30,
                                                                             1995         1996          1997
                                                                          ----------  ------------  -------------
                                                                                                     (UNAUDITED)
Accounts payable........................................................  $  153,749  $    701,472   $   394,205
Fees payable to Scientific Advisory Board members.......................     116,250        60,000         4,500
Accrued payroll and related costs.......................................      56,235        53,874        49,410
Legal and accounting fees payable.......................................     156,506       937,493       121,833
Deferred lease liability, current portion...............................       4,349        33,005        24,987
                                                                          ----------  ------------  -------------
                                                                          $  487,089  $  1,785,844   $   594,935
                                                                          ----------  ------------  -------------
                                                                          ----------  ------------  -------------

5. STOCKHOLDERS' EQUITY

    On October 2, 1996, the Board of Directors (the "Board") of the Company approved a three-for-four reverse stock split of common stock. All common stock data, including per share data and weighted average number of shares outstanding has been retroactively amended to reflect the stock split. The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 60,000,000 shares, of which 40,000,000 shares are designated as common shares, par value $.0013 ("Common Stock"), and 20,000,000 shares are designated as preferred shares, par value $.001. The Board has the authority to issue common and preferred shares, in series, with rights and privileges determined by the Board. 4,000,000 preferred shares are designated as Series A Preferred Stock ("Series A"), 2,500,000 shares are designated as Series B Preferred Stock ("Series B") and 3,750,000 shares are designated as Series C Preferred Stock ("Series C") (collectively the "Preferred Stock"). In the event that the Company declares and pays a dividend, the Preferred Stock and Common Stock will receive such dividend on a pro rata basis, as defined. Distributions in liquidation shall be pro rated to the Preferred Stock and Common Stock up to specified amounts, as defined and, thereafter, pro rata based upon the number of shares outstanding on a Common Stock equivalent basis, as defined. Each share of Preferred Stock is convertible, at the option of the holder, into .75 share of Common Stock, adjusted in accordance with a formula should the Company sell Preferred or Common Stock at a per share price below the original issuance price paid by existing Preferred Stock shareholders ("Preferred Stockholder"), as defined. Conversion is automatic at the earlier of (i) the closing of a public offering of the Company's Common Stock in which certain defined aggregate proceeds are raised and the per share selling price exceeds a defined level, or
(ii) the date the Preferred Stockholders have converted a defined number of shares of Preferred Stock. The conversion rate is subject to anti-dilution provisions, as defined. Preferred Stockholders are entitled to vote with Common Stockholders as a single class. In addition, certain changes in the Company's capital structure, as defined, which includes, under certain situations, the issuance of additional series of Preferred or Common Stock (the "Proposal"), require a separate vote by Preferred Stockholders. If less than a majority of Preferred Stockholders vote in favor of the Proposal and if the Common Stockholders approve the Proposal, the Company has the right to redeem all outstanding shares of Preferred Stock at per share prices ranging from $3.74 to $8.84, as defined. The Preferred Stock also is subject to transfer restrictions, as defined, and the Company has the right of first refusal to acquire such shares in the event the holder proposes to sell any or all shares to any person other than a permitted transferee.

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

5. STOCKHOLDERS' EQUITY (CONTINUED)
    During 1988, the Company entered into subscription agreements ("Agreements") in connection with the sale of approximately 1,000,000 shares of its Common Stock at a per share price of $1.07. The Agreements contain a provision whereby investors have the right to receive additional shares of Common Stock, as defined, in the event the Company sells Common Stock at a per share price below $1.07. This right terminates upon any registered public offering, any sale of the Company or its assets, or upon the Company selling an aggregate of 7,500,000 shares of Common Stock.

    During 1989 and 1990, the Company raised $2,913,000 from the sale of 1,165,000 Units (the "A Units") in a private placement. Each A Unit consisted of one share of Series A Preferred Stock and one warrant (the "A Warrant") which entitled the holder to purchase one share of Series A Preferred Stock at a price of $2.75 per share. During 1991, 1,143,000 A Warrants were exercised yielding $3,143,000 to the Company. The remaining unexercised A Warrants have expired.

    During 1992 and 1993, the Company raised $5,049,000, after expenses, from the sale of 1,263,520 Units (the "B Units") in a private placement. Each B Unit consisted of one share of Series B Preferred Stock and one warrant (the "B Warrant") which, as amended, entitled the holder to purchase one share of Series B Preferred Stock at a price of $5.00 per share. During 1994, 719,310 B Warrants were exercised yielding $3,597,000 to the Company. The remaining unexercised B Warrants have expired.

    During 1995 and 1996, the Company raised $897,000 and $4,777,000, net of expenses, from the sale of approximately 44,900 Units and 241,203 Units, respectively, (the "C Units") in a private placement. In addition, during December 1995, a stockholder converted a note payable into approximately 61,200 C Units (see Note 6). Each C Unit consists of four shares of Series C Preferred Stock and one five-year warrant (the "C Warrant") which entitles the holder to purchase one share of Series C Preferred Stock at $5.00 per share or, if exercised subsequent to an initial public offering, as defined, .75 share of Common Stock at $6.67 per share. The number of C Warrants and their exercise price are subject to adjustment in the event the Company issues additional shares of Common Stock at below defined per share prices. As of December 31, 1996, 347,249 C Warrants were issued and outstanding and fully exercisable.

6. NOTE PAYABLE--STOCKHOLDER

    During 1995, the Company borrowed $1,200,000 under a promissory note from a stockholder. The promissory note, as amended and restated, provided for interest to accrue at a rate of 10% per annum. Interest and principal were payable upon demand, but not before December 8, 1995. During December 1995, the promissory note plus accrued interest of $23,671 were exchanged for approximately 61,200 C Units (see Note 5).

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES:

(A) OPERATING LEASES

    The Company leases office and laboratory space under noncancelable lease agreements expiring April 30, 1998 (the "Leases"). The Leases provide for escalations of the minimum rent during the lease term as well as additional charges based upon usage of certain utilities in excess of defined amounts ("Additional Utility Charges"). The Company recognizes rental expense from the Leases on the straight-line basis. During 1994 and 1995, the Company recognized rental expense in excess of amounts paid of approximately $18,000 and $24,000, respectively, while during the year ended December 31, 1996, approximately $4,000 of previously recognized rent expense, which had been included as a deferred lease liability at December 31, 1995 was paid.

    The Company also leases office equipment and an automobile under noncancelable operating leases. The leases expire at various times through March 1998.

    Future minimum annual payments under all operating lease agreements, including the Leases, are as follows:

                                                                                     MINIMUM
                                   YEARS ENDING                                       ANNUAL
                                   DECEMBER 31,                                      PAYMENTS
                                 ---------------                                    ----------
1997..............................................................................  $  677,007
1998..............................................................................     230,499
                                                                                    ----------
                                                                                    $  907,506
                                                                                    ----------
                                                                                    ----------

    Rental expense totaled approximately $506,000, $657,000, $645,000, $481,000 and $484,000 (unaudited) for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, respectively. Additional Utility Charges, as defined above, were not material for these periods.

(B) CAPITAL LEASES

    The Company leases certain equipment under various noncancelable capital lease agreements. The leases are for periods ranging from three to five years, after which the Company: (i) either has the option or is required to purchase the equipment at defined amounts or (ii) may extend the lease for up to one additional year at defined monthly payments or (iii) is required to return the equipment, as per the respective lease agreements.

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    As of December 31, 1996 minimum annual payments under all capital leases, including required payments to acquire leased equipment, are as follows:

                                                                                     MINIMUM
                                   YEARS ENDING                                       ANNUAL
                                   DECEMBER 31,                                      PAYMENTS
                                 ---------------                                    ----------
1997..............................................................................  $  142,145
1998..............................................................................      82,780
1999..............................................................................      51,084
2000..............................................................................      30,944
2001..............................................................................      16,282
                                                                                    ----------
                                                                                       323,235
Less, amounts representing interest...............................................      78,510
                                                                                    ----------
Present value of net minimum capital lease payments...............................  $  244,725
                                                                                    ----------
                                                                                    ----------

    Leased equipment included as a component of fixed assets was approximately $731,000 and $807,000 at December 31, 1995 and 1996, respectively; related accumulated depreciation was approximately $242,000 and $383,000 for the same respective periods.

(C) LICENSING AND CORPORATE COLLABORATION AGREEMENTS:

    (I) UNIVERSITIES

    In March 1989, the Company (as licensee) entered into a worldwide licensing agreement with Columbia University ("Columbia"). The license, as amended during October 1996, provides the Company with the exclusive right to use certain technology developed on behalf of Columbia. According to the terms of the agreement, the Company is required to pay nonrefundable licensing fees ("Licensing Fees"), payable in installments by defined dates or, if earlier, as certain milestones associated with product development ("Milestones") occur, as defined, which include the manufacture and distribution of a product which uses the licensed technology, at various times over the next eight years. The Company expenses Licensing Fees when they become payable by the Company to Columbia. In addition, the Company is required to remit royalties based upon the greater of minimum royalties, as defined, or a percentage of net sales of products which utilize the licensed technology and a portion of sublicensing income, as defined. The licensing agreement may be terminated by Columbia under certain circumstances which includes the Company's failure to achieve the Milestones; however, Columbia shall not unreasonably withhold its consent to revisions to the due dates for achieving the Milestones under certain circumstances. If not terminated early, the agreement shall continue until expiration, lapse or invalidation of Columbia's patents on the licensed technology. The Company has the right to terminate the agreement at any time upon 90 days prior written notice. The termination of the license could have a material adverse effect on the business of the Company.

    In January 1991, the Company (as licensee) also entered into a non-exclusive licensing agreement with Stanford University whereby the Company has the non-exclusive, non-transferable right to use certain technology owned by the university. According to the terms of the agreement, the Company will be required to remit royalties based upon the greater of minimum royalties, as defined or various precentages

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED) of sales of products resulting from the use of licensed patent rights, as defined. Royalties shall continue to be payable, irrespective of termination of this license agreement, until such time as all sales of products which utilize the licensed technology shall have ceased.

    In September 1996, the Company (as licensee) entered into a licensing agreement with The Regents of the University of California ("Regents"). According to the terms of the agreement, the Company is required to remit royalties based upon the greater of minimum royalties or a percentage of product sales and a portion of sublicensing income, as defined. The agreement can be terminated by the Company upon 90 days notice or by Regents in the event the Company fails to perform, which includes the achievement of certain defined milestones; otherwise the agreement terminates upon the lapse of Regents' patent regarding the licensed technology. Early termination of the agreement could have a material adverse effect on the business of the Company. Although the Company intends to use its best efforts to comply with the terms of the agreement, there can be no assurances that the agreement will not be terminated.

    (II) SLOAN-KETTERING INSTITUTE FOR CANCER RESEARCH

    In November 1994, the Company (as licensee) entered into a worldwide exclusive licensing agreement with Sloan-Kettering Institute for Cancer Research ("Sloan-Kettering") whereby the Company has the exclusive right to use certain technology owned by Sloan-Kettering. Certain employees of Sloan-Kettering are consultants to the Company (see Note 7(d)). According to the terms of the agreement, the Company was required to pay a nonrefundable, noncreditable licensing fee in installments. Commencing in 1995, the Company is required to remit royalties based upon the greater of minimum royalties, as defined, or as a percentage of sales of any licensed product, as defined ("Product Royalties"), and sublicense income, as defined, earned under sublicenses granted by the Company in accordance with this licensing agreement ("Sublicense Royalties"). In the event that no Product Royalties or Sublicense Royalties are due in a given calendar year, then a defined percentage of that year's minimum royalty will be creditable against future Product Royalties or Sublicense Royalties due Sloan-Kettering. The licensing agreement may be terminated by Sloan-Kettering in the event that the Company fails to achieve certain defined objectives, which include the manufacture and distribution of a product which uses the licensed technology, over the next six years, or if the Company fails to satisfy certain other contractual obligations ("Early Termination"); otherwise the agreement shall terminate either upon the expiration or abandonment of Sloan-Kettering's patents on the technology licensed, or 15 years from the date of first commercial sale, as defined, whichever is later. With regard to Early Termination, Sloan-Kettering shall not unreasonably withhold its consent to revisions to the due dates for achieving the defined objectives under certain circumstances. The Company has the right to terminate the agreement at any time upon 90 days prior written notice ("Company Termination"). In the event of Early Termination or Company Termination, all licensing rights under the agreement would revert to Sloan-Kettering. Early Termination of the license could have a material adverse effect on the business of the Company. Although the Company intends to use its best efforts to comply with the terms of the license, there can be no assurance that the licensing agreement will not be terminated.

    (III) AQUILA BIOPHARMACEUTICALS, INC.

    In August 1995, the Company (as licensee) entered into a license and supply agreement (the "L&S Agreement") with Aquila Biopharmaceuticals, Inc. ("Aquila"). Under the terms of the L&S Agreement,

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED) the Company obtained a coexclusive license to use certain technology and a right to purchase QS-21 adjuvant (the "Product") from Aquila for use in the Company's research and development activities. In consideration for the license, the Company paid a nonrefundable, noncreditable license fee and issued 45,000 restricted shares of the Company's Common Stock ("Restricted Shares") to Aquila. The Restricted Shares are nontransferable with this restriction lapsing upon the Company's achievement of certain milestones ("L&S Milestones"), as defined. In the event that any one or more L&S Milestones do not occur, the underlying Restricted Shares would be returned to the Company. The fair value of the Restricted Shares, combined with the noncreditable license fee, were expensed during 1995 as research and development. In addition, the Company will be required to remit royalties based upon the net sales of products sold using the licensed technology ("Licensed Products") and a defined percentage of any sublicense fees and royalties payable to the Company with respect to Licensed Products. The L&S Agreement may be terminated by Aquila in the event that the Company fails to achieve certain defined objectives, which include the manufacture and distribution of a Licensed Product, over the next seven years ("Early Termination"); otherwise the L&S Agreement shall terminate upon the expiration of Aquila's patents on the technology licensed. With regard to Early Termination, Aquila shall not unreasonably withhold its consent to revisions to the due dates for achieving the L&S Milestones under certain circumstances. The Company has the right to terminate the L&S Agreement at any time upon 90 days prior written notice ("Company Termination"), as defined. In the event of Early Termination or Company Termination, all licensing rights under the agreement would revert to Aquila. Early termination of the L&S Agreement would have a material adverse effect on the business of the Company. Although the Company intends to use its best efforts to comply with the terms of the L&S Agreement, there can be no assurance that the agreement will not be terminated.

    (IV) BRISTOL-MYERS SQUIBB COMPANY

    In July 1997, the Company and BMS entered into a Joint Development and Master License Agreement (the "BMS License Agreement") under which BMS obtained an exclusive worldwide license to manufacture, use and sell products resulting from development of the Company's products related to certain therapeutic cancer vaccines (the "Cancer Vaccines"). Upon execution of the agreement, BMS made non-refundable cash payments of $9.5 million, as reimbursement for expenses previously incurred by the Company in the development of the Cancer Vaccines, $2.0 million as a licensing fee and approximately $1.8 million as reimbursement of the Company's budgeted clinical development costs for the Cancer Vaccines for the period April 15, 1997 through September 30, 1997. In addition, BMS is obligated to make future non-refundable payments as defined upon the achievement of specified milestones and pay royalties on any product sales. BMS is also required to fund continued development, clinical trials and regulatory filings ("Development Costs") conducted by the Company on a time and material basis related to the Cancer Vaccines. BMS's funding of future Development Costs are refundable by the Company only to the extent that the Company receives such funding in advance and fails to expend such amounts for their intended purposes. The Company recognized as revenue the reimbursement of prior expenses and the licensing fee upon receipt of the funds. The Company recognizes revenue for the funding of budgeted clinical development costs as the related expenses are incurred.

    The BMS License Agreement and related sublicenses terminate at various times, generally upon the expiration or abandonment of the related patents. The agreements can also be terminated by either party upon a material uncured breach by the other party. BMS has the further right to terminate the BMS

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
License Agreement (including its funding and milestone obligations) as to specified licensed products at specified times.

    In connection with the above agreements, the Company has recognized research and development expenses, including transaction costs, totaling approximately $22,500, $382,500, $170,500, $22,500 and $1,831,000 (unaudited) for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively. Such expenses include the fair value, which was based on the value received by the Company as determined by the Board, of the Restricted Shares and 120,000 shares of common stock issued in July 1997 in connection with the above agreements and amendments thereto entered into in July 1997. In addition, as of September 30, 1997 remaining payments associated with milestones and defined objectives with respect to the above agreements total $650,000 (unaudited) in cash. Future annual minimum royalties under the licensing agreements described in (i) through (iii) above are not significant.

(D) CONSULTING AGREEMENTS

    As part of the Company's research and development efforts it enters into consulting agreements with external scientific specialists ("Scientists"). These consulting agreements contain varying terms and provisions which include fees to be paid by the Company and services to be provided by the Scientists, some of whom are members of the Company's Scientific Advisory Board. Certain Scientists have purchased Common Stock or received stock options which are subject to vesting provisions, as defined. The Company has recognized expenses with regards to these consulting agreements totaling approximately $261,000, $245,000, $268,000, $232,000 and $788,000 (unaudited) for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively. Such expenses include the fair value of stock options of approximately $22,000 and $9,000 (unaudited) for the year ended December 31, 1996 and the nine months ended September 30, 1997.

8. STOCK OPTION PLANS:

The Company adopted three stock option plans, the Non-Qualified Stock Option Plan, the Stock Option Plan and the Amended Stock Incentive Plan (individually the "89 Plan," "93 Plan" and "96 Plan," respectively, or collectively, the "Plans"). Under the 89 Plan, the 93 Plan and the 96 Plan, a maximum of 375,000, 750,000 and 750,000 shares of Common Stock, respectively, are available for awards to employees, consultants, directors and other individuals who render services to the Company (collectively, "Optionees"). The Plans contain certain anti-dilution provisions in the event of a stock split, stock dividend or other capital adjustment as defined. The 89 Plan and 93 Plan provide for the Board, or the Compensation Committee ("Committee") of the Board, to grant stock options to Optionees and to determine the exercise price, vesting term and expiration date. The 96 Plan provides for the Board or Committee to grant to Optionees stock options, stock appreciation rights, restricted stock performance awards or phantom stock, as defined (collectively "Awards"). The Committee will also determine the term and vesting of the Award and the Committee may in its discretion accelerate the vesting of an Award at any time. Except as noted below, the exercise price of outstanding awards was equal to the fair value of the Company's common stock on the dates of grant. Under the 89 and 93 Plans, for a period of ten years following the termination for any reason of an Optionee's employment or active involvement with the Company, as determined by the Board, the Company has the right to repurchase any or all shares of Common Stock

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

8. STOCK OPTION PLANS: (CONTINUED)
held by the Optionee and/or any or all of the vested but unexercised portion of any option granted to such Optionee at a purchase price defined by the respective Plans. Under the 93 Plan, that right will terminate upon the Company's completion of a public offering of securities, as defined. The 89 Plan terminated in April, 1994 and the 93 Plan will terminate in December, 2003; however, any option granted before termination of the 89 Plan and the 93 Plan will continue under the terms of the respective Plans.

The following table summarizes stock option information for the Plans as of December 31, 1996:

                                 OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                -----------------------------------------------------  ------------------------------
   RANGE OF                    WEIGHTED-AVERAGE
   EXERCISE       NUMBER           REMAINING        WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
    PRICES      OUTSTANDING    CONTRACTUAL LIFE      EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
--------------  -----------  ---------------------  -----------------  -----------  -----------------
    $1.33          218,823               3.4            $    1.33         182,449       $    1.33
$3.67 - $5.33      730,913               6.9            $    5.15         305,354       $    4.93
    $6.67           91,500               9.3            $    6.67             750       $    6.67
                -----------                                            -----------
                 1,041,236                                                488,553
                -----------                                            -----------
                -----------                                            -----------

    Transactions involving stock option award under the Plans during 1994, 1995, and 1996 are summarized as follows:

                                                                   NUMBER    WEIGHTED-AVERAGE
                                                                 OF SHARES    EXERCISE PRICE
                                                                 ----------  -----------------
Balance, December 31, 1993.....................................     429,495      $    2.97

1994: Granted..................................................     582,000           5.46
     Cancelled.................................................        (259)          1.33
                                                                 ----------
     Balance outstanding, December 31, 1994....................   1,011,236           4.40

1995: Granted..................................................       4,500           6.67
     Cancelled.................................................     (45,000)          4.91
                                                                 ----------
     Balance outstanding, December 31, 1995....................     970,736           4.39

1996: Granted..................................................      94,500           6.56
     Cancelled.................................................     (24,000)          5.33
                                                                 ----------
     Balance outstanding, December 31, 1996....................   1,041,236           4.57
                                                                 ----------
                                                                 ----------

    As of December 31, 1996, shares available for future grants under the 93 Plan and the 96 Plan amounted to 62,775 and 750,000, respectively.

    On April 1, 1997, the exercise price of 216,225 options granted under the Plans, having exercise prices in excess of $4.00 per share, was reduced to $4.00 per share. The exercise price of the repriced options was less than the fair value of the underlying stock on the date of repricing. Accordingly, the Company is recognizing compensation expense on a pro rata basis over the respective remaining options' vesting periods of two to five years for the difference between the estimated fair value of the Common Stock on the date the option was repriced and $4.00. All other aspects of the options remain unchanged. The above table does not reflect this repricing.

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

8. STOCK OPTION PLANS: (CONTINUED)
    Certain options issued under the 89 Plan entitle the holders to purchase shares of Common Stock at a per share price of $1.33, which was less than the estimated fair value of the Common Stock, as determined by the Board, on the date of grant. As a result, the Company is recognizing compensation expense on a pro rata basis, over the respective options' vesting periods of three to ten years, for the difference between the estimated fair value of the Common Stock on the date the option was granted and the exercise price. The Company recognized compensation expense of approximately $33,000, $22,000, $22,000, $22,000 and $16,000 (unaudited) and for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively, in connection with these options. Unamortized compensation expenses as of the balance sheet date are included in unearned compensation within stockholders' equity (deficit).

    During 1994, the Committee granted 582,000 stock options under the 93 Plan. Included therein were 450,000 stock options ("94 Options") which entitle the holders to purchase shares of Common Stock at a per share price of $5.33, which was less than the estimated fair value of the Common Stock, as determined by the Board, on the date of grant. As a result, the Company is recognizing compensation expense on a pro rata basis, over the respective options' vesting periods of seven years, for the difference between the estimated fair value of the Common Stock on the date of the option was granted and the exercise price. In addition, during 1996, the Committee granted 94,500 options under the 93 Plan. Included therein were 15,000 options issued to consultants ("Consultants' Options") that are compensatory. Accordingly, the Company is recognizing compensation expense on a pro rata basis over the respective options' vesting periods of four to five years. The Company recognized compensation expense of approximately $86,000, $86,000, $86,000, $86,000 and $64,000 (unaudited) for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively, in connection with the 94 Options (also see
Note 7(d)). Unamortized compensation expenses as of the balance sheet date are included in unearned compensation within stockholders' equity (deficit).

    During 1993, the Company adopted an Executive Stock Option Plan (the "Executive Plan"), under which a maximum of 750,000 shares of Common Stock, adjusted for stock splits, stock dividends, and other capital adjustments, as defined, are available for stock option awards. Awards issued under the Executive Plan may qualify as incentive stock options ("ISOs"), as defined by the Internal Revenue Code, or may be granted as non-qualified stock options. Under the Executive Plan, the Board may award options to senior executive employees (including officers who may be members of the Board) of the Company, as defined. The Executive Plan will terminate on December 15, 2003; however, any option outstanding as of the termination date shall remain outstanding until such option expires in accordance with the terms of the respective grant.

    During December 1993, the Board awarded a total of 750,000 stock options under the Executive Plan to one officer, of which 664,774 were non-qualified options ("NQOs") and 85,226 were ISOs. The NQOs and ISOs entitle the officer to purchase an equal number of shares of Common Stock at prices of $5.33 and $5.87 per share, respectively, which represented the estimated fair market value and 110% of the estimated fair market value of the Company's Common Stock at the date of grant, as determined by the Board of Directors. 375,000 of the options vest pro rata over a period of five years, with the remaining 375,000 options vesting in full on the tenth anniversary of the date of grant; however, vesting with respect to the options vesting on the tenth anniversary will be accelerated in the event of the effective date of an

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

8. STOCK OPTION PLANS: (CONTINUED)
initial public offering of the Company's Common Stock that yields certain gross per share amounts, as defined, or immediately before the closing of an acquisition of the Company.

    The following table summarizes stock option information for the Executive Plan as of December 31, 1996:

                                                 OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                                  -------------------------------------------------  ------------------------------
                                               WEIGHTED-AVERAGE
                                    NUMBER         REMAINING      WEIGHTED-AVERAGE     NUMBER     WEIGHTED-AVERAGE
    RANGE OF EXERCISE PRICES      OUTSTANDING  CONTRACTUAL LIFE    EXERCISE PRICE    EXCERCISABLE  EXERCISE PRICE
--------------------------------  -----------  -----------------  -----------------  -----------  -----------------
          $5.33-$5.86                750,000         7.2 yrs          $    5.39         300,000       $    5.45

The following table summarizes the pro forma operating results of the Company had compensation costs for the Plans and the Executive Plan been determined in accordance with the fair value based method of accounting for stock based compensation as prescribed by SFAS No. 123. Since option grants awarded during 1995 and 1996 vest over several years and additional awards are expected to be issued in the future, the pro forma results shown below are not likely to be representative of the effects on future years of the application of the fair value based method.

                                                                YEARS ENDED DECEMBER 31,
                                                              ----------------------------
                                                                  1995           1996
                                                              -------------  -------------
Pro forma net loss..........................................  $  (4,505,130) $  (6,189,086)
                                                              -------------  -------------
                                                              -------------  -------------
Pro forma net loss per share................................  $       (1.75) $       (2.42)
                                                              -------------  -------------
                                                              -------------  -------------

For the purpose of the above pro forma calculation, the fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model. The weighted-average fair value of the options granted during 1995 and 1996 was $4.59 and $4.60, respectively. The following assumptions were used in computing the fair value of option grants: expected volatility of 81%, expected lives of 5 years after vesting; zero dividend yield and weighted-average risk-free interest rates of 6.0% in 1995 and 1996.

9. EMPLOYEE SAVINGS PLAN

    The Company, during 1993, adopted the provisions of the amended and restated Progenics Pharmaceuticals 401(k) Plan (the "Amended Plan"). The terms of the Amended Plan, among other things, allow eligible employees, as defined, to participate in the Amended Plan by electing to contribute to the Amended Plan a percentage of their compensation to be set aside to pay their future retirement benefits, as defined. The Company has agreed to match 25% of up to the first 8% of compensation that eligible employees contribute to the Amended Plan, as defined. In addition, the Company may also make a discretionary contribution, as defined, each year on behalf of all participants who are non-highly compensated employees, as defined. The Company made matching contributions of approximately $10,000, $12,000, $10,000, $8,000 and $7,000 (unaudited) to the Amended Plan for the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1996 and 1997, respectively.

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

10. INCOME TAXES

    There is no provision (benefit) for federal or state income taxes for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1996 since the Company has incurred operating losses and has established a valuation allowance equal to the total deferred tax asset.

    The tax effect of temporary differences, net operating loss carry-forwards and research and experimental tax credit carry-forwards as of December 31, 1995 and 1996 are as follows:

                                                         DECEMBER 31,
                                                    -----------------------
                                                       1995        1996
                                                    ----------  -----------
Deferred tax assets and valuation allowance:
  Net operating loss carry-forwards...............  $4,350,960  $ 5,995,737
  Fixed assets....................................     133,225      165,219
  Deferred charges................................   2,666,772    3,491,832
  Research and experimental tax credit
    carry-forwards................................     491,681      585,618
  Valuation allowance.............................  (7,642,638) (10,238,406)
                                                    ----------  -----------
                                                    $   --      $   --
                                                    ----------  -----------
                                                    ----------  -----------

    As of December 31, 1996, the Company has available, for tax purposes, unused net operating loss carry-forwards of approximately $14,482,000 which will expire in various years from 2002 to 2011. The Company's research and experimental tax credit carry-forwards expire in various years from 2003 to 2011. Future ownership changes may limit the future utilization of these net operating loss and research and experimental tax credit carry-forwards as defined by the federal tax code.

    The tax provision for the nine months ended September 30, 1997 has been computed based upon the prevailing federal and state tax rates, offset by the utilization of the net operating loss carryforwards to the extent permitted by the alternative minimum tax rules of the federal and state tax codes.

11. LINE OF CREDIT

    During March 1997 the Company obtained a line of credit ("Line") from a bank. The terms of the Line provide for the Company to borrow up to $2 million. Outstanding borrowings accrue interest, payable monthly, at the bank's prime rate of interest. The Line expired on July 31, 1997. The repayment of the Line was guaranteed by two affiliates of a stockholder of the Company ("Affiliates").

    In consideration for the guarantee noted above, the Company issued 50,000 warrants (the "March Warrants") to the Affiliates. Such warrants vest immediately. The March Warrants expire after five years and the exercise price will be determined on or before December 31, 1997, based upon the occurrence of the following events: (i) the Company completes an initial public offering of its common stock ("IPO"); (ii) the Company closes a corporate partnership agreement as defined; or (iii) the Company is acquired (collectively "Events"). In the event the Company completes an IPO or is acquired on or before December 31, 1997, the exercise price of the March Warrants will equal 50% of the IPO price per share or 50% of the price paid per share to acquire the Company. If only the corporate partnership occurs, the exercise price will be $3.00 per share. The corporate partnership agreement was consummated in July 1997. The Affiliates received an additional 10,000 warrants as the guarantee was outstanding for 90 days and an additional 10,000 warrants as the guarantee was outstanding for an additional 30 days beyond the

                        PROGENICS PHARMACEUTICALS, INC.

                        (1997 INTERIM DATA IS UNAUDITED)

11. LINE OF CREDIT (CONTINUED)
initial 90 days. The terms of such warrants were identical to the March Warrants. The line was fully repaid in July 1997. The Company recognized the fair value of the March Warrants, and the first issue of 10,000 warrants, as an expense in the six month period ended June 30, 1997. The fair value of the remaining 10,000 warrants was expensed in the quarter ending September 30, 1997. The aggregate fair value of the warrants totaled approximately $228,000 (unaudited) which was expensed during the nine months ended September 30, 1997.

12. NOTE TO INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)

BASIS OF PRESENTATION

    The interim financial statements as of and for the nine months ended September 30, 1997 are unaudited and reflect adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Operating results for any interim period are not necessarily indicative of the results for the full year.

    The interim financial statements, as previously filed, as of and for the nine months ended September 30, 1997 have been changed to reflect additional compensation incurred as the result of the issuance of stock options. The additional compensation totaled approximately $360,000. The tax effect of this change was not material.

STOCK OPTION PLANS

    During the nine months ended September 30, 1997, 73,175 and 447,725 options, including 216,225 options which were repriced in April 1997, to certain employees to purchase shares of the Company's common stock at an exercise price of $4.00 per share were granted under the 93 Plan and 96 Plan, respectively. The exercise price of such options was less than the fair value of the underlying stock on the date of grant. Accordingly, the Company is recognizing compensation expense, on a pro rata basis, over the respective options' vesting periods of three to five years for the difference between the estimated fair value of the Common Stock on the date the option was granted and the exercise price. The Company recognized compensation expense of approximately $234,000 for the nine months ended September 30, 1997. In addition, 325,000 stock options were granted to non-employees and, accordingly, the fair value of such options ($586,556) was expensed during the nine months ended September 30, 1997. During the same period, 27,000 options were exercised and 23,906 options were cancelled under the 89 Plan and 93 Plan, respectively.

PRO 542 IS PROGENICS' THERAPEUTIC PRODUCT CANDIDATE DESIGNED TO NEUTRALIZE HIV. PRO 542 COMMENCED PHASE I/II CLINCIAL TRIALS IN 1997.

               [Diagram depicting PRO 542, Progenics' therapeutic
                 product candidate designed to neutralize HIV]

PRO 367 IS PROGENICS' THERAPEUTIC PRODUCT CANDIDATE DESIGNED TO DESTROY HIV-INFECTED CELLS. THE COMPANY EXPECTS TO COMMENCE PHASE I/II CLINICAL TRIALS OF PRO 367 IN THE FIRST HALF OF 1998.

               [Diagram depicting PRO 367, Progenics' therapeutic product candidate designed to destroy HIV-infected cells]

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR A SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS FURNISHED.
                              -------------------

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                ---------
Prospectus Summary............................................          3
Risk Factors..................................................          7
Use of Proceeds...............................................         19
Dividend Policy...............................................         19
Capitalization................................................         20
Dilution......................................................         21
Selected Financial Data.......................................         22
Management's Discussion and Analysis of Financial Condition
  and Results of Operations...................................         23
Business......................................................         27
Management....................................................         48
Certain Transactions..........................................         57
Principal Stockholders........................................         58
Description of Capital Stock..................................         60
Shares Eligible for Future Sale...............................         62
Underwriting..................................................         64
Legal Matters.................................................         66
Experts.......................................................         66
Additional Information........................................         66
Index to Financial Statements.................................        F-1

                              -------------------

    UNTIL              , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANS-
ACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,000,000 SHARES

                                 [COMPANY LOGO]
                                   PROGENICS
                             PHARMACEUTICALS, INC.

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                                CIBC OPPENHEIMER
                         BANCAMERICA ROBERTSON STEPHENS
                     VECTOR SECURITIES INTERNATIONAL, INC.
                                           , 1997

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the Common Stock offered hereby, other than underwriting discounts and commissions:

Registration Fee--Securities and Exchange Commission............  $   9,061
NASD Filing Fee.................................................      3,490
Blue Sky fees and expenses......................................     20,000
Accountants' fees and expenses..................................    250,000
Legal fees and expenses.........................................    300,000
Printing and engraving expenses.................................    100,000
Transfer agent and registrar fees...............................      5,000
Miscellaneous...................................................     62,449
                                                                  ---------
            Total...............................................  $ 750,000
                                                                  ---------
                                                                  ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

    Section 102(b)(7) of the DGCL provides that a corporation in its original certificate of incorporation or an amendment thereto validly approved by stockholders may eliminate or limit personal liability of members of its board of directors or governing body for breach of a director's fiduciary duty. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. The Company's Restated Certificate of Incorporation contains such a provision.

    The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify officers and directors, and to the extent authorized by the Board of Directors, employees and agents of the Company, to the full extent permitted by and in the manner permissible under the laws of the State of Delaware. In addition, the By-Laws permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such.

    The Company has entered into Indemnification Agreements with each of its officers and directors, pursuant to which the Company has agreed to indemnify and advance expenses to such officers and directors to the fullest extent permitted by applicable law.

    The Company has obtained an insurance policy providing coverage for certain liabilities of its officers and directors.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    During the past three years, the Registrant has issued securities to a limited number of persons, as described below. No underwriter or underwriting discounts or commissions were involved. There was no public offering in any such transaction and the Company believes that each transaction was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof based on the private nature of the transactions and the sophistication of the purchasers, all of whom had access to information concerning the Registrant and acquired the securities for investment and not with a view to the distribution thereof.

    From January 1993 through August 1993, the registrant issued a total of 272,270 shares of Series B Preferred Stock, $.001 par value per share, and warrants to purchase 272,270 shares of Series B Preferred Stock, to 33 individuals and entities of whom two entities are affiliates of the Company, one individual is a director and the rest are accredited investors for an aggregate purchase price of $1,089,080 in cash.

    In September 1993 and October 1993, the registrant issued a total of 562,500 shares of Series B Preferred Stock, and warrants to purchase 562,500 shares of Series B Preferred Stock, to three entities of whom two entities are affiliates of the Company and the remaining entity is an accredited investor for an aggregate purchase price of $2,250,000.

    In February 1994, the registrant issued a total of 719,310 shares of Series B Preferred Stock to 22 individuals and entities of whom one entity is an affiliate of the Company, one individual is a director and the remaining individuals and entities are accredited investors for an aggregate purchase price of $3,596,550 in cash.

    In November 1995 and December 1995, the registrant issued a total of 424,184 shares of Series C Preferred Stock, $.001 par value per share, and warrants to purchase 106,046 shares of Series C Preferred Stock, to seven individuals and entities of whom one individual is a director, two entities are affiliated with a director of the Company and the remaining individuals and entities are accredited investors for an aggregate purchase price of $897,249 in cash and conversion of a note payable in the principal amount of $1,200,000 plus accrued interest thereon of $23,671.

    In August 1995, the registrant issued 45,000 shares of Common Stock, $.0013 par value per share, to one entity which is a licensor as partial consideration for a license agreement.

    In January 1996 and February 1996, the registrant issued a total of 964,812 shares of Series C Preferred Stock, and warrants to purchase 241,203 shares of Series C Preferred Stock, to 52 individuals and entities of whom two entities are affiliates of the Company, two individuals are directors and the remaining individuals and entities are accredited investors for an aggregate purchase price of $4,824,060 in cash.


    From January 1, 1993 to September 30, 1997, the Company issued options to purchase 1,613,738 shares of Common Stock (of which options to purchase 80,156 shares of Common Stock subsequently have been cancelled) to employees and consultants of the Company pursuant to the 1989 Option Plan, the 1993 Option Plan, the 1993 Executive Option Plan and the 1996 Option Plan.


    In July 1997 the Registrant issued 120,000 shares of Common Stock to one entity as consideration in part for such entity consenting to certain agreements entered into by the Registrant with another entity.

    In March, June and July of 1997, the Registrant issued to two entities warrants to purchase in the aggregate 70,000 shares of Common Stock at an exercise price of $3.00 (subject to adjustment in the event certain liquidity events occur prior to December 31, 1997).

    In January 1997 one person exercised options granted to such person in April 1989 to purchase 27,000 shares of Common Stock at an exercise price of $1.33 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

    **1.1  --Revised Form of Underwriting Agreement
    **3.1  --Certificate of Incorporation, as amended, of the Registrant
    **3.2  --By-Laws of the Registrant
    **4.1  --Specimen Certificate for Common Stock, $.0013 par value per share, of the
             Registrant
    **5.1  --Opinion of Dewey Ballantine LLP
   **10.1  --Form of Registration Rights Agreement
   **10.2  --1989 Non-Qualified Stock Option Plan
   **10.3  --1993 Stock Option Plan as amended
   **10.4  --1993 Executive Stock Option Plan
   **10.5  --Amended 1996 Stock Incentive Plan
   **10.6  --Form of Indemnification Agreement
   **10.7  --Employment Agreement dated December 15, 1993 between the Registrant and Dr. Paul
             J. Maddon
   **10.8  --Letter dated August 25, 1994 between the Registrant and Dr. Robert J. Israel
   **10.9  --Sublease dated July 13, 1988 between the Registrant and Union Carbide Corporation
 **+10.10  --gp120 Supply Agreement dated July 19, 1995 between the Registrant and E. I.
             DuPont De Nemours and Company, as amended, October 27, 1995
 **+10.11  --sCD4 Supply Agreement dated June 27, 1995 between the Registrant and E. I. DuPont
             De Nemours and Company
 **+10.12  --Supply Agreement dated February 8, 1996 between the Registrant and Intracel
             Corporation
 **+10.13  --License Agreement dated November 17, 1994 between the Registrant and
             Sloan-Kettering Institute for Cancer Research
 **+10.14  --Clinical Trial Agreement dated December 12, 1994 between the Registrant and
             Sloan-Kettering Institute for Cancer Research

 **+10.15  --QS-21 License and Supply Agreement dated August 31, 1995 between the Registrant and Cambridge Biotech Corporation (now known as Aquila Biopharmaceuticals, Inc.)
 **+10.16  --gp120 Sublicense Agreement dated March 17, 1995 between the Registrant and
             Cambridge Biotech Corporation (now known as Aquila Biopharmaceuticals, Inc.)
 **+10.17  --Cooperative Research and Development Agreement dated February 25, 1993 between the Registrant and the Centers for Disease Control and Prevention
 **+10.18  --License Agreement dated March 1, 1989, as amended by a Letter Agreement dated
             March 1, 1989 and as amended by a Letter Agreement dated October 22, 1996 between the Registrant and the Trustees of Columbia University
 **+10.19  --License Agreement dated June 25, 1996 between the Registrant and The Regents of the University of California
 **+10.20  --KLH Supply Agreement dated July 1, 1996 between the Registrant and PerImmune,
             Inc.
 **+10.21  --sCD4 Supply Agreement dated November 3, 1993 between the Registrant and E.I.
             DuPont De Nemours and Company
  **10.22  --Lease dated June 30, 1994 between the Registrant and Keren Limited Partnership
 **+10.23  --Joint Development and Master License Agreement dated as of April 15, 1997 between
             Bristol-Myers Squibb Company and the Registrant
 **+10.24  --Sublicense Agreement with respect to the Sloan-Kettering License Agreement dated as of April 15, 1997 between Bristol-Myers Squibb Company and the Registrant
 **+10.25  --Sublicense Agreement with respect to The Regents' License Agreement dated April
             15, 1997 between Bristol-Myers Squibb Company and the Registrant
 **+10.26  --Sublicense Agreement with respect to Aquila Biopharmaceuticals, Inc. License and
             Supply Agreement dated April 15, 1997 between Bristol-Myers Squibb Company and the Registrant
 **+10.27  --Letter agreement dated as of April 15, 1997 among Bristol-Myers Squibb Company,
             Registrant and the Sloan-Kettering Institute for Cancer Research
  **10.28  --Letter agreement dated as of April 15, 1997 among Bristol-Myers Squibb Company,
             Registrant and The Regents of the University of California
 **+10.29  --Letter agreement dated as of April 15, 1997 among Bristol-Myers Squibb Company,
             Registrant and Aquila Biopharmaceuticals, Inc.
  **10.30  --Form of Warrant to purchase Series C Preferred Stock
  **10.31  --Form of Warrant issued to Tudor BVI Futures, Ltd. and Tudor Global Trading LLC
     11.1  --Statement of computation of loss per share for the years ended December 31, 1994,
             1995 and 1996
     11.2  --Statement of computation of loss per share for the nine months ended September
             30, 1996 and 1997
     11.3  --Pro forma statement of computation of loss per share
     23.1  --Consent of Coopers & Lybrand L.L.P.
   **23.2  --Consent of Dewey Ballantine LLP (contained in Exhibit 5.1)
   **24.1  --Power of Attorney (included on page II-5)
     27.1  --Financial Data Schedule


------------------------

**  Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.

    (b) Financial Statement Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tarrytown, State of New York, on November 19, 1997.


                                PROGENICS PHARMACEUTICALS, INC.

                                BY:        /s/ PAUL J. MADDON, M.D., PH.D
                                     -----------------------------------------
                                            Paul J. Maddon, M.D., Ph.D.
                                               Chairman of the Board,
                                       Chief Executive Officer and President

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons on November 19, 1997 in the capacities indicated:



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board,
              *                   Chief Executive Officer
------------------------------    and President (principal    November 19, 1997
 Paul J. Maddon, M.D., Ph.D.      executive officer)

                                Vice President, Finance and
              *                   Operations, Treasurer
------------------------------    (principal accounting and   November 19, 1997
      Robert A. McKinney          financial officer)

              *                 Director
------------------------------                                November 19, 1997
       Charles A. Baker

              *                 Director
------------------------------                                November 19, 1997
        Mark F. Dalton

              *                 Director
------------------------------                                November 19, 1997
    Stephen P. Goff, Ph.D.

              *                 Director
------------------------------                                November 19, 1997
    Elizabeth M. Greetham

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Director
------------------------------                                November 19, 1997
       Paul F. Jacobson

              *                 Director
------------------------------
  David A. Scheinberg, M.D.,                                  November 19, 1997
            Ph.D.



*By:                    /s/ ROBERT A. MCKINNEY
            -------------------------------------------
                         Robert A. McKinney
                       (As Attorney-in-Fact)

                               INDEX TO EXHIBITS

   EXHIBITS                                              DESCRIPTION                                              PAGE
--------------  ----------------------------------------------------------------------------------------------  ---------
         **1.1  --Revised Form of Underwriting Agreement

         **3.1  --Certificate of Incorporation, as amended, of the Registrant

         **3.2  --By-Laws of the Registrant

         **4.1  --Specimen Certificate for Common Stock, $.0013 par value per share, of the Registrant

         **5.1  --Opinion of Dewey Ballantine LLP

        **10.1  --Form of Registration Rights Agreement

        **10.2  --1989 Non-Qualified Stock Option Plan

        **10.3  --1993 Stock Option Plan as amended

        **10.4  --1993 Executive Stock Option Plan

        **10.5  --Amended 1996 Stock Incentive Plan

        **10.6  --Form of Indemnification Agreement

        **10.7  --Employment Agreement dated December 15, 1993 between the Registrant and Dr. Paul J. Maddon

        **10.8  --Letter dated August 25, 1994 between the Registrant and Dr. Robert J. Israel

        **10.9  --Sublease dated July 13, 1988 between the Registrant and Union Carbide Corporation

      **+10.10  --gp120 Supply Agreement dated July 19, 1995 between the Registrant and E. I. DuPont De
                 Nemours and Company, as amended, October 27, 1995

      **+10.11  --sCD4 Supply Agreement dated June 27, 1995 between the Registrant and E. I. DuPont De Nemours and Company

      **+10.12  --Supply Agreement dated February 8, 1996 between the Registrant and Intracel Corporation

      **+10.13  --License Agreement dated November 17, 1994 between the Registrant and Sloan-Kettering
                 Institute for Cancer Research

      **+10.14  --Clinical Trial Agreement dated December 12, 1994 between the Registrant and Sloan-Kettering
                 Institute for Cancer Research

      **+10.15  --QS-21 License and Supply Agreement dated August 31, 1995 between the Registrant and
                 Cambridge Biotech Corporation (now known as Aquila Biopharmaceuticals, Inc.)

      **+10.16  --gp120 Sublicense Agreement dated March 17, 1995 between the Registrant and Cambridge Biotech
                 Corporation (now known as Aquila Biopharmaceuticals, Inc.)

      **+10.17  --Cooperative Research and Development Agreement dated February 25, 1993 between the
                 Registrant and the Centers for Disease Control and Prevention

      **+10.18  --License Agreement dated March 1, 1989, as amended by a Letter Agreement dated March 1, 1989 and as amended by a Letter Agreement dated October 22, 1996 between the Registrant and the
                 Trustees of Columbia University

      **+10.19  --License Agreement dated June 25, 1996 between the Registrant and The Regents of the
                 University of California

      **+10.20  --KLH Supply Agreement dated July 1, 1996 between the Registrant and PerImmune, Inc.

      **+10.21  --sCD4 Supply Agreement dated November 3, 1993 between the Registrant and E.I. DuPont De
                 Nemours and Company

       **10.22  --Lease dated June 30, 1994 between the Registrant and Keren Limited Partnership

      **+10.23  --Joint Development and Master License Agreement dated as of April 15, 1997 between
                 Bristol-Myers Squibb Company and the Registrant

      **+10.24  --Sublicense Agreement with respect to the Sloan-Kettering License Agreement dated as of April
                 15, 1997 between Bristol-Myers Squibb Company and the Registrant

      **+10.25  --Sublicense Agreement with respect to The Regents' License Agreement dated April 15, 1997 between Bristol-Myers Squibb Company and the Registrant

      **+10.26  --Sublicense Agreement with respect to Aquila Biopharmaceuticals, Inc. License and Supply
                 Agreement dated April 15, 1997 between Bristol-Myers Squibb Company and the Registrant

      **+10.27  --Letter agreement dated as of April 15, 1997 among Bristol-Myers Squibb Company, Registrant and the Sloan-Kettering Institute for Cancer Research

       **10.28  --Letter agreement dated as of April 15, 1997 among Bristol-Myers Squibb Company, Registrant and The Regents of the University of California

      **+10.29  --Letter agreement dated as of April 15, 1997 among Bristol-Myers Squibb Company, Registrant and Aquila Biopharmaceuticals, Inc.

       **10.30  --Form of Warrant to purchase Series C Preferred Stock

       **10.31  --Form of Warrant issued to Tudor BVI Futures, Ltd. and Tudor Global Trading LLC

          11.1  --Statement of computation of loss per share for the years ended December 31, 1994, 1995 and
                 1996

          11.2  --Statement of computation of loss per share for the nine months ended September 30, 1996 and
                 1997

          11.3  --Pro forma statement of computation of loss per share

          23.1  --Consent of Coopers & Lybrand L.L.P.

        **23.2  --Consent of Dewey Ballantine LLP (contained in Exhibit 5.1)

        **24.1  --Power of Attorney (included on page II-5)

          27.1  --Financial Data Schedule


------------------------

**  Previously filed.

+ Confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Commission.